UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
☒
Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
V. F. CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2024 Notice of Annual Meeting of Shareholders and Proxy Statement

LETTER TO SHAREHOLDERS FROM THE CHAIR

June 11, 2024

Dear Fellow Shareholders,

I present this year’s Proxy Statement and it is my pleasure to invite you to our 2024 Annual Meeting of Shareholders on July 23, 2024.

Fiscal 2024

I would categorize Fiscal 2024 as a year of weak business performance, but important progress. On a like to like basis, revenues declined about 10%, with the largest declines at Vans and North America. This led to a significant reduction in profitability and further weakened our stock price. This business performance is below our standards and not consistent with our rich history. On a positive note, through strong inventory management, we exceeded our cash flow guidance and reduced net debt[1] by over $500 million. We are deeply committed to making further significant reductions to our debt levels over the next two years.

Unfortunately, business transformations take time. However, it all starts with people. We made enormous progress on the people front over the past year. Following an extensive search process, the Board appointed Bracken Darrell as President and Chief Executive Officer on July 17, 2023. I am very confident this was a great choice. Bracken has deep experience in executive leadership, product innovation, and brand management with a proven track record of reinvigorating brands and businesses. He has completely reshaped the leadership team, both by attracting experienced and well-respected leaders who have the skills necessary to deliver the turnaround while also promoting internal talent to key roles. He also implemented an Americas commercial platform modeled after our successful structures in Europe and Asia. We now have the right leaders in place to meet our expectation to drive strong sustainable growth and create significant shareholder value.

Board Refreshment

The Board has also taken further steps in our Board composition and refreshment process. In just over two years, we have added five new directors. We continue to focus on ensuring we have the right balance of skills and experiences that are important for VF in order to support its turnaround and to help it thrive. With our newly appointed directors, we have added diverse and valuable experience, including in the areas of design and product innovation, operations and process transformation, and apparel and footwear.

We would like to extend our thanks to Benno Dorer, who is not standing for reelection as director at our 2024 Annual Meeting of Shareholders, for his significant contributions over his seven-year tenure. His leadership and guidance, particularly during the nearly eight months in which he served as VF’s Interim CEO, have been invaluable to the Company.

We now have the right leaders in place to meet our expectation to drive strong sustainable growth and create significant shareholder value.

[1]	Net debt is defined as short and long-term borrowings less cash and cash equivalents.

Shareholder Meeting

I have appreciated the opportunity to actively engage with shareholders to receive input and feedback and I look forward to continuing the dialogue. Your input and your vote are important. I encourage you to take a moment to vote on the items in this year’s Proxy Statement. The Board considers that all the proposals presented are in the best interests of the Company and its shareholders. Accordingly, the Board unanimously recommends that you vote in favor of each proposal.

Shareholder meeting details:

Date: July 23, 2024

Time: 10:30 a.m. Mountain Time

Live via the internet: at www.virtualshareholdermeeting.com/VFC2024

On behalf of the VF Board of Directors, thank you for your trust and support and your continued investment in VF.

Sincerely,

Richard Carucci

Chair of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2024 Annual Meeting Information

WHO MAY VOTE

Only shareholders of record as of the close of business on May 28, 2024 are entitled to notice of and to vote at the meeting.

Date July 23, 2024

Time 10:30 a.m., Mountain Time

Location www.virtualshareholdermeeting.com/VFC2024

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, through our toll-free telephone number, or by signing, dating and promptly returning your completed proxy card.

Internet Online at www.proxyvote.com

Telephone Call toll-free 1-800-690-6903

Mail If you received a paper copy of the proxy materials, mark, sign and date your proxy card and promptly return it in the provided postage-paid envelope.

ITEMS OF BUSINESS

1	Elect directors
2	Vote on approval of the compensation of named executive officers as disclosed in this proxy statement
3	Vote on the amendment and restatement of the 1996 Stock Compensation Plan
4	Vote on ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025
5	Transact such other business as may properly come before the meeting and any adjournments thereof

A copy of VF’s Annual Report for fiscal 2024 is included for your information.

To attend the meeting, shareholders must visit www.virtualshareholdermeeting.com/VFC2024 and enter their control number. Shareholders may submit questions for the meeting by visiting www.proxyvote.com and following the instructions. Questions must be submitted by no later than 5:00 p.m., Eastern Time, on Friday, July 19, 2024. Shareholders will not be able to attend the meeting in person.

By Order of the Board of Directors

Jennifer S. Sim

Executive Vice President,

General Counsel and Secretary

This proxy statement contains forward-looking statements and website links. All statements other than statements of historical or current facts, including statements regarding our future financial performance and shareholder value and expected results from execution of strategic priorities, made in this document are forward-looking. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended March 30, 2024. Website links included in this proxy statement are for convenience only. Information contained on or accessible through such website links is not incorporated in, and does not constitute a part of, this proxy statement.

Item No. 1: ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE AT VF	21
Shareholder Outreach and Engagement	21
Corporate Governance Principles	22
Related Party Transactions	23
Board of Directors	23
Board Committees and Their Primary Responsibilities	24
Board and Committee Evaluations	27
Board Leadership Structure	27
Board Oversight of Strategy	28
Insider Trading Policy	29
Shareholder Communications with our Board of Directors	30
Directors’ Compensation	30
Item No. 2: PROPOSAL TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT	32
EXECUTIVE COMPENSATION	34
Compensation Discussion and Analysis	34
Compensation Committee Report	55
Summary Compensation Table	56
2024 Grants of Plan-Based Awards	58
Outstanding Equity Awards at Fiscal Year-End 2024	61
2024 Option Exercises and Stock Vested	64
2024 Pension Benefits Table	65
2024 Nonqualified Deferred Compensation	67
Potential Payments Upon Change in Control, Retirement or Termination of Employment	67
CEO Pay Ratio	71
Pay Versus Performance	72
2024 Equity Compensation Plan Information Table	76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	77

Item No. 3: PROPOSAL TO AMEND AND RESTATE VF’S 1996 STOCK COMPENSATION PLAN	79

Item No. 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	93

Report of the Audit Committee	94

DELINQUENT SECTION 16(A) REPORTS	95

ABOUT THE MEETING	96

GENERAL INFORMATION	99

Other Matters	99

Expenses of Solicitation	99

Shareholder Proposals and Nominations for the 2025 Annual Meeting of Shareholders	99

PROXY SUMMARY

This summary highlights certain information in this proxy statement. Please review the complete proxy statement and fiscal 2024 Annual Report before you vote. We encourage you to vote as promptly as possible to ensure that your views are reflected.

2024 Annual Meeting Information

Date: July 23, 2024

Time: 10:30 a.m., Mountain Time

Location: www.virtualshareholdermeeting.com/VFC2024

Record Date: May 28, 2024

Meeting Agenda and Voting Recommendations

PROPOSAL		BOARD RECOMMENDATION	PAGE NUMBER

1	Elect directors	Vote FOR	2

2	Advisory vote to approve compensation of named executive officers	Vote FOR	32

3	Approval of an amendment and restatement of the 1996 Stock Compensation Plan	Vote FOR	79

4	Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025	Vote FOR	93

Director Nominees

Richard T. Carucci	Alexander K. Cho	Juliana L. Chugg	Bracken Darrell	Trevor A. Edwards	Mindy F. Grossman
Chair			President & CEO

Mark S. Hoplamazian	Laura W. Lang	W. Rodney McMullen	Clarence Otis, Jr.	Carol L. Roberts	Matthew J. Shattock	Kirk C. Tanner

VF at a Glance in Fiscal 2024

$10.5B	~30K	~100	1,185
Revenue	Associates around the world	Countries where products are sold	Owned retail stores

VF Corporation 2024 Proxy Statement	/	i

PROXY SUMMARY

Corporate Governance Highlights

We strive to maintain robust corporate governance practices designed to protect and grow long-term value for our shareholders. Our corporate governance practices include:

•	12 of the 13 director nominees are independent.

•	Independent Board members meet in executive session at each regularly scheduled Board meeting.

•	Two of the five standing Committees of the Board are chaired by female directors. Seven of 14 current directors are gender or ethnically/racially diverse.

•	The average tenure of the director nominees is 7.6 years (including 5 new directors in just over two years), and the average age of the director nominees is 61.7.

•

The Governance and Corporate Responsibility Committee works closely with the full Board to develop criteria for evaluating nominees for open Board positions, so that regular refreshment takes into account the evolving needs of the Board and the Company and supports value creation. As a result, the directors bring a balance of skills, attributes, and experience to their oversight of VF.

•	All directors stand for election on an annual basis.

•

Directors are elected by a majority of votes cast in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

•	Our By-Laws contain proxy access provisions that enable qualified shareholders to nominate directors for election to our Board.

•	We have robust stock ownership requirements for directors and executive officers.

•	All directors and executive officers are prohibited from hedging/pledging shares of our common stock.

•	We actively engage with shareholders to seek their input on issues and to address their questions and feedback.

Shareholder Engagement

We recognize the value of and are committed to engaging with our shareholders and soliciting their views and input. This past year, members of our management and the Board continued our practice of shareholder engagement, reinforcing our commitment to building strong, long-term relationships with our shareholders. Over the past year, we contacted shareholders representing over 70% of our outstanding share ownership, including our top 18 shareholders, requesting engagement. Members of management and the Board met with 15 shareholders representing over 40% of outstanding share ownership in order to understand and consider the issues of importance to our shareholders and address them appropriately.

KEY TOPICS DISCUSSED WITH SHAREHOLDERS IN 2023 AND 2024
Board Oversight of Strategy	Pay and Performance Alignment
Board Composition and Refreshment	Executive Compensation Disclosure
Enhanced Disclosure of Director Skills	Environmental and Social Responsibility Disclosures

Over 70% of outstanding shares contacted in fiscal 2024	Over 40% of outstanding shares met with us

ii	/	VF Corporation 2024 Proxy Statement

PROXY SUMMARY

Executive Compensation

The Talent and Compensation Committee of the Board is guided by executive compensation principles that align with shareholders’ interests such as pay for performance. Our executive compensation program uses a mix of base salary, annual cash incentives, stock compensation awards and broad-based benefits to attract and retain highly qualified executives and maintain a strong alignment between executive pay and company performance in order to incentivize long-term value creation. Information regarding our named executive officers’ fiscal 2024 compensation is described in the “Executive Compensation” section. Shareholders expressed strong support for our executive compensation program at our 2023 Annual Meeting of Shareholders, with over 88% of the votes cast in favor of our Say-on-Pay proposal.

Environmental and Social Responsibility

VF has a long-standing commitment to operating responsibly. Our approximately 30,000 employees embrace the opportunity to overcome the challenges of today as they pursue the promise of tomorrow.

Below are highlights from VF’s fiscal 2023 Environmental & Social Responsibility report – refer to such report for more information. Additional information regarding VF’s strategy and actions can be found within our “Responsibility” page on www.vfc.com.

3K+ EMPLOYEES

completed VF's foundational Inclusion and Diversity 101 learning course since launch

~9K kg

of single-use plastic diverted from landfills by seven VF brands participating in the Naked Delivery Packaging pilot program

5 FOOTWEAR DESIGN WORKSHOPS

launched in New York City by CNSTNT:DVLPMNT and the *Timberland*® brand to nurture the next generation of creatives

47K MWh OF RENEWABLE ENERGY

expected to be generated from VF's investments in utility-scale solar projects in South Carolina

80%

of VF's FY26 target to source 50% of its polyester from recycled materials has been achieved as of FY22

1K+ SUPPLIER FACTORIES

covered in a new supply chain water risk assessment

46K+ HOURS

volunteered by VF and brand employees in FY23

1.5K SUPPLIER FACTORY MANAGEMENT STAFF

completed VF's Child Rights Awareness and Child Labor Prevention training program

10M+ PEOPLE

reached through The VF Foundation since 2002

1M+ SOCKS COLLECTED

by the *Smartwool*® brand's Second Cut™ program

$10.2M+ CONTRIBUTED

in monetary and product donations by VF in FY23

72%

of VF's global wool supply chain traced in FY23, from farm to finished product

VF Corporation 2024 Proxy Statement	/	iii

VF CORPORATION

PROXY STATEMENT

For the 2024 Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation (the “Board” or the “VF Board”) to be voted at VF’s Annual Meeting of Shareholders on July 23, 2024 and any adjournments of the meeting. All share and per share data included in this proxy statement reflect adjustments made in connection with the separation of VF’s Jeanswear and VF OutletTM business on May 22, 2019 (the “Spin-off”). The information contained on vfc.com or any other website referred to is provided for reference only and is not incorporated by reference into this proxy statement.

On or around June 11, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of May 28, 2024, the record date for the meeting. The Notice directs shareholders to a website where they can access our proxy materials, including this proxy statement and our Annual Report for fiscal 2024. Shareholders may also view instructions regarding how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD

ON JULY 23, 2024

This proxy statement and our Annual Report for fiscal 2024 are available at

www.virtualshareholdermeeting.com/VFC2024.

VF Corporation 2024 Proxy Statement	/	1

ITEM NO. 1

Election of Directors

VF’s Board of Directors has nominated the persons named below whose terms expire at the meeting to serve as directors. All nominees currently serve as directors on our Board and, if reelected, will serve a term of office until our 2025 Annual Meeting of Shareholders or until a successor is duly elected and qualified. Benno Dorer will not stand for reelection at the meeting. VF acknowledges the outstanding service rendered by Mr. Dorer during his seven years of service on the Board. Caroline T. Brown served as an independent director from February 2024 until her resignation from the Board effective May 29, 2024. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees, subject to any explicit instructions of the shareholder set forth on the proxy/voting instruction card. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. It is VF’s policy that a substantial majority of the members of its Board should be independent. Currently, 12 of the 13 nominees have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles and the Listing Standards of the New York Stock Exchange (“NYSE”), the securities exchange on which VF’s Common Stock is traded. The ages set forth below are as of the date of the Annual Meeting of Shareholders, July 23, 2024.

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	AUDIT COMMITTEE	TALENT AND COMPENSATION COMMITTEE	GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE	FINANCE COMMITTEE

Richard T. Carucci	67	2009	Retired; Former President, Yum! Brands, Inc.	Member			Member

Alexander K. Cho	51	2022	President, Personal Systems, HP Inc.	Member		Member

Juliana L. Chugg	56	2009	Retired; Former EVP, Chief Brands Officer, Mattel, Inc.		Chair	Member

Bracken Darrell	61	2023	President and Chief Executive Officer, VF Corporation				Member (ex officio)

Trevor A. Edwards	61	2023	Strategic Advisor, Direct-to-Consumer Brands and Investment Firms		Member	Member

Mindy F. Grossman	66	2024	Partner, The Consello Group		Member	Member

Mark S. Hoplamazian	60	2015	President and Chief Executive Officer, Hyatt Hotels Corporation		Member		Member

Laura W. Lang	68	2011	Managing Director, Narragansett Ventures, LLC		Member		Member

W. Rodney McMullen	63	2016	Chairman and Chief Executive Officer, The Kroger Co.	Chair		Member

Clarence Otis, Jr.	68	2004	Retired; Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.	Member			Member

Carol L. Roberts	64	2017	Retired; Former Senior Vice President and Chief Financial Officer, International Paper Company	Member			Chair

Matthew J. Shattock	61	2013	Retired; Former Chief Executive Officer, Beam Suntory, Inc.		Member	Member*

Kirk C. Tanner	56	2024	President and Chief Executive Officer, The Wendy’s Company	Member		Member

Number of Meetings Held in Fiscal 2024			Board – 11	9	6	9	5

*	Chair as of July 1, 2024

2	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

NOMINEES

Our Board selected the nominees based on their experience, qualifications, attributes and skills and the belief that each can make substantial, unique and complementary contributions to VF. Together, our nominees bring to our Board a vast array of public company and multi-brand consumer product and/or direct-to-consumer company experience, and domestic and international business experience. In addition, our nominees represent diverse viewpoints and bring a blend of historical and new perspectives about VF as a result of their varied lengths of tenure as our directors. Our Board believes, in totality, this mix of attributes among the nominees enhances our Board’s independent leadership and effectiveness and is well-suited for VF’s business and organizational complexities and long-term strategy.

COMMITTEES Audit, Executive (Chair), Finance FAVORITE OUTDOOR ACTIVITY	RICHARD T. CARUCCI	AGE: 67	DIRECTOR SINCE: 2009

Experience

•  June 2023 – Present: Chair of the VF Board

•  December 2022 – June 2023: Interim Chair of the VF Board

•  2012 – 2014 (retired): President, Yum! Brands, Inc.

•  2005 – 2012: CFO, Yum! Brands, Inc.

•  1997 – 2005: Various roles of increasing responsibility in finance, international and general management, Yum! Brands, Inc. (previously named Tricon Global Restaurants)

Former Public Company Directorships

•  2019 – 2021: Kontoor Brands, Inc.

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Carucci developed deep industry experience during nearly two decades of service as a retail executive, holding various leadership roles at Yum! Brands, a large global multi-brand publicly traded company serving consumers through the operation of quick service restaurants.

•  Mr. Carucci provides invaluable insight into international business development and operations and global brand management from his experience leading 33,000 KFC, Pizza Hut, and Taco Bell restaurants in over 120 countries as President of Yum! Brands.

•  From his tenure as President and as CFO of Yum! Brands, and his experience on the Audit Committee of the VF Board, Mr. Carucci provides expertise in the broad range of financial matters that are vital to VF’s priorities, including strategic planning and portfolio management, capital allocation, large-scale cost management and organizational restructuring, internal controls, and investor relations.

•  Mr. Carucci brings strong experience in corporate governance and risk management from his executive leadership roles at Yum! Brands and his leadership as Chair of the VF Board and as former Chair of the Governance and Corporate Responsibility Committee of the VF Board.

VF Corporation 2024 Proxy Statement	/	3

ELECTION OF DIRECTORS

COMMITTEES Audit, Governance and Corporate Responsibility FAVORITE OUTDOOR ACTIVITY	ALEXANDER K. CHO	AGE: 51	DIRECTOR SINCE: 2022

Experience

•  2018 – Present: President, Personal Systems, HP Inc.

•  2014 – 2018: Vice President and General Manager, Commercial Personal Systems, HP Inc.

•  2010 – 2014: Vice President and General Manager, LaserJet Supplies Business, HP Inc.

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Cho has expertise in the rapidly changing technological landscape that affects consumers and businesses and the strategic use of data to drive business priorities, developed as the President of Personal Systems, HP Inc.’s global computing business.

•  Mr. Cho brings strong experience in integrating sustainability practices into corporate strategy, including incorporating sustainable innovation into product development and manufacturing such as increased use of recycled materials in personal computers, displays and paper packaging and use of new types of materials such as fishing nets and used cooking oil.

•  Mr. Cho brings invaluable insights into technology investment strategies and digital governance and cybersecurity issues facing consumer products companies and consumers and has built capabilities to support security of HP Inc.’s product offerings.

4	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

COMMITTEES Executive, Governance and Corporate Responsibility, Talent and Compensation (Chair) FAVORITE OUTDOOR ACTIVITY	JULIANA L. CHUGG	AGE: 56	DIRECTOR SINCE: 2009

Experience

•  2015 – 2018 (retired): EVP, Chief Brands Officer, Mattel, Inc.

•  2015: Partner, Noble Endeavors LLC

•  1996 – 2014: Various leadership roles (including Senior Vice President, General Mills, Inc. and President of its Frozen Frontier Division), General Mills, Inc. and Pillsbury

Other Public Company Directorships

•  2022 – Present: Darden Restaurants, Inc.

•  2022 – Present: MasterBrand, Inc.

Former Public Company Directorships

•  2019 – 2021: Kontoor Brands, Inc.

•  2018 – 2020: Caesars Entertainment Corporation

•  2007 – 2013: H.B. Fuller Company

Notable Skills and Qualifications and Key Board Contributions:

•  Ms. Chugg has valuable experience in building global brands and developing consumer products, gained through leading iconic brand franchises and managing a $6 billion revenue business from her tenure as Chief Brands Officer of Mattel, Inc., a publicly traded company and world-wide leader in the design, manufacture and marketing of toys and family products.

•  Ms. Chugg has expertise in marketing, market research and consumer behavior analysis and provides unique perspectives on consumer markets and trends, brand elevation marketing investments, ways to develop deep connections with consumers, and management of creative talent and brand evolution that started with her tenure at General Mills, Inc. and continued at Mattel, Inc.

•  Ms. Chugg brings significant experience in human capital management and executive compensation matters due to her role as Chair of the Talent and Compensation Committee, where she prioritizes upholding VF’s compensation principles designed to align our executives’ interests with those of shareholders, succession planning and talent and culture development.

(Also see footnote 4 to the “Common Stock Beneficial Ownership of Certain Beneficial Owners” table below.)

VF Corporation 2024 Proxy Statement	/	5

ELECTION OF DIRECTORS

COMMITTEES Finance (ex officio) FAVORITE OUTDOOR ACTIVITY	BRACKEN DARRELL	AGE: 61	DIRECTOR SINCE: 2023

Experience

•  July 2023 – Present: President and CEO, VF Corporation

•  2012 – 2023: President and CEO, Logitech International, S.A. (joined as President in 2012 and promoted to CEO in 2013)

•  2008 – 2012: President, EMEA, Whirlpool

•  2002 – 2008: Various international leadership roles of increasing responsibility (including President of Braun globally), Procter & Gamble

•  1997 – 2002: General Manager, Consumer Home Service, General Electric

•  1991 – 1997: Brand Manager, Procter & Gamble

Other Public Company Directorships

•  2024 – Present: Sonos, Inc.

Former Public Company Directorships

•  2013 – 2023: Logitech International, S.A.

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Darrell brings extensive experience in business leadership, strategic transformation and brand management developed over a course of more than 30 years as an executive at global publicly traded consumer products companies, during which time he drove the reinvention and growth of iconic consumer products brands including Old Spice and Braun.

•  Mr. Darrell is credited with a turnaround of Logitech, a global publicly traded leader in consumer and business technology products, by expanding into new categories and improving market share through the introduction of new and innovative products and the elevation of design as a pillar of the company’s strategy, experience which will prove vital to VF.

•  Mr. Darrell has strong experience in governance and sustainability and integration of those practices into corporate strategy, such as the integration of sustainable innovation into product development and manufacturing.

•  Mr. Darrell has significant knowledge of strategic planning, finance, accounting, risk management, corporate governance and social initiatives gained through his role as a public company CEO and his service on public company boards.

6	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

COMMITTEES Governance and Corporate Responsibility, Talent and Compensation FAVORITE OUTDOOR ACTIVITY	TREVOR A. EDWARDS	AGE: 61	DIRECTOR SINCE: 2023

Experience

•  2013 – 2018: President, NIKE Brand, NIKE, Inc.

•  2006 – 2013: Executive Vice President, Global Brand & Category Management, NIKE, Inc.

•  2002 – 2006: Corporate Vice President, Global Brand Management, NIKE, Inc.

•  2000 – 2002: Vice President, U.S. Brand Marketing, NIKE, Inc.

•  1999 – 2000: Vice President, EMEA Marketing, NIKE, Inc.

•  1997 – 1999: Director, Europe Marketing, NIKE, Inc.

•  1992 – 1997: Director, Americas Marketing, NIKE, Inc.

•  1986 – 1992: Various leadership roles in marketing and global business development, Colgate-Palmolive Company

Other Public Company Directorships

•  2022 – Present: Funko, Inc.

Former Public Company Directorships

•  2021 – 2022: Iron Spark I, Inc.

•  2012 – 2018: Mattel, Inc.

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Edwards brings with him 25 years of experience at NIKE, Inc., a publicly traded multinational footwear, apparel and equipment company, leading all facets of its $34 billion NIKE brand business, including strategy and brand evolution with a focus on elevating and advancing the brand and business through creativity and innovation.

•  Mr. Edwards has deep expertise in, and provides impactful perspectives about, product, design, innovation, marketing, merchandising, brand management, and global distribution of apparel and footwear products from his tenure at NIKE, where he led the brand to significant growth putting the consumer and the athlete at the center of all the company did and by spearheading a number of break-through product and consumer innovations.

•  Mr. Edwards’s leadership of the NIKE brand’s wholesale, retail and e-commerce operations globally, and his focus on transforming the digital landscape and connection with consumers digitally enables him to contribute valuable insights on the intersection of marketing and direct-to-consumer technology and implementation of digital and technology strategies.

VF Corporation 2024 Proxy Statement	/	7

ELECTION OF DIRECTORS

COMMITTEES Governance and Corporate Responsibility, Talent and Compensation FAVORITE OUTDOOR ACTIVITY	MINDY F. GROSSMAN	AGE: 66	DIRECTOR SINCE: 2024

Experience

•  2022 – Present: Partner, The Consello Group

•  2017 – 2022: President and CEO, WW International, Inc. (formerly known as Weight Watchers)

•  2008 – 2017: CEO, HSNi

•  2006 – 2008: CEO, IAC Retail (direct to consumer retail portfolio including Home Shopping Network and Cornerstone Brands, which became a stand-alone public company, HSNi, in August 2008)

•  2000 – 2006: Global Vice President of Apparel, NIKE Inc.

•  1995 – 2000: President and CEO, Polo Jeans Company

•  1988 – 1995: Various leadership roles in the apparel industry (including Vice President, New Business Development, Polo Ralph Lauren Corporation, President, Chaps Ralph Lauren, Senior Vice President, Menswear, Warnaco, Inc., and senior positions, Tommy Hilfiger and Oxford Industries)

Former Public Company Directorships

•  2017 – 2022: WW International, Inc.

•  2012 – 2019: Bloomin Brands, Inc.

•  2008 – 2017: HSNi

Notable Skills and Qualifications and Key Board Contributions:

•  Ms. Grossman oversaw a $4 billion direct to consumer retail portfolio during her service as CEO and a member of the board of directors at HSNi. She positioned HSNi as a leader in boundaryless retail, integrating entertainment, content, commerce and community and offering customers a seamless shopping experience across multiple channels. She was also instrumental in the successful turnaround and subsequent 2008 spinoff of IAC Retail, which became a stand-alone public company known as HSNi. IAC Retail was comprised of HSN, the TV and digital shopping network and Cornerstone Brands, a portfolio of catalogues, websites and retail locations including Frontgate and Garnet Hill. Ms. Grossman also served as the first female Chair of the National Retail Federation.

•  Ms. Grossman brings to VF valuable insight and experience about the apparel industry, having served in numerous leadership roles at leading apparel companies, including as a Global Vice President of Apparel at NIKE Inc., where she oversaw its $4 billion global apparel business. Earlier in her career, Mindy served as President and CEO of Polo Jeans Company and in other senior leadership roles at Polo Ralph Lauren Corporation, Warnaco, Inc., Tommy Hilfiger, and Oxford Industries.

•  Ms. Grossman has extensive experience in building and transforming consumer brands. She has been widely recognized for her executive leadership and business accomplishments, including being named to Forbes Magazine’s “The 100 Most Powerful Women,” in 2016, 2013, 2012 and 2009, and The Financial Times’s “Top 50 Women in World Business” in 2011 and 2010.

8	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

COMMITTEES Finance, Talent and Compensation FAVORITE OUTDOOR ACTIVITY	MARK S. HOPLAMAZIAN	AGE: 60	DIRECTOR SINCE: 2015

Experience

•  2006 – Present: President and CEO, Hyatt Hotels Corporation

•  1989 – 2006: President, The Pritzker Organization

Other Public Company Directorships

•  2006 – Present: Hyatt Hotels Corporation

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Hoplamazian has substantial experience in international business development and operations and global brand management from his experience as President and CEO of Hyatt Hotels Corporation, a multi-brand publicly traded hospitality company serving consumers through more than 1,300 properties in more than 77 countries and has led Hyatt to achieve significant growth through multiple initiatives, including strategic M&A.

•  Overseeing and managing diverse and inclusive executive teams and a sizeable global workforce of more than 200,000 global employees, Mr. Hoplamazian brings valuable perspectives on human capital management efforts that attract and retain diverse, talented and engaged individuals committed to serving consumers.

•  Mr. Hoplamazian has extensive experience in finance, including capital allocation, investment and capital markets as well as cost discipline and cost management from overseeing the finance function as CEO of Hyatt and as President of The Pritzker Organization, the principal financial and investment advisor for Pritzker family business interests.

VF Corporation 2024 Proxy Statement	/	9

ELECTION OF DIRECTORS

COMMITTEES Finance, Talent and Compensation FAVORITE OUTDOOR ACTIVITY	LAURA W. LANG	AGE: 68	DIRECTOR SINCE: 2011

Experience

•  2018 – Present: Senior Advisor, L Catterton

•  2014 – Present: Managing Director, Narragansett Ventures, LLC

•  2012 – 2013: CEO, Time Inc., a division of Time Warner

•  2008 – 2012: CEO, Digitas, Inc. and head of the company’s pure-play digital agencies, including Razorfish, Big Fuel, Denuo and Phonevalley

Other Public Company Directorships

•  2022 – Present: Oscar Health, Inc.

•  2020 – Present: Vroom, Inc.

Former Public Company Directorships

•  2014 – 2016: Care.com, Inc.

•  2010 – 2012: NutriSystem, Inc.

•  2005 – 2011: Benchmark Electronics, Inc.

Notable Skills and Qualifications and Key Board Contributions:

•  Ms. Lang brings valuable perspective on brand management and marketing, data analysis strategies, and connection with consumers developed over more than 20 years of experience in the marketing and media industry, including as CEO of Time, Inc., a publicly traded media company, and of Digitas, a marketing and technology agency, and leading its Publicis Groupe’s pure-play digital agencies.

•  Ms. Lang provides insights on emerging technology trends, the intersection of marketing and direct-to-consumer technology, and implementation of digital and technology strategies, as well as on talent attraction and retention for digital roles, developed as the Founder and Managing Director of Narragansett Ventures, an investment advisory firm focused on digital business transformation and growth investing, and from her experience leading digital marketing agencies.

•  Ms. Lang brings to the VF Board knowledge and experience in finance, including capital allocation, capital markets, business development and portfolio management and evaluating businesses from an investor perspective, gained through her CEO leadership roles and her roles at Narragansett Ventures and L Catterton, a private equity firm focused on building consumer brands.

10	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

COMMITTEES Audit (Chair), Executive, Governance and Corporate Responsibility FAVORITE OUTDOOR ACTIVITY	W. RODNEY MCMULLEN	AGE: 63	DIRECTOR SINCE: 2016

Experience

•  2014 – Present: CEO, The Kroger Co.

•  2009 – 2013: President and COO, The Kroger Co.

•  1994 – 2009: Various leadership roles (including Vice Chairman, Executive Vice President, Senior Vice President, Group Vice President, and CFO), The Kroger Co.

Other Public Company Directorships

•  2003 – Present: The Kroger Co. (elected to the Board in 2003 and named Chair of the Board in 2015)

Former Public Company Directorships

•  2001 – 2020: Cincinnati Financial Corporation

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. McMullen’s deep experience overseeing and/or leading the finance function of Kroger, a publicly traded company and one of the world’s largest food retailers, as CEO, CFO and as Principal Accounting Officer, enables him to lead the Audit Committee and assist leadership and the Board with extensive finance, risk management and M&A expertise, including capital allocation, cost rationalization and management, and strategic planning.

•  At Kroger, Mr. McMullen has transformed the business through the successful acquisition and integration of companies and the development of new business models, a key skill set to contribute to the Board’s oversight of VF’s long-term strategy including its portfolio management strategies and its growth strategies.

•  Mr. McMullen has demonstrated leadership in sustainability, corporate responsibility, and ethical governance efforts that make a positive impact on communities and provide strategic value to Kroger, such as Kroger’s Zero Hunger | Zero Waste plan which achieved its goal to direct 3 billion meals to its communities while addressing hunger and waste concerns.

VF Corporation 2024 Proxy Statement	/	11

ELECTION OF DIRECTORS

COMMITTEES Audit, Executive, Finance FAVORITE OUTDOOR ACTIVITY	CLARENCE OTIS, JR.	AGE: 68	DIRECTOR SINCE: 2004

Experience

•  2004 – 2014 (retired): CEO, Darden Restaurants, Inc.

•  2002 – 2004: Executive Vice President, Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division

•  2002: Executive Vice President and CFO of Darden Restaurants, Inc.

•  1999 – 2002: Senior Vice President and CFO Darden Restaurants, Inc.

Other Public Company Directorships

•  2017 – Present: The Travelers Companies, Inc.

•  2006 – Present: Verizon Communications, Inc. (Lead Independent Director since 2019)

Former Public Company Directorships

•  2004 – 2014: Darden Restaurants, Inc. (Chair of the Board)

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Otis has nearly 30 years of leadership experience in the retail industry, including 10 years as CEO of Darden Restaurants, Inc., a publicly traded multi-brand full-service restaurant company with well-known consumer brands including Olive Garden, LongHorn Steakhouse and Capital Grille and he offers impactful guidance to the Board and leadership team on long-term strategic planning and execution useful for growing brands with complex retail operations.

•  Mr. Otis has significant risk management oversight experience specific to retail and consumer technology companies, including cybersecurity, through his leadership roles at Darden Restaurants and his Board experience at Verizon Communications, Inc.

•  Named one of the most influential directors in the board room by the National Association of Corporate Directors in 2019, Mr. Otis brings deep understanding of strategic planning, corporate governance, social initiatives and succession planning gained through public company Board leadership, including his Board leadership roles on the VF Board as a previous Chair of VF’s Audit Committee and previous Chair of VF’s Governance and Corporate Responsibility Committee.

(Also see footnote 4 to the “Common Stock Beneficial Ownership of Certain Beneficial Owners” table below.)

12	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

COMMITTEES Audit, Executive, Finance (Chair) FAVORITE OUTDOOR ACTIVITY	CAROL L. ROBERTS	AGE: 64	DIRECTOR SINCE: 2017

Experience

•  2011 – 2017 (retired): Senior Vice President and CFO, International Paper Company

•  2005 – 2010 Senior Vice President, Industrial Packaging, International Paper Company

•  1981 – 2004: Various leadership roles (including Senior Vice President, Packaging and Vice President, Industrial Packing and Vice President, People Development), International Paper Company

Other Public Company Directorships

•  2016 – Present: Alcoa Corporation

Former Public Company Directorships

•  2014 – 2016: Arconic, Inc., formerly known as Alcoa, Inc.

Notable Skills and Qualifications and Key Board Contributions:

•  Ms. Roberts brings to the Board significant finance and M&A expertise from her tenure as CFO of International Paper, a publicly traded company and global leader in packaging and paper with manufacturing operations in countries around the world, which enables her to lead the Finance Committee and assist leadership and the Board with finance, accounting and risk management expertise, including expertise with financial controls, capital allocation, investment oversight, cost management, and strategic planning.

•  With engineering expertise and a 40 year tenure with International Paper in various manufacturing, operations and executive leadership roles, including as Senior Vice President, Industrial Packaging, Ms. Roberts has led large, complex organizations and obtained deep experience in agile operations and logistics excellence.

•  Ms. Roberts has strong knowledge of human capital management gained through first-hand experience of leading teams and as International Paper’s Vice President of People Development during which she developed programs focused on talent development and employee engagement.

VF Corporation 2024 Proxy Statement	/	13

ELECTION OF DIRECTORS

COMMITTEES Executive (as of July 1, 2024), Governance and Corporate Responsibility (Chair as of July 1, 2024), Talent and Compensation FAVORITE OUTDOOR ACTIVITY	MATTHEW J. SHATTOCK	AGE: 61	DIRECTOR SINCE: 2013

Experience

•  2009 – 2019 (retired): CEO, Beam Suntory, Inc., first as an operating unit of Fortune Brands and then as a standalone public company until it was acquired by Suntory Holdings Limited in 2014

•  2003 – 2009: Various leadership roles, Cadbury, PLC

•  1987 – 2003: Various leadership roles, Unilever, PLC

Other Public Company Directorships

•  2020 – Present: Domino’s Pizza Group, PLC (Non-Executive Chair)

•  2018 – Present: The Clorox Company (Lead Independent Director since January 2024 and Independent Chair from 2021 to 2023)

Former Public Company Directorships

•  2011 – 2014: Beam, Inc.

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Shattock provides valuable guidance on elevating and sustaining iconic global brands developed over 30 years of leadership experience in the consumer products industry, including as CEO of Beam Suntory, one of the world’s largest premium spirits companies with well-known brands, such as Jim Beam, Maker’s Mark, and Knob Creek bourbons.

•  Mr. Shattock has substantial experience with portfolio management, including overseeing the successful acquisition and integration of companies such as the integration of the Beam and Suntory spirits businesses that led to a period of significant growth for the Jim Beam brand, a key skill set that contributes to the Board’s oversight of VF’s long-term strategy including its portfolio management and growth strategies.

•  Mr. Shattock brings deep experience in human capital management and executive compensation matters from his role as former Chair of the Talent and Compensation Committee for VF and in corporate governance, strategy oversight and risk management from his tenure as Chair of three publicly held consumer products and/or retail companies, Beam Suntory, Clorox, and Domino’s Pizza.

14	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

COMMITTEES Audit, Governance and Corporate Responsibility FAVORITE OUTDOOR ACTIVITY MOUNTAIN BIKING	KIRK C. TANNER	AGE: 56	DIRECTOR SINCE: 2024

Experience

•  2024 – Present: President and CEO, The Wendy’s Company

•  2019 – 2024: CEO, North America Beverages, PepsiCo, Inc.

•  2016 – 2018: President and COO, North America Beverages, PepsiCo, Inc.

•  2015 – 2016: COO, North America Beverages and President, Global Foodservice, PepsiCo, Inc.

•  2014 – 2015: President, Global Foodservice Division, PepsiCo, Inc.

•  1992 – 2014: Various leadership roles (including Senior Vice President, Frito-Lay North America’s West region and Vice President, Sales, PepsiCo U.K. and Ireland), PepsiCo, Inc.

Other Public Company Directorships

•  2024 – Present: The Wendy’s Company

Notable Skills and Qualifications and Key Board Contributions:

•  Mr. Tanner has over 30 years of experience leading and growing global consumer brands and is now President and CEO of The Wendy’s Company, a publicly traded developer, operator and franchisor of quick-service restaurants, with over 7,000 locations around the world. He brings a valuable consumer-centric mindset and broad experience with brand building for well-known consumer brands.

•  During his tenure at PepsiCo, Inc., a leader in beverages, snacks and foodservice, including as CEO of North America Beverages, he was instrumental in accelerating revenue growth by enhancing operational performance, incubating and launching new products, entering new markets, and forming strategic partnerships and transactions with major sports leagues and restaurant chains. His experience transforming and growing brands will be vital to VF as it seeks to accelerate growth in its brands.

•  Mr. Tanner’s more than 30 years of experience in leadership at companies with deep commitments to their products, people and communities, and leadership on sustainability topics, including energy and emissions reduction and more sustainable packaging, will help guide VF in its sustainability and social and corporate responsibility efforts.

VF Corporation 2024 Proxy Statement	/	15

ELECTION OF DIRECTORS

Board Diversity

The following graphics reflect certain background and demographic information of the director nominees for the Annual Meeting.

16	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

SUMMARY OF DIRECTOR NOMINEE SKILLS, ATTRIBUTES AND EXPERIENCE

Our director nominees bring a balance of skills, attributes and experience to their oversight of VF as shown in the table below that identifies those that are most relevant to Board service and to VF’s business, industry and strategic priorities. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. However, each of the skills identified generally reflect significant experience in the director’s capacity as a full-time executive. The attributes or experiences described below are those reviewed by the Governance and Corporate Responsibility Committee and the Board in making nomination decisions, as part of the Board succession planning process, and to identify opportunities for Board education.

SKILLS AND EXPERIENCE

Talent and Culture			●	●	●	●	●	●	●	●	●	●	●

Design and Product Innovation		●	●	●	●	●						●	●

Operations and Process Transformation	●	●	●	●			●		●	●	●	●	●

Finance	●	●	●	●	●	●	●	●	●	●	●	●	●

Portfolio Management/M&A	●	●		●		●	●	●	●	●	●	●	●

Apparel/Footwear/ Consumer Products	●	●	●	●	●	●			●			●	●

Retail/Direct to Consumer	●	●	●		●	●	●		●	●			●

Brand Growth and Management	●	●	●	●	●	●	●	●		●		●	●

Digital, Data Insights and Analytics		●	●	●	●	●	●	●	●			●	●

Environmental/Sustainability/ Climate Change		●	●	●	●	●	●		●		●	●	●

Global Perspective	●	●	●	●	●	●	●	●			●	●	●

IT/Cybersecurity/Privacy	●	●	●	●	●		●	●	●	●	●	●

Public Company Executive	●	●	●		●						●

Denotes public company CEO experience

VF Corporation 2024 Proxy Statement	/	17

ELECTION OF DIRECTORS

TALENT AND CULTURE:

Experience in designing and implementing strategies and processes to help attract, engage, develop and retain exceptional and diverse talent, including experience with employee health and safety, labor relations, work environment and culture, talent development and compensation and benefits.

DESIGN AND PRODUCT INNOVATION: Experience in the development of strategies and processes to design, develop and deliver innovative products.

OPERATIONS AND PROCESS TRANSFORMATION:

Experience in and commitment to operational excellence, including management and integration of manufacturing, transportation and information across the supply chain, and agile process transformation and integration to reduce costs, maximize speed and productivity and ensure efficiency and effectiveness.

FINANCE:

Advanced understanding of finance, accounting and investor relations, including capital allocation, cost management, debt/capital market transactions and restructurings and ability to provide strong oversight of our capital structure, liquidity, leverage, financial reporting and internal controls. Includes experience as principal financial or accounting officer, public accountant or auditor or experience actively supervising a person in such a position.

PORTFOLIO MANAGEMENT/M&A:

Experience in portfolio management and strategic acquisitions and divestitures and integration of acquisitions, and strategies to support sustained growth and long-term value creation.

APPAREL/FOOTWEAR/CONSUMER PRODUCTS: Experience with consumer products, such as apparel, footwear and equipment, including manufacturing, sourcing, design, merchandising, and go to market.

RETAIL/DIRECT TO CONSUMER: Retail or DTC experience, including e-commerce, and proven knowledge of consumers, including ways to deeply connect with consumers and risks associated with DTC business.

BRAND GROWTH AND MANAGEMENT: Experience in building, maintaining and/or reinvigorating brand equity or brand value.

DIGITAL, DATA INSIGHTS AND ANALYTICS: Experience in digital business, processes and transformation and data collection and analysis to help us better understand our consumers and key business trends.

ENVIRONMENTAL/SUSTAINABILITY/CLIMATE CHANGE:

Experience in environmental and social matters, including environmental sustainability, human rights, health and safety, and product safety to support our commitment to corporate citizenship and social responsibility.

GLOBAL PERSPECTIVE:

A significant portion of our production and sales activity occurs outside of the United States. Understanding diverse business environments, economic conditions, geopolitical and other global risks, and cultural perspectives helps to inform our global growth strategy and enhance oversight of our multinational operations.

IT/CYBERSECURITY/PRIVACY:

Experience in technology or cybersecurity or privacy, including overseeing risks related to emerging cybersecurity developments, threats and strategies to support our focus on digitalization and use of data.

PUBLIC COMPANY EXECUTIVE: Experience serving in executive leadership positions enhances understanding of public company considerations and capital structure relevant to our business.

Women

Total Diversity

Independent

23%
Born Outside the U.S.

62 yrs
Average Age

18	/	VF Corporation 2024 Proxy Statement

ELECTION OF DIRECTORS

DEMOGRAPHICS

Gender	M	M	F	M	M	F	M	F	M	M	F	M	M

Race/Ethnicity

African American or Black

Asian

White

BOARD REFRESHMENT

Continuing to ensure that we maintain a strong and effective Board has been a key focus area for VF. Since 2022, four new independent directors – Ms. Grossman and Messrs. Cho, Edwards, and Tanner – have joined the Board as part of our Board refreshment process. Three of these directors are diverse and all bring valuable skills and experience to the Board as described above. Ms. Grossman and Mr. Edwards are proven apparel and footwear industry veterans – Ms. Grossman brings nearly two decades of experience as an apparel executive, and 16 years as a chief executive leading direct-to-consumer and retail companies and Mr. Edwards brings more than 25 years of marketing, global brand and general management experience in apparel and footwear. Mr. Cho, a 23-year veteran of a global technology products leader, brings deep experience in data insights and analytics as well as in developing, designing and marketing innovative consumer and business technology products, applications and solutions. Mr. Tanner adds more than 30 years of experience leading and growing global consumer brands, and brings a consumer-centric mindset, to the VF Board. The Governance and Corporate Responsibility Committee leads the dynamic refreshment process, striving to maintain a balanced Board with diverse experiences, skills and perspectives. The Governance and Corporate Responsibility Committee evaluates the specific personal and professional attributes of each director candidate versus those of existing Board members to ensure diversity of competencies, experience, personal history and background, thought, skills and expertise across the full Board.

VF Corporation 2024 Proxy Statement	/	19

ELECTION OF DIRECTORS

DIRECTOR NOMINATION PROCESS

IDENTIFY

•  The Board of Directors believes directors should possess backgrounds, qualifications, attributes and skills that, when taken together, provide VF with a broad range of experience and enable the Board to oversee long-term shareholder value creation.

•  The Governance and Corporate Responsibility Committee (the “Governance Committee”) identifies potential candidates that are proposed by Board members, management, third-party search firms and our shareholders for any new independent director.

EVALUATE

•  The Board and the Governance Committee consider the qualifications of directors individually, and in the broader context of the Board’s overall composition, and VF’s current and future needs and priorities as well as past contributions to the Board of sitting directors, including as part of the Board’s annual self-evaluation process.

SELECT AND RECOMMEND

•  Candidates are selected for their exceptional character, integrity and judgment, best in class business experience, acumen and skills, independence and commitment to VF and service on the Board.

•  Board members are selected to represent all shareholders and not any particular constituency. In accordance with VF’s Corporate Governance Principles, the Governance Committee considers diversity of experience and background in selecting nominees, and includes qualified female, gender, and racially/ethnically diverse candidates in the initial list of candidates from which any new independent director nominee is chosen by the Board. The Governance Committee considers this policy to have been effective to date in identifying and evaluating diverse candidates.

Any shareholder who wishes to recommend a candidate for consideration by the Governance Committee for nomination at an annual meeting should submit a written recommendation to the Secretary of VF. If the Governance Committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not more than 150 days and not less than 120 days before the anniversary of the date VF mailed its proxy materials for the prior year’s annual meeting, or (2) in the case of a special meeting at which directors are to be elected, no later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, among other things, include a representation as to whether or not such shareholder intends to solicit proxies in support of director nominees other than VF’s nominees in accordance with Rule 14a-19 under the Exchange Act. The Governance Committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. Eligible shareholders may also nominate and include in our annual meeting proxy materials director nominees pursuant to the proxy access provisions in Article I, Section 13 of VF’s By-Laws.

20	/	VF Corporation 2024 Proxy Statement

CORPORATE GOVERNANCE AT VF

VF’s Board of Directors oversees and monitors the effectiveness of the management of the business and affairs of VF. Currently, members of the Board are kept informed of VF’s business through discussions with the Chair, the President and Chief Executive Officer and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present.

During fiscal 2024, the independent directors met in executive session without management present five times at regularly scheduled Board meetings. From April 2016 through December 2022, VF had a lead director structure, in which the independent directors annually elected a lead independent director whose duties included those described under “Corporate Governance Principles” below.

CHAIR OR LEAD DIRECTOR STRUCTURE

Benno Dorer had been selected by the Board to serve as our lead independent director and served in such position from July 2021 to December 2022.

Upon Mr. Dorer’s appointment as our Interim President and Chief Executive Officer in December 2022, the Board appointed Richard Carucci as Interim Chair of the Board.

Upon Mr. Darrell’s appointment as our President and Chief Executive Officer effective July 2023, the Board appointed Mr. Carucci as Chair of the Board.

Shareholder Outreach and Engagement

We believe that a proactive shareholder engagement program is an important component of strong corporate governance and helps ensure the continued delivery of sustainable, long-term value to our shareholders. We engage in proactive shareholder outreach throughout the year. This includes engagement through the proxy season and the publication of our Environmental & Social Responsibility report, in addition to our regular ongoing dialogue with shareholders and potential investors throughout the year through our investor relations engagement efforts. We recognize the value of the ongoing feedback and will continue regular shareholder engagement activities to gain shareholder perspective firsthand.

Following the 2023 Annual Meeting of Shareholders, we contacted shareholders representing over 70% of our outstanding share ownership, including our top 18 shareholders, requesting engagement on topics including governance, executive compensation and similar matters of interest. Members of management and the Board met with 15 shareholders representing over 40% of outstanding share ownership. Our Chair of the Board or Chair of the Talent and Compensation Committee participated in a majority of those meetings. Our fiscal 2024 engagement and shareholder exchanges covered a wide range of important strategy and operations, corporate governance, sustainability and social responsibility topics, which provided us valuable insights. The areas we covered included, but were not limited to, board oversight of strategy (including portfolio strategy), board composition and refreshment, and enhanced disclosure of director skills.

In response to the shareholder feedback we received related to governance, executive compensation and sustainability over the last several years, we:

•  further enhanced our proxy materials to include additional disclosure around our incentive compensation metrics and special equity awards, as well as enhanced disclosure about our independent auditor and the Board’s involvement in human capital management;

•  reinforced our commitment to diversity with disclosure of diversity characteristics of our directors based on information self-identified by each director nominee, reflecting Board composition that represents the needs of VF’s global business, workforce and stakeholders;

•  provided additional transparency to our U.S. workforce demographics by releasing our consolidated 2021 EEO-1 report in 2022 and our consolidated 2022 EEO-1 report in 2023, and we plan to continue to do so annually;

•  continuously improved our environmental and social and corporate responsibility disclosures, including enhancing our sustainability and inclusion, diversity, and equity disclosures, and better integration of all such disclosures into our Environmental & Social Responsibility report, and The VF Foundation’s Impact Report;

•  enhanced our proxy statement disclosure of Board refreshment and individual director skills;

•  amended our By-Laws to give shareholders a right to proxy access for director nominations;

•  adopted a policy against director overboarding;

•  disclosed the principles governing our approach to political expenditures, including disclosure of U.S.-based organizations to which we have contributed trade association payments of $25,000 or more, payments to IRS 527 entities, and payments to advocacy organizations that engage in political activities; and

•  amended our Corporate Governance Principles and the Charter of the Governance and Corporate Responsibility Committee to require that, in the event the Board conducts a search for a new director or an external search for a new chief executive officer, the initial pool of candidates will include qualified female, gender, and racially/ethnically diverse candidates (also known as the “Rooney Rule”).

VF Corporation 2024 Proxy Statement	/	21

CORPORATE GOVERNANCE AT VF

Corporate Governance Principles

VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. These practices are included in the Board’s written Corporate Governance Principles, which address a number of important governance issues such as:

INDEPENDENCE

•  A substantial majority of the members of the Board should be independent

•  The Board is authorized to engage outside independent advisors as it deems appropriate

•  Independent Board members meet in executive session at each regularly scheduled Board meeting

•  Directors are expected to avoid any employment or other service that creates any actual or potential material conflict of interest or impairs the director’s ability to effectively serve on the Board

ACCOUNTABILITY

•  Majority voting for directors in uncontested elections

•  If the chair of the Board is not an independent director, election of a lead independent director, whose duties would include presiding at meetings of the Board at which the chair is not present, serving as a liaison between the chair and the independent directors, approving meeting agendas and schedules, having authority to call meetings of the independent directors and being available for consultation and direct communication with major shareholders

•  Annual Board self-evaluation

•  Directors are expected to allot sufficient time and attention to VF matters and to use their judgment and consider all of their commitments when accepting additional directorships on other corporations or charitable organizations

•  A director should not serve on the boards of more than four public companies (including ours) or, if the director is an executive officer of a publicly traded company, on the boards of more than two public companies (including ours)

•  A director who serves on our Audit Committee may not serve on more than two other public company audit committees unless the Board (i) determines that such simultaneous service would not impair the director’s ability to effectively serve on our Audit Committee and (ii) discloses such determination in our annual proxy statement

•  Directors are expected to attend Board meetings and committee meetings of which they are members, as well as annual meetings of shareholders

BOARD REFRESHMENT AND SUCCESSION PLANNING

•  Qualified female, gender, and racially/ethnically diverse candidates are included in the initial list of candidates from which any new independent director nominee is chosen by the Board

•  Mandatory retirement for Board members at the annual meeting of shareholders following attainment of age 72

•  Succession planning for the chief executive officer, and in the event the Board conducts an external search for a new chief executive officer, the initial pool of candidates will include qualified female, gender, and racially/ethnically diverse candidates

•  Directors are required to offer to submit their resignation to the Board for consideration upon a substantial change in principal occupation or business affiliation

The Board’s Corporate Governance Principles, the Audit, Governance and Corporate Responsibility, Talent and Compensation and Finance Committee charters, Code of Business Conduct applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information are available on VF’s website (www.vfc.com) and will be provided free of charge to any person upon request directed to the Secretary of VF at P.O. Box 13919, Denver, Colorado 80201.

22	/	VF Corporation 2024 Proxy Statement

CORPORATE GOVERNANCE AT VF

Related Party Transactions

Since the beginning of VF’s last fiscal year, no financial transactions, arrangements, relationships, or any series of them, were disclosed or proposed through VF’s processes for advance review, approval or ratification of transactions with related persons in which (i) VF was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of VF Common Stock, or an immediate family member of any such person. PNC Bank, N.A., which is one of three co-trustees under the Barbey Family Trust accounts (see footnote 4 to the “Common Stock Beneficial Ownership of Certain Beneficial Owners” table below), is one of several lenders party to VF’s revolving credit facility and delayed draw term loan. The credit facility and delayed draw term loan were entered in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

The VF Code of Business Conduct prohibits any associate, including officers and directors, of VF from owning any interest in (excluding publicly traded securities) or having any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with VF that might tend to influence a decision with respect to the business of VF. Each of the Chief Executive Officer and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest, and the General Counsel must notify the Governance and Corporate Responsibility Committee of any such disclosure. Conflicts of interest involving the General Counsel must be disclosed to the Chief Executive Officer, and the Chief Executive Officer must notify the Governance and Corporate Responsibility Committee of any such disclosure.

In addition, all directors are required to notify the General Counsel of any proposed transaction greater than $120,000 in value between them (or their immediate family members) and VF. The General Counsel presents such proposed transactions for prior review by the Audit Committee.

Board of Directors

Thirteen of VF’s current directors are non-employee directors. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). To assist it in making determinations of independence, the Board has adopted categorical standards that are part of the Corporate Governance Principles available on VF’s website (www.vfc.com). In evaluating the independence of directors, the Board considered transactions and relationships between each director and members of his or her immediate family. When considering commercial transactions that are made from time to time in the ordinary course of business between VF and certain entities affiliated with non-management directors, transactions are not considered to be a material transaction that would impair the independence of the relevant non-management director if the director is an executive officer or employee of another company that does business with VF in an amount which, in any single fiscal year for the past three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board determined that twelve of VF’s thirteen nominees for director are free of any material relationship with VF, other than their service as directors, and are “independent” directors both under the Listing Standards of the NYSE and the categorical standards adopted by the Board. The Board determined that Mses. Chugg, Grossman, Lang, and Roberts and Messrs. Carucci, Cho, Edwards, Hoplamazian, McMullen, Otis, Shattock, and Tanner are independent directors, and that Mr. Darrell is not an independent director. The Board, in making its determination as to Mr. Cho’s independence, considered that he is President, Personal Systems of HP Inc., which is a vendor (through resellers) to VF Corporation in the ordinary course of business. The Board, in making its determination as to Mr. Hoplamazian’s independence, considered that he is President, Chief Executive Officer and a director of Hyatt Hotels Corporation, which is a vendor to VF Corporation in the ordinary course of business. The Board, in making its determination as to Mr. McMullen’s independence, considered that he is Chair and Chief Executive Officer of The Kroger Co. which transacts business with VF in the ordinary course of business. The Board, in making its determination as to Ms. Chugg’s and Mr. Otis’s independence, considered that Ms. Chugg and Mr. Otis serve as two of the three Trustees under the Barbey Family Trust accounts (collectively, the “Trusts”).

Because all decisions of the Trustees require a majority vote, and thus none of the three Trustees individually controls the decision-making of the Trustees, the Trustees are not considered to separately beneficially own the VF Common Stock held by the Trusts (the “Trust Shares”). As a result, and after considering all other relevant factors related to their roles as Trustees, the Board

VF Corporation 2024 Proxy Statement	/	23

CORPORATE GOVERNANCE AT VF

determined that Ms. Chugg’s and Mr. Otis’s status as Trustees of the Trusts does not give rise to a material relationship with VF other than in their service as directors.

During fiscal 2024, VF’s Board of Directors held eleven meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meetings of shareholders. Every current member of the Board, since the time of his or her election to the Board, attended at least 75% of the total number of meetings of the Board and all committees on which he or she served during fiscal 2024, and every member of the Board who was a Board member in July 2023 attended the Annual Meeting of Shareholders in July 2023.

Board Committees and Their Primary Responsibilities

The Board has Executive, Audit, Finance, Governance and Corporate Responsibility, and Talent and Compensation Committees. The Board has determined that each of the members of the Audit, Governance and Corporate Responsibility and Talent and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board. Each is required to perform an annual self-evaluation, and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Audit, Finance, Governance and Corporate Responsibility and Talent and Compensation Committees follows.

AUDIT COMMITTEE

CURRENT MEMBERS • Richard T. Carucci • Alexander K. Cho • W. Rodney McMullen (Chair) • Clarence Otis, Jr. • Carol L. Roberts • Kirk C. Tanner MEETINGS IN FISCAL 2024 9

Primary Responsibilities

•  Selecting the independent registered public accounting firm for VF;

•  reviewing the scope of the audit to be conducted by the independent registered public accounting firm;

•  meeting with the independent registered public accounting firm concerning the results of their audit and VF’s selection and disclosure of critical accounting policies;

•  reviewing with management and the independent registered public accounting firm VF’s annual and quarterly statements prior to filing with the SEC;

•  overseeing the scope and adequacy of VF’s system of internal controls over external financial reporting;

•  reviewing the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to VF, including material environmental or social responsibility regulations;

•  preparing a report to shareholders annually for inclusion in the proxy statement;

•  serving as the principal liaison between the Board of Directors and VF’s independent registered public accounting firm;

•  overseeing VF’s risk management processes and reviewing risk management matters and plans, including enterprise risk management;

•  reviewing health and safety matters; and

•  overseeing and reviewing cybersecurity and information security matters.

Other Governance Matters

The Board of Directors has determined that all of the members of the Committee are independent as independence for audit committee members is defined in the Listing Standards of the NYSE and the SEC regulations and that all are financially literate. The Board of Directors has further determined that Messrs. Carucci, McMullen, Otis, and Tanner and Ms. Roberts qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the SEC regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the NYSE. Messrs. Carucci, McMullen, Otis, and Tanner and Ms. Roberts acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements.

24	/	VF Corporation 2024 Proxy Statement

CORPORATE GOVERNANCE AT VF

FINANCE COMMITTEE

CURRENT MEMBERS • Richard T. Carucci • Bracken Darrell (ex officio) • Mark S. Hoplamazian • Laura W. Lang • Clarence Otis, Jr. • Carol L. Roberts (Chair) MEETINGS IN FISCAL 2024 5

Primary Responsibilities

Overseeing and reviewing:

•  VF’s dividend policy;

•  changes in capital structure, including debt or equity issuances;

•  VF’s plans and forecast for VF’s balance sheet, cash flow and liquidity;

•  VF’s use of currency and interest rate hedging and derivatives;

•  VF’s brand portfolio;

•  the financial aspects of proposed acquisitions or divestitures;

•  VF’s annual capital expenditure budgets and certain capital projects;

•  VF’s tax strategy; and

•  the funding policy for VF’s benefit plans.

GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE

CURRENT MEMBERS

•   Alexander K. Cho

•   Juliana L. Chugg

•   Benno Dorer
(Chair)

•   Trevor A. Edwards

•   Mindy F. Grossman

•   W. Rodney McMullen

•   Matthew J. Shattock
(Chair as of July 1,
2024)

•   Kirk C. Tanner

MEETINGS IN FISCAL 2024

9

Primary Responsibilities

•  Board refreshment planning and recommending to the Board of Directors criteria for Board membership, screening potential candidates for director and recommending candidates to the Board of Directors, including identifying qualified female, gender, racially and/or ethnically diverse individuals in the list of candidates;

•  recommending to the Board a succession plan for the Chair of the Board (or delegating such responsibility to the full Board);

•  overseeing the Board’s annual self-evaluation process;

•  reviewing and evaluating strategies, programs, policies, practices and disclosures relating to environmental and social and corporate responsibility issues, impacts and risks to support the sustainable and responsible growth of VF’s businesses, including oversight of VF’s Sustainability and Responsibility strategies and targets; and

•  reviewing developments in corporate governance and making recommendations to the Board on governance policies and principles for VF.

VF Corporation 2024 Proxy Statement	/	25

CORPORATE GOVERNANCE AT VF

TALENT AND COMPENSATION COMMITTEE

CURRENT MEMBERS • Juliana L. Chugg (Chair) • Benno Dorer • Trevor A. Edwards • Mindy F. Grossman • Mark S. Hoplamazian • Laura W. Lang • Matthew J. Shattock MEETINGS IN FISCAL 2024 6

Primary Responsibilities

•  Reviewing and approving, and recommending to the Board for approval of, VF’s goals and objectives relative to the compensation of the Chief Executive Officer (“CEO”), evaluating the CEO in light of these goals and objectives, and setting the CEO’s compensation level based on this evaluation and recommending to the Board approval of CEO compensation;

•  annually reviewing the performance evaluations of the other senior executive officers of VF;

•  annually recommending to the Board the salary of each senior executive officer of VF and reviewing management’s recommendations regarding the salaries of other senior officers;

•  making recommendations to the Board with respect to plans for succession to the position of CEO;

•  reviewing succession plans for key senior executive officer positions, including the CEO;

•  making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;

•  periodically reviewing all of VF’s compensation and benefit plans insofar as they relate to senior executive officers to confirm that such plans remain equitable and competitive;

•  administering and interpreting VF’s compensation plans, in accordance with the terms of each plan;

•  approving an annual compensation committee report for inclusion in the proxy statement;

•  reviewing and approving the implementation or revision of any claw-back policy allowing VF to recoup compensation paid to senior executive officers and other employees;

•  reviewing VF’s Compensation Discussion and Analysis and any other executive compensation and human capital management disclosures required in VF’s annual report on Form 10-K or in the proxy statement and discussing the same with management;

•  periodically reviewing the competitiveness and appropriateness of the compensation program for non-employee directors and recommending to the Board compensation to be paid to non-employee directors;

•  providing oversight to VF’s strategies relating to human capital management, including culture, talent development and succession planning, inclusion, diversity and equity, and other human capital initiatives; and

•  reviewing and recommending to the Board VF’s submissions to shareholders on executive compensation matters.

Other Governance Matters

The Talent and Compensation Committee (the “Compensation Committee”) has the authority to discharge the Board’s responsibilities relating to compensation of VF’s executives and to review and make recommendations to the Board concerning compensation and benefits for key employees.

The Compensation Committee has the authority to retain or obtain the advice of any compensation consultant, legal counsel or other adviser. The Compensation Committee may only select a compensation consultant, legal counsel or other adviser after taking into consideration the factors that affect the independence of such advisers as identified by the SEC and the NYSE. The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to assist the Compensation Committee in accomplishing its objectives. Meridian has no relationship with VF other than providing services to the Compensation Committee.

The Chief Executive Officer makes his performance evaluation comments and recommendations to the Compensation Committee regarding compensation for executives reporting directly to him, referring to peer group data as appropriate. The Compensation Committee has the authority to form and delegate authority to subcommittees as it deems appropriate.

26	/	VF Corporation 2024 Proxy Statement

CORPORATE GOVERNANCE AT VF

Board and Committee Evaluations

The Board conducts an annual performance evaluation of the Board as a whole, and each of its Committees conducts an annual performance evaluation. All directors are required to assess whether the Board and the Committees on which they sit are functioning effectively. The evaluation process provides an opportunity for the members of the Board to reflect upon their service and assess the effectiveness of the Board as a whole and each of the Committees in an effort to determine if improvements are warranted.

The Board believes the evaluation process described below evokes meaningful responses because it provides directors with the opportunity to share feedback in multiple formats at each of the Board, Committee, and individual levels, either directly to other directors or indirectly through a third-party facilitator. The process highlights the Board’s commitment to continuous self-improvement by identifying issues that may require honest conversations and supports the Board’s nomination and refreshment practices.

1

DETERMINE PROCESS FORMAT

In order to enhance Board effectiveness and continually improve our governance practices, in fiscal 2024, the Governance Committee, which is responsible for the overall structure of the evaluation process, engaged a third-party facilitator to further enhance its Board evaluation program. The Governance Committee believes that periodic use of third-party evaluations may strengthen Board effectiveness as the third-party facilitator will bring broad market insight and an objective, candid perspective on a wide range of governance matters, including board dynamics, structure and composition, information practices, meeting schedules and agendas, decision-making and overall effectiveness.

2	LAUNCH PROCESS The process entailed members of the Board considering responses to a broad range of questions regarding the functioning and effectiveness of the Board and its Committees.

3

1-ON-1 INTERVIEWS

The third-party facilitator held individual sessions with each of the directors to elicit feedback concerning the collective performance of the Board and the Committees on which such director sits, and gathered information about areas where the Board, its Committees and its individual directors may improve effectiveness and performance.

4

SUMMARY AND PRESENTATION

Following completion of the interviews, the third-party facilitator summarized the responses for a discussion with the Chair of the Board, and presented the evaluation to the full Board for discussion as a whole.

5	FEEDBACK This feedback helped the Board identify and consider themes or issues that have emerged and provide feedback to management.

Board Leadership Structure

The Board believes that it may be in the best interests of VF and its shareholders for one person to serve as Chair and Chief Executive Officer, and this combination served VF well for many years. However, the Board recognizes that there might be circumstances under which the best interests of VF and its shareholders require separation of these offices. Upon Steve Rendle’s retirement in December 2022, Mr. Dorer was appointed Interim President and Chief Executive Officer and Mr. Carucci was appointed Interim Chair of the Board. Upon Mr. Darrell’s appointment as President and Chief Executive Officer effective July 2023, Mr. Carucci was appointed Chair of the Board. The Board believes that separation of the Chair and Chief Executive Officer roles is the most effective leadership structure for VF at this time.

VF Corporation 2024 Proxy Statement	/	27

CORPORATE GOVERNANCE AT VF

Board Oversight of Strategy

One of the Board’s key responsibilities is overseeing VF’s corporate strategy. The Board brings diverse perspectives, expertise in strategy development, and experience across a vast array of multi-brand, consumer-facing and/or apparel and footwear companies that are relevant to our business, allowing Board members to effectively evaluate VF’s strategy and provide valuable insight and guidance. The Board actively engages with management to provide oversight of and guidance on our short-term and long-term strategies and employs the following practices to execute its oversight responsibilities:

•	the Board conducts an extensive annual review of VF’s strategic plans, operating plan, capital structure and brand portfolio strategy;

•

the Board receives information and updates from senior management and engages with senior leaders with respect to VF’s enterprise and brand strategies, the competitive environment, enterprise risks and opportunities, environmental and social responsibility initiatives and human capital management strategies, including matters related to inclusion, diversity and equity;

•

independent directors hold regularly scheduled executive sessions without management present, to review VF strategy and discuss VF performance. Committees of the Board also meet in private session with senior management in VF’s financial, legal and compliance, and internal audit functions, among others; and

•	the Board discusses and reviews feedback on strategy from shareholders and stakeholders.

Risk Oversight

BOARD OVERSIGHT OF RISK

The Board considers its role in risk oversight when evaluating VF’s Corporate Governance Principles and its leadership structure. Both the Corporate Governance Principles and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our Chair is focused on VF’s risk management efforts and ensures that risk matters are appropriately brought to the Board and/or its Committees for their review. The Board’s oversight of risk is accomplished through (i) the identification of key enterprise risks facing VF and (ii) the mapping of those risks to the appropriate Board Committee and/or to the full Board for oversight, based on the nature of the risk. The Board executes oversight responsibility for risk both as a whole and through delegation to its Committees, for example:

 AUDIT COMMITTEE

The Audit Committee, consistent with the requirements of the NYSE and the Audit Committee charter, discusses guidelines and policies to govern the process by which risk assessment and management is undertaken at VF and oversees both VF’s risk management processes and the steps management takes to monitor and control VF’s material financial risk exposure. The Audit Committee reviews the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to VF, and the scope and status of systems designed to assure VF’s compliance with laws, regulations and internal procedures through receiving reports from management, legal counsel and third parties, as well as major legislative and regulatory developments which could materially impact VF’s contingent liabilities and risks.

 FINANCE COMMITTEE

The Finance Committee oversees certain financial matters and risks relating to capital structure, balance sheet, leverage, liquidity, acquisitions and divestitures, brand portfolio review, capital projects and tax strategy.

 GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Governance and Corporate Responsibility Committee oversees certain strategies, programs, policies and risks relating to the sustainable and responsible growth of VF’s businesses, including sustainability and social responsibility policies and initiatives to address climate change risks.

 TALENT AND COMPENSATION COMMITTEE

The Compensation Committee evaluates the risks and rewards associated with VF’s compensation and human capital management philosophy and programs.

28	/	VF Corporation 2024 Proxy Statement

CORPORATE GOVERNANCE AT VF

While the Board and its committees have responsibility for general risk oversight, management is charged with managing risk, as described in “VF’s Approach to Enterprise Risk Management” below. Throughout the year, the Board and its committees receive updates from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chair has the opportunity to discuss in executive session matters of particular importance or concern, including any significant, evolving or nascent risks that may be of concern to the Board. In addition, the Board consults with external advisors, including auditors, outside legal counsel, consultants and industry experts, to ensure that it is well informed about the risks and opportunities facing VF.

VF’s Approach to Enterprise Risk Management

Effective risk management is critical to VF’s success. In accordance with NYSE requirements and the Audit Committee charter, the Audit Committee has primary responsibility for reviewing VF’s risk management matters and plans, including enterprise risk management, overseeing VF’s risk management processes, and reviewing the status of compliance with material laws, regulations, and internal procedures, contingent liabilities and risks that may be material to VF. In addition, the Audit Committee is responsible for overseeing the scope and adequacy of VF’s system of internal controls over external financial reporting. The Audit Committee stays apprised of significant actual and potential risks faced by VF in part through review of quarterly reports of VF’s top enterprise risks. These reports denote whether primary oversight of each risk resides with a particular Board Committee or the full Board. In addition, each of the key enterprise risks is mapped to the appropriate member of VF’s senior leadership team for oversight, based on the nature of the risk. VF’s Vice President of Enterprise Risk Management led risk discussions throughout the year with VF’s senior leadership team which included reviews of the status and mitigation efforts of VF’s top enterprise risks.

Cybersecurity Risk Oversight

Our business operations and relationships with consumers, customers, employees and business partners rely heavily on information technology (“IT”) systems and data. We also recognize the need to continually assess cybersecurity risk and evolve our management approach in the face of a rapidly and ever-changing environment. Accordingly, we aim to protect our business operations, including consumer, employee and confidential business records and information, against known and evolving cybersecurity threats. We have established processes for identifying, assessing, and managing material risks from cybersecurity threats using a systematic framework intended to protect the confidentiality, integrity, and availability of the Company’s important IT systems and data. Oversight responsibility in the areas of cybersecurity and information security is shared by the Board, its Audit Committee, and management. For additional information regarding our cybersecurity risk management, strategy and governance and a related description of our information security practices, see Part I, Item 1C, Cybersecurity of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee (i) has ever been an officer or employee of VF (other than Mr. Dorer, who served as our Interim President and Chief Executive Officer from December 2022 to July 2023), (ii) had any relationship requiring disclosure by VF under the rules and regulations established by the SEC, or (iii) is an executive officer of another entity at which one of VF’s executive officers serves on the board of directors. None of VF’s executive officers has served during fiscal 2024 as a director or a member of the compensation committee of another entity, one of whose executive officers serves as a member of the VF Board of Directors or Compensation Committee.

Insider Trading Policy

Our Insider Trading Policy, most recently amended effective October 24, 2023, governs the purchase, sale, and/or other disposition of VF securities by our directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations, including applicable listing standards. The policy prohibits buying or selling VF securities while in possession of material nonpublic information about us and from disclosing such information to others, and it prohibits trading on material nonpublic information learned through work with VF regarding any other company. The policy expressly prohibits the following activities with respect to our securities: short sales; transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of VF securities; and trading in put or call options in which VF securities are the underlying security.

VF Corporation 2024 Proxy Statement	/	29

CORPORATE GOVERNANCE AT VF

Shareholder Communications with our Board of Directors

Anyone wishing to communicate directly with one or more members of the Board of Directors or with the non-management members of the Board of Directors as a group (including the directors who preside at meetings or executive sessions of non-management directors) may contact the Chair of the Governance and Corporate Responsibility Committee, c/o the Secretary of VF at P.O. Box 13919, Denver, Colorado 80201, or call the VF Ethics Helpline at 1-866-492-3370 or send an email message to corpgov@vfc.com. The Secretary forwards all such communications, other than solicitations and frivolous communications, to the Chair of the Governance and Corporate Responsibility Committee.

Directors’ Compensation

The primary components of compensation for our non-employee directors are cash retainers, Lead Director or Chair and Committee Chair fees and equity-based grants of nonqualified stock options to purchase shares of VF Common Stock and restricted awards (restricted stock or restricted stock units (“RSUs”)) under the V.F. Corporation 1996 Stock Compensation Plan, as amended (the “1996 Plan”). The Board sets directors’ compensation annually based on analysis of information provided by the independent compensation consultant to the Compensation Committee regarding director compensation at publicly traded companies of a size comparable to VF. The following describes our fiscal 2024 non-employee director compensation:

COMPENSATION ELEMENT	DIRECTOR COMPENSATION PROGRAM

Annual Retainer	$100,000

Annual Equity Retainer	Approximately $180,000[1] (split approximately equally between options and RSUs)

Committee Fees	None

Chair Fee	$200,000

Lead Director or Interim Chair Fee	$40,000

Talent and Compensation and Audit Committee Chair Fee	$35,000

Governance and Corporate Responsibility and Finance Committee Chair Fee	$25,000

Meeting Fee for Board meeting in excess of ten meetings during the year	$2,000 per meeting[2]

Special Assignments in connection with Board or Committee Activity	$1,000 per day per assignment[2]

Stock Ownership Guidelines	Stock ownership with a fair market value equal to five times the annual retainer[3]

(1)

The actual dollar value for options and RSUs awarded to directors varies slightly due to sizing of equity awards, and for fiscal 2024 it was $182,826. Mr. Edwards received a pro-rated equity retainer of $70,889 due to his election to the Board effective October 22, 2023. Ms. Brown received a pro-rated equity retainer of $23,508 due to her election to the Board effective February 14, 2024. Terms of the awards are described in the footnotes to the fiscal 2024 Independent Director Compensation table below.

(2)	The Compensation Committee and Board determined that no additional per meeting or special assignment fees would be paid to directors for fiscal 2024.

(3)

Among other factors, the Committee may consider fluctuation in the price of VF Common Stock in determining whether a director satisfies the guidelines. All of the current directors have met the guideline targets for director stock ownership except for Ms. Grossman and Messrs. Cho, Edwards and Tanner, who are in a five-year period to achieve the guideline ownership level.

Mr. Darrell, the only director who is an employee of VF, does not receive any compensation in addition to his regular compensation as our President and CEO for service on the Board and attendance at meetings of the Board or any of its committees. Mr. Dorer received compensation for his service as a non-employee director for the fiscal 2024 period following Mr. Darrell’s appointment as our President and CEO effective July 2023. These amounts are reported in the Summary Compensation Table. VF does not provide pension, medical or life insurance benefits to its non-employee directors.

Each non-employee director may elect to defer all or part of his or her retainer and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All VF Common Stock equivalent units receive dividend

30	/	VF Corporation 2024 Proxy Statement

CORPORATE GOVERNANCE AT VF

equivalents. Deferred sums, including VF Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Six directors elected to defer all of their cash compensation in calendar year 2023, and five directors elected to defer all of their cash compensation in calendar year 2024.

VF reimburses non-employee directors for travel and lodging expenses incurred in the performance of their duties. Directors traveling on VF business are covered by VF’s business travel accident insurance policy which generally covers all VF employees and directors. Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. VF reimburses expenses incurred by directors attending such programs. Directors are also eligible for discounts on VF products equal to discounts available to all employees of VF.

FISCAL 2024 INDEPENDENT DIRECTOR COMPENSATION

DIRECTOR	FEES EARNED OR PAID IN CASH(1) ($)	RSU AWARDS(2) ($)	OPTION AWARDS(3) ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)

Caroline T. Brown(5)	$-0-	$10,182	$13,326	$-0-	$23,508

Richard T. Carucci(6)	274,313	90,001	92,825	-0-	457,139

Alexander K. Cho	100,000	90,001	92,825	-0-	282,826

Juliana L. Chugg	135,000	90,001	92,825	10,000	327,826

Trevor A. Edwards(7)	25,000	30,990	39,899	-0-	95,889

Mark S. Hoplamazian	100,000	90,001	92,825	-0-	282,826

Laura W. Lang	100,000	90,001	92,825	-0-	282,826

W. Rodney McMullen	135,000	90,001	92,825	-0-	317,826

Clarence Otis, Jr.	100,000	90,001	92,825	-0-	282,826

Carol L. Roberts	125,000	90,001	92,825	-0-	307,826

Matthew J. Shattock	100,000	90,001	92,825	-0-	282,826

(1)

Messrs. Carucci, Cho, Hoplamazian, McMullen, and Shattock and Ms. Chugg elected to defer all of their cash compensation in calendar year 2023. Messrs. Carucci, Cho, Hoplamazian, McMullen, and Shattock elected to defer all of their cash compensation in calendar year 2024.

(2)

Each director serving in fiscal 2024 other than Mr. Edwards and Ms. Brown was awarded 5,014 RSUs on May 26, 2023. Mr. Edwards was awarded 2,212 RSUs on November 2, 2023. Ms. Brown was awarded 632 RSUs on February 21, 2024. The value in this column is the grant date fair value ($17.95, $14.01 and $16.11 per RSU for the RSUs awarded on May 26, 2023, November 2, 2023 and February 21, 2024, respectively) computed in accordance with FASB ASC Topic 718. The assumptions used and the resulting weighted average value of RSUs granted during fiscal 2024 are summarized in Note 19 to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 30, 2024. These RSUs, which are vested and non-forfeitable at grant, remained outstanding on March 30, 2024, and at that date each non-employee director granted RSUs in fiscal 2024 held a total of 5,014 RSUs other than Mr. Edwards, who held a total of 2,212 RSUs, and Ms. Brown, who held a total of 632 RSUs. RSUs earn dividend equivalents and are settled in shares of VF Common Stock one year after the date of grant.

(3)

Each director serving in fiscal 2024 other than Mr. Edwards and Ms. Brown was awarded options to purchase 15,733 shares of VF Common Stock on May 26, 2023. Mr. Edwards was awarded options to purchase 6,939 shares of VF Common Stock on November 2, 2023. Ms. Brown was awarded options to purchase 1,983 shares of VF Common Stock on February 21, 2024. The exercise price of the options is $17.95 per share with respect to the options awarded on May 26, 2023, $14.01 with respect to the options awarded on November 2, 2023 and $16.11 with respect to options awarded on February 21, 2024. The value in this column is the grant date fair value ($5.90, $5.75, and $6.72 per option for the options awarded on May 26, 2023, November 2, 2023 and February 21, 2024, respectively) computed in accordance with FASB ASC Topic 718. The valuation assumptions used and the resulting weighted average value of stock options granted during fiscal 2024 are summarized in Note 19 to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 30, 2024. Options granted to non-employee directors have an exercise price equal to the fair market value of a share of VF Common Stock at the date of grant, are non-forfeitable, have a stated term of ten years and become exercisable one year after the date of grant. Upon a director’s separation from the Board, options are exercisable for 36 months but not after the expiration of the option term. Options to purchase shares of VF Common Stock were outstanding at the end of fiscal 2024 for each non-employee director as follows: Caroline T. Brown, 1,983; Richard T. Carucci, 63,148; Alexander K. Cho, 21,136; Juliana L. Chugg, 63,148; Benno Dorer, 46,778; Trevor A. Edwards, 6,939; Mark S. Hoplamazian, 63,148; Laura W. Lang, 63,148; W. Rodney McMullen, 57,667; Clarence Otis, Jr., 63,148; Carol L. Roberts, 51,387; and Matthew J. Shattock, 63,148.

(4)

The amount in this column reflects charitable contributions made by VF in Ms. Chugg’s name to designated charitable organizations, in recognition of Ms. Chugg’s efforts leading the search for a new CEO, in fiscal 2024.

(5)	Ms. Brown was elected to the Board effective February 14, 2024. She resigned from the Board effective May 29, 2024.

(6)	Mr. Carucci was elected as Interim Chair of the Board in December 2022 and as Chair of the Board effective July 2023.

(7)	Mr. Edwards was elected to the Board effective October 22, 2023.

VF Corporation 2024 Proxy Statement	/	31

ITEM NO. 2

Proposal to Approve Compensation of Named Executive Officers as Disclosed in This Proxy Statement

At the meeting, VF shareholders will be asked for an advisory shareholder vote to approve the compensation of VF’s named executive officers, as such compensation is disclosed in this proxy statement pursuant to the disclosure rules of the SEC.

As required by Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:

“Resolved, that the shareholders approve the compensation of VF’s executive officers named in the Summary Compensation Table, as disclosed in VF’s Proxy Statement dated June 11, 2024, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.”

Please refer to the section titled “Executive Compensation” of this proxy statement for a detailed discussion of VF’s executive compensation principles and practices and the fiscal 2024 compensation of our named executive officers.

VF’s executive compensation program has consistently met its objectives in recent years, enabling VF to attract and retain capable executives, provide incentives for achieving and exceeding VF’s financial goals and aligning the financial objectives of VF’s executives with those of shareholders.

VF’s operating performance was negatively impacted during fiscal 2024 amidst ongoing and substantial commercial challenges led by continuing declines at Vans®, reflecting a lack of products and innovation that resonate with our consumers, as well as continued weakness across channels and brands in the Americas region as a result of elevated inventory levels and poor operating performance in our home market. Coupled with the backdrop of a tough macroeconomic environment, which also impacted the retail industry more broadly, we were disappointed with VF’s performance.

Furthermore, fiscal 2024 was a year of transitions for VF, as Bracken Darrell was appointed VF’s President and CEO in July 2023, following an extensive search for a new CEO. Mr. Darrell quickly implemented a number of necessary actions to support a turnaround of VF’s business, including a comprehensive transformation program, Reinvent, to improve our brand-building and operational execution and address the following near-term key priorities:

•	improve performance in North America,

•	accelerate the Vans® turnaround,

•	significantly reduce VF’s fixed costs, and

•	reduce leverage.

VF has made progress advancing Reinvent, specifically:

•	ending fiscal 2024 with inventory reductions that helped deliver $1 billion in operating cash flow and over $800 million in free cash flow*,

•	reducing net debt* at the end of fiscal 2024 by approximately $540 million relative to the prior fiscal year, and

•

working with a sense of urgency to turn around Vans® and improve profitability, including the recently announced appointment of Sun Choe as its Global Brand President, taking deep inventory reset actions, simplifying our product lineup, introducing a sustained level of investment in design and innovation, and sharply focusing our marketing efforts by shifting to fewer, deeper campaigns that are aligned and integrated with our product launches to drive higher return on investment.

In addition, VF’s successful implementation of Reinvent depends on the strong performance of its new global commercial organization, led by VF’s Chief Commercial Officer, Martino Scabbia Guerrini, an 18-year veteran of VF, executing in alignment with global brand strategies. We believe the new commercial structure, including the establishment of the Americas regional platform, will drive our integrated marketplace strategy with speed and agility, enabling clear focus on strategic key wholesale partners; elevate our retail execution in the direct-to-consumer channel, across both brick-and-mortar and e-commerce; and drive commercial excellence through our operating model, scaling new capabilities and best practices across the regions.

32	/	VF Corporation 2024 Proxy Statement

ITEM NO. 2

Notable full year fiscal 2024 results include:

•	Revenue of $10.5 billion, down 10% (down 10% in constant dollars**)

•	The North Face® revenue up 2% (up 1% in constant dollars**)

•	Vans® revenue down 24% (down 25% in constant dollars**)

•	Americas revenue down 18% (down 19% in constant dollars**)

•	EMEA revenue flat (down 4% in constant dollars**)

•	APAC revenue up 3% (up 7% in constant dollars**)

•	Total cash shareholder returns of $303 million through dividends

•	Recorded non-cash impairment charges totaling $508 million related to the Timberland®, Dickies® and Icebreaker® reporting unit goodwill

•

A net increase of $696 million (excluding the impact of the reversal of accrued interest income) to income tax expense resulting from court decisions regarding Timberland® income inclusion timing and Belgium’s excess profit tax regime

As we continue to advance Reinvent, we will continue making strategic investments in our portfolio of iconic, deeply loved brands while returning to operational excellence in order to reignite VF-wide growth. The executive compensation program described in the Compensation Discussion and Analysis below aligns with our pay-for-performance philosophy, and is structured to drive financial and operational performance and long-term shareholder value creation.

As discussed below in the Compensation Discussion and Analysis, compensation in fiscal 2024 for each named executive officer was consistent with our pay-for-performance philosophy.

Although, as an advisory vote, this proposal is not binding upon VF or the Board, the Compensation Committee, which is composed solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to VF’s executive officers, will carefully consider the shareholder vote on this matter, along with other expressions of shareholder views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.

The VF Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of named executive officers as disclosed in this proxy statement.

*

“Free cash flow” is defined by VF as cash flow from operations less capital expenditures and software purchases. “Net debt” is defined by VF as short and long-term borrowings less cash and cash equivalents.

**

“Constant dollar” amounts exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”) to constant currency amounts are presented in the supplemental financial information included with the earnings press release for the fourth quarter of fiscal 2024 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2024.

VF Corporation 2024 Proxy Statement	/	33

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Our Named Executive Officers (NEOs) for Fiscal 2024:

NAME	TITLE

Bracken Darrell	President and Chief Executive Officer

Matthew Puckett	Executive Vice President and Chief Financial Officer

Martino Scabbia Guerrini	Executive Vice President, Chief Commercial Officer and President, Emerging Brands

Nicole Otto	Global Brand President, The North Face

Brent Hyder	Executive Vice President and Chief People Officer

Kevin Bailey	Executive Vice President and Chief Transformation Officer

Benno Dorer	Former Interim President and Chief Executive Officer

Management Transitions

Mr. Darrell was appointed President and Chief Executive Officer (“CEO”), effective July 17, 2023. Mr. Darrell succeeded Mr. Dorer, who was then serving as our Interim CEO. Mr. Dorer returned to serving as a non-employee director of the Board, also effective July 17, 2023. In September 2023, Brent Hyder was appointed Executive Vice President and Chief People Officer.

On October 30, 2023, we announced Reinvent, VF’s comprehensive business transformation program. As part of Reinvent, Mr. Scabbia Guerrini was promoted to the newly created role of Chief Commercial Officer while remaining responsible for our Emerging Brands. In connection with Reinvent, on October 30, 2023 Mr. Bailey transitioned from the position of Global Brand President, Vans to the role of Chief Transformation Officer leading Reinvent. On May 22, 2024, we announced that Mr. Puckett will depart VF effective July 8, 2024. On June 3, 2024, we announced that Ms. Otto will depart from VF effective June 14, 2024. Each of Mr. Puckett and Ms. Otto will receive certain severance benefits following their departure, as described below in the section entitled “Potential Payments Upon Change in Control, Retirement or Termination of Employment – Payments Upon Termination Without Cause”.

VF Fiscal 2024 Financial and Operational Highlights

VF’s operating performance was negatively impacted during fiscal 2024 amidst ongoing and substantial commercial challenges led by continuing declines at Vans®, reflecting a lack of products and innovation that resonate with our consumers, as well as continued weakness across channels and brands in the Americas region as a result of elevated inventory levels and poor operating performance in our home market. Coupled with the backdrop of a tough macroeconomic environment, which also impacted the retail industry more broadly, we were disappointed with VF’s performance.

Furthermore, fiscal 2024 was a year of transitions for VF, as Mr. Darrell was appointed CEO in July 2023, following an extensive search for a new CEO. Mr. Darrell quickly implemented a number of necessary actions to support a turnaround of VF’s business, including Reinvent, to improve our brand-building and operational execution and address the following near-term key priorities:

•	improve performance in North America,

•	accelerate the Vans® turnaround,

•	significantly reduce VF’s fixed costs, and

•	reduce leverage.

VF has made progress advancing Reinvent, specifically:

•	ending fiscal 2024 with inventory reductions that helped deliver $1 billion in operating cash flow and over $800 million in free cash flow*,

34	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

•	reducing net debt* at the end of fiscal 2024 by approximately $540 million relative to the prior fiscal year, and

•

working with a sense of urgency to turn around Vans® and improve profitability, including the recently announced appointment of Sun Choe as its Global Brand President, taking deep inventory reset actions, simplifying our product lineup, introducing a sustained level of investment in design and innovation, and sharply focusing our marketing efforts by shifting to fewer, deeper campaigns that are aligned and integrated with our product launches to drive higher return on investment.

In addition, VF’s successful implementation of Reinvent depends on the strong performance of its new global commercial organization, led by VF’s Chief Commercial Officer, Mr. Scabbia Guerrini, an 18-year veteran of VF, executing in alignment with global brand strategies. We believe the new commercial structure, including the establishment of the Americas regional platform, will drive our integrated marketplace strategy with speed and agility, enabling clear focus on strategic key wholesale partners; elevate our retail execution in the direct-to-consumer channel, across both brick-and-mortar and e-commerce; and drive commercial excellence through our operating model, scaling new capabilities and best practices across the regions.

Notable full year fiscal 2024 results include:

•	Revenue of $10.5 billion, down 10% (down 10% in constant dollars**)

•	The North Face® revenue up 2% (up 1% in constant dollars**)

•	Vans® revenue down 24% (down 25% in constant dollars**)

•	Americas revenue down 18% (down 19% in constant dollars**)

•	EMEA revenue flat (down 4% in constant dollars**)

•	APAC revenue up 3% (up 7% in constant dollars**)

•	Total cash shareholder returns of $303 million through dividends

•	Recorded non-cash impairment charges totaling $508 million related to the Timberland®, Dickies® and Icebreaker® reporting unit goodwill

•

A net increase of $696 million (excluding the impact of the reversal of accrued interest income) to income tax expense resulting from court decisions regarding Timberland® income inclusion timing and Belgium’s excess profit tax regime

As we continue to advance Reinvent, we will continue making strategic investments in our portfolio of iconic, deeply loved brands while returning to operational excellence in order to reignite VF-wide growth. The executive compensation program described in this Compensation Discussion and Analysis aligns with our pay-for-performance philosophy, and is structured to drive financial and operational performance and long-term shareholder value creation.

*

“Free cash flow” is defined by VF as cash flow from operations less capital expenditures and software purchases. “Net debt” is defined by VF as short and long-term borrowings less cash and cash equivalents.

**

“Constant dollar” amounts exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”) to constant currency amounts are presented in the supplemental financial information included with the earnings press release for the fourth quarter of fiscal 2024 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2024.

Impact of Fiscal 2024 Performance on Incentive Payouts

Given our overall financial performance in fiscal 2024, the Talent and Compensation Committee (the “Committee”) determined that VF’s performance against pre-established enterprise financial metrics (weighted 80% for our CEO and 50% for our other executives) was below the minimum pre-established financial thresholds and resulted in no payout for those enterprise financial metrics under VF’s Annual Incentive Plan (“AIP”) for fiscal 2024. The remaining portion of VF’s fiscal 2024 AIP weightings included Individual Strategic Objectives (weighted 30% for our executives, excluding our CEO) focused on each executive’s individual area of accountability and the VF Enterprise Scorecard (weighted 20% for all our executives, including our CEO) which focused on three pillars key to our short-term strategic priorities: Strategy, Operations and People goals. For these remaining elements, the Committee determined that our NEOs would not receive any payout. Thus, the Committee awarded no payouts to NEOs under the fiscal 2024 AIP. Mr. Dorer was not eligible to participate in the AIP due to the transitional nature of his role as Interim CEO. The performance payout under VF’s 2004 Long-Term Incentive Plan (“LTIP,” formerly known as the 2004 Mid-Term Incentive Plan) for the fiscal 2022-2024 performance period was below the minimum of pre-established financial thresholds and resulted in zero payout. Details can be found on page 45 and on page 46 for fiscal 2022-2024 LTIP goals.

VF Corporation 2024 Proxy Statement	/	35

EXECUTIVE COMPENSATION

VF’s Compensation Principles

Our executive compensation program is designed to align our executives’ interests with those of our shareholders, based on the following core principles:

Pay for Performance

•  A significant portion of each executive’s total direct compensation is at-risk, subject to fluctuation based on VF’s financial performance and individual performance(1)

•  The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation

Alignment with Business Strategy	• Incentives are designed to motivate VF’s executives by providing payments for achieving and exceeding goals aligned with VF’s annual and long-term business plan and strategic priorities

Shareholder Value Creation	• Pay is directly linked to VF’s share price and/or the achievement of short-term and long-term performance goals designed to foster the creation of sustainable long-term shareholder value

Market Competitive Pay

•  We provide market-competitive programs that enable VF to attract and retain highly talented individuals

•  Competitive external peer group data (described below) (the “Peer Group Data”) are used to establish target total direct compensation for each NEO

Delivery of Individual Strategic Objectives

•  Individual goals and metrics focus on financial and non-financial goals applicable to each executive’s area of accountability

•  All individual performance goals are approved by the Committee and structured around key drivers of VF’s strategic growth plans and value creation model

(1)	Except for Mr. Dorer in his role of Interim CEO, as described above

Fiscal 2024 Key Compensation Program Designs

For fiscal 2024 the Committee made design changes to VF’s Annual Incentive Plan to focus on critical drivers of financial performance and align executives with our short- and long-term strategic priorities, which support long-term shareholder value creation. The design of the LTIP remained unchanged from fiscal 2023. An overview of both fiscal 2024 incentive plans is highlighted in the table below.

FISCAL 2024 KEY COMPENSATION PROGRAM DESIGNS

Annual Incentive Plan

Aligned weighting on metrics that measure top line growth, bottom line profitability, and individual performance

•  Continued with an absolute performance metric for Total Revenue and Operating Income goals

•  Continued with Individual Strategic Objectives focused on each executive’s area of accountability (excluding the CEO and interim CEO)

•  Introduced the VF Enterprise Scorecard, focused on Strategy, Operations and People

•  Kept maximum payout opportunity of 200%

Long-Term Incentive Plan

No changes were made to the Performance-Based Restricted Stock Unit Awards (“PRSUs”)

•  Continued with two equally-weighted core metrics to be measured over three fiscal years: Revenue CAGR and Gross Margin Percentage Expansion

•  Continued to use TSR against the S&P 500 Consumer Discretionary Index companies as a modifier to core performance results

36	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

Our Governance Practices

Our executive compensation practices support good governance and mitigate excessive risk-taking. Below we highlight key compensation practices that we have implemented in our compensation program to promote the interests of shareholders and ensure responsible compensation and governance practices:

WHAT WE DO

Annual “say-on-pay” advisory vote for shareholders, with robust engagement outreach to understand and respond to feedback	Pay-for-performance emphasis with a balance of short- and long-term incentives, using an array of key performance metrics

Alignment of executive compensation with shareholder returns through equity ownership and equity-based awards

   Robust stock ownership guidelines for executives

   Clawback provisions for cash and equity performance-based compensation (compliant with SEC and NYSE regulations)

   Compensation consultant to the Committee is independent and free of conflicts of interest

Long-term incentive compensation tied to VF’s TSR relative to a pre-defined index
“Double trigger” required for severance under change-in-control agreements and for accelerated vesting of equity awards

WHAT WE DO NOT DO

No excise tax gross-up payments	No back dating or re-pricing of stock options and stock appreciation rights

No hedging or pledging of VF Common Stock	No employment agreements for U.S.-based executive officers

None of the NEOs have contractual rights to receive separation payments if they terminate their employment or are terminated with cause prior to a change in control of VF

End of Executive Summary

2023 SAY-ON-PAY RESULTS AND SHAREHOLDER ENGAGEMENT

At our 2023 Annual Meeting, the advisory say-on-pay proposal received approximately 88% support of the votes cast. Following the 2023 Annual Meeting, we conducted a director-driven extensive shareholder engagement effort, paying particular attention to investors’ feedback regarding our executive compensation program, the alignment between pay and performance and our incentive compensation metrics.

We invited our top shareholders, representing over 70% of our outstanding share ownership and including our top 18 shareholders, to engage and share their perspectives with us. Our engagement team, comprised of our Chair of the Board, Chair of the Talent and Compensation Committee and management representatives from our legal, investor relations, and human resources teams, met with 15 shareholders representing over 40% of our outstanding shares. Our Chair of the Board or Chair of the Talent and Compensation Committee participated in a majority of those meetings. We also engaged with representatives from Glass Lewis to gain their perspective on matters highlighted in their proxy analysis published in advance of our 2023 Annual Meeting.

In our engagement meetings, we discussed with our shareholders, among other topics, our executive compensation program design, pay and performance alignment, incentive compensation metrics, strategic objectives under the AIP, and the use of special equity awards.

VF Corporation 2024 Proxy Statement	/	37

EXECUTIVE COMPENSATION

A majority of shareholders we met with were generally supportive of our approach to executive compensation and noted favorably the sizing and design of the compensation granted to our new CEO, our thoughtful and simplified compensation structure, our pay for performance philosophy, and our long-term incentives being substantially performance based.

While shareholders had diverse and sometimes opposing views on various aspects of our executive compensation program, below is a summary of the key feedback themes we heard and the response of the Talent and Compensation Committee:

TOPIC	FEEDBACK	OUR RESPONSIVE ACTIONS AND PERSPECTIVE

Pay and Performance Alignment	Some shareholders wanted to understand whether we believe our Individual Strategic Objectives are working to incentivize our executives

•  For fiscal 2024, considering below-threshold performance under the VF enterprise financial metrics, the Committee determined to assess Individual Strategic Objectives payouts for NEOs who participated in the fiscal 2024 AIP based solely on financial performance of their areas of accountability to the extent their pre-set goals included financial metrics.

•  For our Chief People Officer, considering VF’s overall financial performance, the committee determined he would not receive any payout for his Individual Strategic Objectives.

Talent Management	Some shareholders expressed concerns around attrition rates, loss of talent and turnover

•  The Committee worked with our CEO to prioritize the appointment of a new Chief People Officer with the expectation that the Committee and management would continue to enhance the focus on VF’s People Strategy in alignment with VF’s business strategy and operating model.

•  VF will continue to view talent management as an important topic and area of focus.

Performance Metrics Selection	Some shareholders shared views that we consider the use of capital efficiency incentive metrics such as free cash flow or return on invested capital

•  Our fiscal 2024 AIP design includes a free cash flow metric for one of our NEOs for whom such a metric is the most relevant.

•  The Committee will continue to consider appropriate performance metrics for the incentive program design in the future.

Feedback from our shareholders is a critical part of VF’s and the Committee’s approach to designing our executive compensation program. Our proactive shareholder engagement program is described in “Corporate Governance at VF – Shareholder Outreach and Engagement” above. We continue to provide an open forum to each shareholder to discuss and comment on any aspects of VF’s executive compensation program. The Committee remains committed to understanding and being responsive to shareholder feedback.

COMPENSATION PROGRAMS

The fundamental philosophy of our executive compensation programs is to pay for performance through the alignment of our executives’ pay to the achievement of short- and long-term business strategies of VF.

Our programs are designed to balance fixed and performance-based compensation components and incentivize responsible achievement of multiple operating goals over one- and three-year periods. For the purpose of valuing total direct compensation, the performance-based elements are valued at their grant date at target levels. Such awards also provide for above- and below-target payout levels and thereby directly motivate executives to achieve VF’s business goals, reward them for achieving and exceeding these goals and reduce compensation below target levels if goals are not achieved. No awards will be earned if a minimum threshold level of performance is not achieved.

38	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

COMPONENTS OF OUR PROGRAMS FOR FISCAL 2024

TYPE	COMPONENT	TERMS	OBJECTIVE	PERFORMANCE/ VESTING PERIOD

Fixed Compensation	Annual Base Salary – Cash	• Fixed pay reflective of an executive’s role, responsibilities and individual performance • Reviewed annually	• Competitively compensate executives for their level of responsibility, skills, experience and sustained individual contribution	N/A

Performance- Based Compensation	Annual Incentive Awards – Cash	• Variable, performance-based cash compensation earned based on achieving pre-established annual goals • Annual payouts range from 0% to 200% of the targeted incentive opportunity	• Link compensation to annual operating and strategic performance objectives	One Year

Long-term Equity Incentive Awards – PRSUs – Weighted 50% of Total Long-Term Equity Incentives

•  Variable, performance-based equity compensation earned based on achieving pre-established financial goals and relative TSR over a three-year performance period

•  Payouts range from 0% to 200% of the targeted incentive opportunity based on financial performance (further modified up to +/- 25% based on the relative TSR modifier)

•  Generally vest at the end of the three-year performance period

•  Dividend equivalent units accumulate during the vesting period and are only paid on earned shares

•  Paid in shares of VF Common Stock upon vesting

			• Link rewards to long-term operating performance and relative TSR • Link rewards to shareholder value creation through stock price growth • Aid in retention	Three Years

	Long-term Equity Incentive Awards – Stock Options – Weighted 50% of Total Long-Term Equity Incentives	• Generally vest one third each year for three years, with each vesting occurring on the anniversary of the grant date • Expire after ten years • Granted at fair market value	• Link rewards to shareholder value creation through stock price growth over an extended period • Aid in retention	Up to Ten Years

In establishing the components of executive compensation, the Committee, in consultation with its independent consultant, assesses whether the program’s terms promote unnecessary risk-taking. In performing this assessment, the Committee reviews such compensation design elements as pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements, clawback provisions and VF’s trading policies. After performing this analysis, the Committee has concluded that the program does not promote excessive or unnecessary risk-taking that is reasonably likely to have a material adverse impact on the Company.

VF Corporation 2024 Proxy Statement	/	39

EXECUTIVE COMPENSATION

FISCAL 2024 MANAGEMENT TRANSITIONS AND RELATED FISCAL 2024 COMPENSATION DECISIONS

The following information relates to key management transitions that occurred in fiscal 2024 and related compensation decisions, as well as VF’s fiscal 2024 compensation program as applicable to the NEOs.

Mr. Darrell’s Appointment to President and Chief Executive Officer

On June 20, 2023, we announced that Mr. Darrell was appointed President and CEO. Mr. Darrell succeeded Mr. Dorer effective July 17, 2023 (the “Appointment Date”). In consideration for his employment with VF, Mr. Darrell received an annual base salary of $1,300,000, a target annual bonus opportunity of 175% of his annual base salary, pro-rated as of the Appointment Date and an annual long-term incentive plan award with a target value of $9,000,000. In respect of certain compensation that Mr. Darrell forfeited from his prior employer, he received equity awards with an aggregate grant date fair value of $3,000,000, 50% in the form of time-vesting restricted stock units (“RSUs”) and 50% in the form of stock options, with each award vesting 50% on the first anniversary of the Appointment Date and 50% on the second anniversary of the Appointment Date, subject to his continued employment through the applicable vesting date, subject to certain other terms and conditions. Mr. Darrell’s compensation for fiscal 2024 is reflected in the Summary Compensation Table.

Mr. Hyder’s Appointment to Executive Vice President and Chief People Officer

Mr. Hyder’s appointment as Executive Vice President and Chief People Officer was effective September 5, 2023. Mr. Hyder’s compensation package includes an annual base salary of $700,000, a target annual bonus opportunity of 100% of his annual base salary, pro-rated as of his employment start date, and an annual long-term incentive plan award with a target value of $2,000,000, pro-rated as of his employment start date. Mr. Hyder also received time-vesting RSUs with a grant date fair value of $6,000,000, which will cliff-vest on the third anniversary of the grant date, so long as he remains employed by VF on the vesting date, subject to certain other terms and conditions. The RSU award was intended to compensate Mr. Hyder for awards that he forfeited from his prior employer upon accepting our employment offer. Mr. Hyder’s compensation for fiscal 2024 is reflected in the Summary Compensation Table.

Mr. Scabbia Guerrini’s Promotion to Executive Vice President and Chief Commercial Officer

On October 30, 2023, we announced the promotion of Mr. Scabbia Guerrini, previously Executive Vice President and President, EMEA, APAC and Emerging Brands, to the position of Executive Vice President, Chief Commercial Officer and President, Emerging Brands, effective October 16, 2023. In connection with Mr. Scabbia Guerrini’s promotion, his compensation includes an annual base salary of CHF 830,000, effective November 1, 2023, and a promotion-based award of time-vesting RSUs with a grant date fair value of $2,500,000 which will cliff-vest on the second anniversary of the grant date, so long as he remains employed by VF on the vesting date, subject to certain other terms and conditions. The promotion award was intended to recognize his increased responsibility over a key part of VF’s transformation of its global commercial engine and leadership for all regions, including Americas, EMEA and APAC. Mr. Scabbia Guerrini’s compensation for fiscal 2024 is reflected in the Summary Compensation Table.

Mr. Dorer’s Resignation as Interim President and Chief Executive Officer

Mr. Dorer resigned as Interim President and CEO when Mr. Darrell became the President and CEO. On June 16, 2023, the Board approved a completion bonus for him in the amount of $300,000, and approved the vesting of the unvested portion of the RSU award that was granted to him upon commencing service as Interim CEO. Mr. Dorer’s compensation for fiscal 2024 is reflected in the Summary Compensation Table. Mr. Dorer did not receive any compensation for service as a member of our Board while he was employed as our Interim CEO. However, following Mr. Dorer’s resignation as Interim CEO, Mr. Dorer returned to serving as a non-employee director of the Board effective July 17, 2023. The Committee approved the prorated payment of director compensation to Mr. Dorer for service on the Board and attendance at meetings of the Board or any of its committees, in connection with the resumption of his service as a non-employee director. Mr. Dorer’s non-employee director compensation for fiscal 2024 is reflected in Note 7 to the Summary Compensation Table.

40	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

FISCAL 2024 COMPENSATION DECISIONS

For fiscal 2024, the portions of target total direct compensation for each of the compensation elements for the NEOs were as depicted below. Messrs. Darrell, Hyder and Scabbia Guerrini’s target compensation mix excludes the special equity awards granted to them in fiscal 2024, as described below in the section entitled “Elements of Compensation – Retention and Special Awards.” Mr. Dorer’s target compensation reflects the transitional nature of his appointment as our Interim CEO and consists of base salary only. The Committee determined that Mr. Dorer would not participate in our AIP nor receive any long-term performance-based incentive compensation.

Elements of Compensation

BASE SALARY

Base salary is designed to compensate executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is intended to be targeted around median salary levels for equivalent executive positions at companies in the compensation peer group (as described on page 52, the “Peer Group”). The Committee believes that a base salary targeted around comparable median salary levels within the Peer Group provides the foundation for the total compensation package required to attract, retain and motivate executives in alignment with VF’s business strategies.

Individual salaries for the NEOs are reviewed by the Committee annually, as well as at the time of a promotion or other changes in responsibilities. Each NEO is evaluated annually based on several components: key job responsibilities, key accomplishments and performance against annual goals and objectives. The resulting performance evaluations are presented to the Committee to be used in assessing each component of total compensation for each NEO.

Annual base salary increases for each NEO are based on (i) individual specific characteristics, including tenure in position and an assessment of the individual’s performance, (ii) the range around the median comparable salary of the Peer Group for the individual’s position, and (iii) VF’s overall merit increase budget for salaries. In addition, the Committee considers substantial increases in an executive’s responsibilities in setting base salary increases. Generally, base salaries of the NEOs are approved by the Committee and, in the case of the CEO’s base salary, approved by the full Board.

Fiscal 2024 Base Salary Decisions

For fiscal 2024, the Committee reviewed the base salaries for our NEOs and made an adjustment to Mr. Scabbia Guerrini’s salary effective April 1, 2023 as a result of his additional responsibility for the APAC region, and then approved a further adjustment effective November 1, 2023 related to his promotion to the position of Executive Vice President, Chief Commercial Officer and President, Emerging Brands. These increases aligned his fixed compensation more closely around the median comparable salary

VF Corporation 2024 Proxy Statement	/	41

EXECUTIVE COMPENSATION

of the Peer Group for a similar executive position. Mr. Darrell was appointed to the position of President and CEO effective July 17, 2023, and Mr. Hyder was appointed to the position of Executive Vice President and Chief People Officer effective September 5, 2023. Annual base salary rates for the NEOs for fiscal 2023 and fiscal 2024 are set forth below.

EXECUTIVE	FY2023 BASE SALARY	FY2024 BASE SALARY	% CHANGE VS FY2023 BASE SALARY RATE

Mr. Darrell(1)	n/a	$1,300,000	n/a

Mr. Puckett	$ 700,000	$ 700,000	0.0%

Mr. Bailey	$ 700,000	$ 700,000	0.0%

Mr. Scabbia Guerrini(2)	CHF 730,000	CHF 830,000	13.7%

Ms. Otto	$ 625,000	$ 625,000	0.0%

Mr. Hyder(3)	n/a	$ 700,000	n/a

Mr. Dorer(4)	$1,300,000	$1,300,000	0.0%

(1)	Mr. Darrell’s salary was effective July 17, 2023, in connection with his appointment as President and CEO.

(2)

Mr. Scabbia Guerrini’s salary is denominated and paid in Swiss Francs and reflects an increase effective April 1, 2023 to CHF 785,000 and November 1, 2023 to CHF 830,000 following his promotion to Chief Commercial Officer.

(3)	Mr. Hyder’s salary was effective September 5, 2023, in connection with his appointment as Executive Vice President and Chief People Officer.

(4)	Mr. Dorer’s service as Interim CEO ended effective July 17, 2023.

ANNUAL INCENTIVE AWARDS

VF maintains the AIP as a cash incentive plan for the NEOs. The AIP focuses executive attention on annual VF performance as measured by pre-established goals. The incentives are designed to motivate VF’s executives by providing payments for achieving and exceeding goals related to VF’s annual business plan and strategic priorities. The AIP framework also applies generally to all eligible participants, including employees who are not NEOs.

The Committee used the competitive external Peer Group Data described below to assist it in establishing target awards for each NEO under the AIP. The Committee establishes each NEO’s target annual incentive opportunity under the AIP after consideration of compensation data and the recommendations of the CEO (with respect to the NEOs other than the CEO) and the Committee’s independent consultant. The Committee also makes a general assessment as to the relative amounts of annual incentives for the NEOs to make sure they are, in the Committee’s judgment, fair and reasonable.

The annual cash incentive targets from fiscal 2023 to fiscal 2024 for the NEOs, as well as the fiscal 2024 payout range, are set forth below (except for Mr. Dorer who did not participate in the AIP in fiscal 2024 due to the interim nature of his employment):

EXECUTIVE	FY2023 ANNUAL CASH INCENTIVE TARGET AS % OF ANNUAL BASE SALARY	FY2024 ANNUAL CASH INCENTIVE TARGET AS % OF ANNUAL BASE SALARY(1)	FY2024 PAYOUT % OPPORTUNITY (% OF TARGET)

Mr. Darrell(2)	n/a	175%	0 – 200%

Mr. Puckett	100%	100%	0 – 200%

Mr. Bailey	100%	110%	0 – 200%

Mr. Scabbia Guerrini	100%	110%	0 – 200%

Ms. Otto	100%	110%	0 – 200%

Mr. Hyder(3)	n/a	100%	0 – 200%

(1)	The target award amounts are set forth in the 2024 Grants of Plan-Based Awards table below.

(2)	Mr. Darrell’s Annual Incentive Target of 175% of base salary was effective July 17, 2023 in connection with his appointment as President and CEO.

(3)	Mr. Hyder’s Annual Incentive Target of 100% of base salary was effective September 5, 2023 in connection with his appointment as Executive Vice President and Chief People Officer.

42	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

Fiscal 2024 Performance Goals and Metrics

Under the AIP, performance goals are set each year by the Committee. For fiscal 2024 the Committee made changes to VF’s compensation programs as described below. Changes made to VF’s AIP performance goals for fiscal 2024 were made to drive a focus on financial performance. VF’s Long-Term Incentive Plan continues to maintain a direct link to relative performance through TSR. The emphasis on absolute financial goals focused on revenue, operating income, and gross margin, coupled with TSR linkage, aligns executives with our short- and long-term strategic priorities, which support long-term shareholder value creation.

Fiscal 2024 Performance Goals

In summary, the Committee chose the following absolute goals as the most impactful drivers of VF’s strategic growth plans and its return to business and earnings growth for fiscal 2024:

FISCAL 2024 GOAL	EXPLANATION	RATIONALE
Total Revenue(1)	Measures VF’s total revenue performance against absolute targets set in relation to VF’s fiscal 2024 financial plan.	Key measure of top line growth.
Operating Income(2)	Measures profit from business operations.	Indicates profitability of the company.
Individual Strategic Objectives	Individual goals and metrics focused on financial and non-financial goals applicable to each executive’s area of accountability.	Performance goals approved by the Committee structured around key drivers of VF’s strategic growth plans and value creation model.
VF Enterprise Scorecard	Enterprise scorecard focused on Strategy, Operations and People.	Performance goals approved by the Committee to focus on three pillars key to our short-term strategic priorities.

(1)

Total Revenue is based on VF’s continuing operations and is measured on a constant currency basis, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. To calculate measures on a constant currency basis, the amounts in the current year for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the foreign exchange rates used in VF’s fiscal 2024 financial plan at the time the Committee set the targets.

(2)

Operating Income is based on VF’s continuing operations and reflects the impact of non-GAAP adjustments, which during fiscal 2024 include (i) noncash goodwill impairment charges related to the Timberland, Dickies and Icebreaker reporting units, (ii) costs related to Reinvent, VF’s transformation program, related primarily to severance and employee-related benefits and the net impact of asset disposals and write-downs, and (iii) transaction and deal related activities associated with the review of strategic alternatives for the Global Packs business, consisting of the Kipling®, Eastpak® and JanSport® brands. Operating Income is also measured on a constant currency basis, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. To calculate measures on a constant currency basis, the amounts in the current year for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the foreign exchange rates used in VF’s fiscal 2024 financial plan at the time the Committee set the targets.

The Committee established target performance goals as described below to determine the actual payouts to the executives. While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the AIP reflecting its subjective assessment of the value of accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

VF Corporation 2024 Proxy Statement	/	43

EXECUTIVE COMPENSATION

As shown in the chart below, the Committee aligned the performance goals for all NEOs based on VF Enterprise goals, the VF Enterprise Scorecard and Individual Strategic Objectives. The Committee chose weightings that are intended to strike an appropriate balance between aligning each executive’s individual objectives with VF’s overall corporate objectives while holding the executive accountable for performance in the executive’s particular area of responsibility.

As a key differentiating part of VF’s operating model, our regionally and/or brand based NEOs each drive enterprise financial results and strategic priorities beyond their direct region/brand area(s) of accountability. They bring the unique capability to transition from one leadership role to another, operating with both an enterprise and region or brand mindset. For this reason, for fiscal 2024 the Committee made the decision to continue to hold all NEOs accountable to VF Enterprise performance goals, recognizing their significant impact on overall VF operating results. In addition to VF Enterprise financial goals, the Committee approved the VF Enterprise Scorecard to be applied equally to all NEOs focused on three central pillars key to our short-term strategic priorities: Strategy, Operations and People. The Committee also approved Individual Strategic Objectives focused on financial goals for Messrs. Puckett, Scabbia Guerrini and Bailey and Ms. Otto applicable to each executive’s area of accountability and non-financial goals for Mr. Hyder.

In May 2023, the Committee set target performance goals for fiscal 2024 for the NEOs after considering criteria and weightings recommended by management as well as advice from the Committee’s independent consultant. Mr. Darrell’s weightings were approved by the Committee upon his appointment as President and CEO. Mr. Hyder’s weightings and Individual Strategic Objectives were approved by the Committee following his appointment as Executive Vice President and Chief People Officer. Due to the transitional nature of Mr. Dorer’s role as Interim CEO, the Committee did not grant Mr. Dorer an award opportunity under the AIP and therefore did not set performance goals for purposes of the AIP for him.

The objectives for the VF Performance Targets and each component of the objectives:

(1)

exclude the effects of adjustments related to impairment charges, pension curtailment or settlement charges, restructuring charges, other extraordinary items or non-recurring items, and required changes in accounting policies,

(2)	are calculated based on continuing operations, and

(3)

using the Company’s long-standing methodology, exclude any difference between actual foreign exchange rates and the foreign exchange rates used in VF’s fiscal 2024 financial plan at the time the Committee set the targets.

The performance targets were set in alignment with VF’s strategy to deliver consistent, profitable growth that provides sustainable, long-term returns for VF’s shareholders while considering the shorter-term reality of continuing global industry disruption and VF’s business. The targets reflected a number of factors, including planned synergies, VF’s strategic growth plan and value creation model and long-term commitments to our shareholders as outlined in our strategic 2024 plan.

44	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

2024 Annual Incentive Plan Payouts

In determining the payout for fiscal 2024 performance, the Committee considered achievement against all pre-set enterprise and Individual Strategic Objectives as applicable to each NEO as described above. Our overall financial performance against our performance goals, weighted at 80% for the CEO and 50% for all other executives, was below the performance payout threshold and resulted in zero payout for VF Enterprise Goals in fiscal 2024.

The following chart provides a summary of performance against each enterprise goal as applied for each NEO(1):

(1)	Mr. Dorer did not participate in the fiscal 2024 AIP due to his Interim CEO role.

Performance Against Individual Strategic Objectives and VF Enterprise Scorecard

The individual strategic objectives, weighted at 30% (excluding the CEO and the Interim CEO), were established by the Committee at the beginning of the fiscal year or following the hiring of a new executive officer. Fiscal 2024 individual strategic objectives were focused on each NEO’s area of accountability as follows:

•	Mr. Puckett – Free Cash Flow goals

•	Mr. Scabbia Guerrini – EMEA, APAC and Emerging Brands – Revenue and Operating Income goals

•	Ms. Otto – Global The North Face – Revenue and Operating Income goals

•	Mr. Hyder – Non-financial People related goals aligned to key VF priorities

•	Mr. Bailey – Global Vans – Revenue and Operating Income goals

As the performance of all financial goals for the Individual Strategic Objectives for Messrs. Puckett, Scabbia Guerrini and Bailey and Ms. Otto was below the threshold, the Committee determined no payout from the Individual Strategic Objectives. Although Mr. Hyder’s Individual Strategic Objectives were not pre-set financial goals, considering the overall financial performance of VF, the Committee determined that Mr. Hyder would not receive any payout from his Individual Strategic Objectives.

The VF Enterprise Scorecard, weighted 20% for all NEOs, was established by the Committee at the beginning of fiscal 2024. The VF Enterprise Scorecard was designed as a shared scorecard, applicable equally to all NEOs focused on a list of metrics in three key pillars of VF priorities in fiscal 2024: Strategy, Operations and People, intended to help align our near-term focus and facilitate progress toward our long-term strategic objectives.

Although some of the goals of the scorecard were achieved above the threshold, given the overall financial performance of VF, the Committee determined that the NEOs would not receive any payout related to the VF Enterprise Scorecard in fiscal 2024.

PERFORMANCE-BASED RESTRICTED STOCK UNITS

Under the LTIP, executives are awarded PRSUs that give them the opportunity to earn shares of VF Common Stock for performance achieved over three-year cycles. PRSUs provide long-term incentive compensation for executives with the objectives of providing a focus on long-term value and increasing stock ownership. PRSUs are designed to align the interests of VF’s executives with those of shareholders by encouraging the executives to enhance the value of VF Common Stock. In addition, through three-year performance periods, this component of the program is designed to create an incentive for individual executives to remain with VF. Dividend equivalents are paid on the shares actually paid out under the LTIP (no dividend equivalents are paid on any portion of the LTIP award not earned). At the payout date, the cash value of dividend equivalents is converted into additional shares.

VF Corporation 2024 Proxy Statement	/	45

EXECUTIVE COMPENSATION

Fiscal 2022 – 2024 Performance-Based Awards and Results

In May 2021, the Committee established the following three-year performance goals for the LTIP based on VF’s financial performance metrics as well as a relative performance metric to further align executive compensation with shareholder value creation.

FY2022-2024 PERFORMANCE GOALS	WEIGHTING

3-Year Revenue CAGR vs Performance Peer Set	50%

3-Year TSR vs S&P 500 Consumer Discretionary Index	50%

The following companies comprise the Performance Peer Set:

THE PERFORMANCE PEER SET

Adidas AG*	Deckers Outdoor Corporation	Moncler S.p.A.	Ralph Lauren Corporation*

Asics	Gap, Inc.*	Nike, Inc.*	Skechers USA, Inc.

Canada Goose Holdings Inc.	Levi Strauss and Company*	Puma SE	Under Armour, Inc.*

The Columbia Sportswear Company	lululemon athletica, inc.*	PVH Corporation*	Wolverine World Wide, Inc.

*	Also represents a Compensation Peer Group company for compensation data (see page 52 for additional information about the Compensation Peer Group).

For purposes of measuring relative business performance, the Committee chose the 16 apparel and/or footwear companies with which VF competes most for a share of consumer spending. Not all of the companies in the Performance Peer Set meet the size criteria (revenue and market capitalization) used in selecting the Compensation Peer Group as described on page 52, and are therefore excluded from the Compensation Peer Group on that basis.

Payout under the plan is calculated as follows:

The participant’s target number of PRSUs is multiplied by the payout percentage corresponding to the level of achievement against the three-year performance goals established at the beginning of the three-year performance cycle by the Committee (between 0% and 200% of the participant’s target award). The second component, a three-year Gross Margin Rate Improvement target, modifies performance by a maximum additional 25% or a maximum reduction of 25% on a straight-line interpolated basis.

As a result of including this growth performance metric modifier, actual payouts may range from 0% to 225% of the targeted award. An additional number of shares equal to the dollar value of the dividends that would have accrued (without compounding) are added to the shares subject to the payout.

46	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

In May 2024, in determining the results for the fiscal 2022-2024 performance period, the Committee considered achievement against the three-year performance goals (above) that were established in May 2021 for the performance cycle. VF’s Revenue growth for the performance period relative to the Performance Peer Set was below the 25th percentile of the Performance Peer Set, VF’s TSR for the performance period was below the 25th percentile of the S&P 500 Consumer Discretionary Index companies, and the Gross Margin Rate Improvement rate was below the threshold growth rate, resulting in a zero final payout.

Fiscal 2023-2025 and Fiscal 2024-2026 Performance Based Awards

For fiscal 2023 and fiscal 2024, the Committee established the following three-year performance goals for the LTIP based on VF’s financial performance metrics as well as a relative performance metric to further align executive compensation with shareholder value creation.

FY2023-2025 AND FY2024-2026 PERFORMANCE GOALS	WEIGHTING	RATIONALE

3-Year Revenue CAGR	50%	Metric that focuses on accelerated top-line growth and enhanced shareholder returns

3-Year Gross Margin Percentage Expansion	50%	Metric used to measure revenue growth and equity of VF’s brands

Payout under the fiscal 2023-2025 and fiscal 2024-2026 award cycles is calculated as follows:

The participant’s target number of PRSUs is multiplied by the payout percentage corresponding to the level of achievement against the three-year performance goals established at the beginning of the three-year performance cycle by the Committee

VF Corporation 2024 Proxy Statement	/	47

EXECUTIVE COMPENSATION

(between 0% and 200% of the participant’s target award). The second component, a relative performance metric, will be based on VF’s TSR, as compared to the TSR generated by the S&P 500 Consumer Discretionary Index companies during the applicable three-year period. At the end of the three-year performance period, the payout for each participant will:

(i)	remain unchanged if VF’s TSR is between the 25th and 75th percentile of TSR of the S&P 500 Consumer Discretionary Index companies over the period,

(ii)

increase in the amount of 25% of the participant’s target award if VF’s TSR is greater than or equal to the 75th percentile of TSR of the S&P 500 Consumer Discretionary Index companies over the period, or

(iii)	decrease in the amount of 25% of the participant’s target award if VF’s TSR is equal to or below the 25th percentile of TSR of the S&P 500 Consumer Discretionary Index companies over the period.

(1)	Results will be calculated based on a straight-line interpolation between Threshold/Target/Maximum.

(2)	The payout will be modified as described above.

As a result of including this modifier, actual payouts may range from 0% to 225% of the targeted award. An additional number of shares equal to the dollar value of the dividends that would have accrued (without compounding) are added to the shares subject to the payout.

The PRSU target award amounts made to the NEOs for the fiscal 2024-2026 performance periods are set forth in the 2024 Grants of Plan-Based Awards Table below. The grant-date fair value of the PRSU target awards for the three-year performance period beginning in each of fiscal 2022, fiscal 2023 and fiscal 2024 is reflected in the Stock Awards column of the Summary Compensation Table below.

STOCK OPTIONS

Stock options awarded under the 1996 Stock Compensation Plan, as amended and restated (the “Stock Plan”), are intended to align executives’ and shareholders’ interests and focus executives on attainment of VF’s long-term goals. Stock options provide executives with the opportunity to acquire an equity interest in VF and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with VF and promote shareholder returns. The Committee determines a value of options awarded to NEOs as a component of the target total direct compensation.

Non-qualified stock options have a term of not greater than ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment, and for 36 months after death, retirement or termination of employment due to disability, provided that such continued vesting after retirement requires that the employee was employed by VF on the last day of the fiscal year in which the

48	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

option was granted, as well as compliance with restrictive covenants in the event of retirement. In addition, in accordance with certain executives’ Change-in-Control Agreements described below, upon an executive’s qualifying termination of employment following a change in control of VF, any unvested options are accelerated and become exercisable by the executive.

RETENTION AND SPECIAL AWARDS

Retention awards and special awards of restricted stock or RSUs are made by the Committee from time to time to attract key executives, particularly to compensate for forfeited awards from prior employment, and to encourage key employees in critical roles to remain engaged and employed with VF during challenging and uncertain times. Awards of restricted stock or RSUs for retention purposes under the Stock Plan are not part of regular annual compensation and are not treated as part of total direct compensation. The Committee is committed to using retention and special awards sparingly, and only after thoughtful consideration of the circumstances, including the criticality of the key employee, the retentive value of the employee’s outstanding equity awards, and a fulsome review of all other regular compensation actions that are available to the Committee.

On August 4, 2023, Mr. Darrell was granted a special award of 77,240 RSUs and 262,208 stock options. This special award will vest 50% on the first anniversary of the Appointment Date and 50% on the second anniversary of the Appointment Date, so long as he remains employed by VF until the applicable vesting date. In addition, this award would vest in full if his employment is terminated due to an involuntary termination or due to his death or disability. This special award was made to compensate Mr. Darrell for awards that he forfeited from his prior employer as a result of his decision to join VF as President and CEO.

On November 2, 2023, Mr. Hyder was granted a special award of 428,266 RSUs, which will cliff-vest on the third anniversary of the grant date, so long as he remains employed by VF until the vesting date (except that a pro rata portion of the award would vest if his employment is terminated due to an involuntary termination or due to his death or disability). This special award was made to compensate Mr. Hyder for awards that he forfeited from his prior employer as a result of his decision to join VF as Executive Vice President and Chief People Officer.

On November 2, 2023, following consultation with the Committee’s independent consultant and the CEO, and in recognition of his promotion to the role of Chief Commercial Officer, which includes increased responsibility over a key part of VF’s transformation of its global commercial engine and leadership for all regions, including Americas, EMEA and APAC, Mr. Scabbia Guerrini was granted an award of 178,444 RSUs which will cliff-vest on the second anniversary of the grant date, so long as he remains employed by VF until the vesting date (except that a pro rata portion of the award would vest if his employment is terminated due to an involuntary termination or due to his death or disability). The size of the special RSU award was determined by the Committee following consideration of compensation data from VF’s Compensation Peer Group presented by the Committee’s independent compensation consultant, as well as the Committee’s assessment of Mr. Scabbia Guerrini’s scope of accountability, relative importance to VF’s long-term strategy and the retentive power of the executive’s aggregate unvested equity awards.

TWO-YEAR CASH-BASED PERFORMANCE AWARDS

On May 15, 2023, the Committee approved two-year cash-based performance awards for Messrs. Scabbia Guerrini and Bailey with a target value of $1,500,000 and $1,000,000, respectively. The awards have a two-year cumulative performance period of fiscal 2024 and fiscal 2025 based on APAC and Outdoor Emerging Brands goals for Mr. Scabbia Guerrini and Global Vans goals for Mr. Bailey. These awards are intended to incentivize Messrs. Scabbia Guerrini and Bailey for driving growth of key VF brands and regions which are fundamental to VF’s strategy for growth. The applicable awards will vest at the end of fiscal 2025 based on achievement of performance targets, so long as Messrs. Scabbia Guerrini and Bailey remain employed by VF on the last business day of fiscal 2025, respectively.

CASH SIGN-ON AWARDS

Cash sign-on awards are deployed in rare circumstances by the Committee to attract and compensate key executives to join VF and to compensate for incentives which they forfeit as a result of terminating their prior employment. These sign-on awards are used sparingly and paid over time. The Committee approved a $500,000 sign-on bonus to attract Ms. Otto to join VF. The first installment of $250,000 was paid to Ms. Otto shortly following her start date, and the second installment of $250,000 was paid to Ms. Otto within 30 days of the anniversary of her start date.

RETIREMENT AND BENEFIT PROGRAMS

The Committee believes that retirement and other benefits are important components of competitive compensation packages necessary to attract and retain qualified senior executives. The Committee reviews the amounts of the benefits annually along

VF Corporation 2024 Proxy Statement	/	49

EXECUTIVE COMPENSATION

with other compensation components. However, the benefits do not affect the decisions the Committee makes regarding other compensation components, which are generally structured to achieve VF’s short-term and long-term financial objectives.

Pension Benefits – VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s U.S.-based employees who were employed by VF on or before December 31, 2004, including Mr. Puckett. The purpose of the Pension Plan is to provide retirement benefits for those employees who qualify for such benefits under the provisions of the Pension Plan. The Pension Plan is discussed in further detail under the caption “Pension Benefits” within the “Executive Compensation” section. The Pension Plan was closed to new participants at the end of 2004. Effective December 31, 2018, the Pension Plan ceased to recognize any future service performance and any eligible compensation paid for purposes of calculating participant accrued benefits under the Pension Plan (i.e., no additional benefits accrue after such date). As of December 31, 2018, Mr. Puckett was the only NEO who participated in the Pension Plan, and none of our other NEOs have ever participated in the Pension Plan.

Supplemental Executive Retirement Plan (“SERP”) – Mr. Puckett participates in the SERP, which is an unfunded, nonqualified plan for eligible participants primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”). The SERP was closed to new participants at the end of 2004.

Effective December 31, 2018, the SERP ceased to recognize any future service performance and any eligible compensation paid for purposes of calculating participant accrued benefits under the SERP (i.e., no additional benefits accrue after such date). As of December 31, 2018, Mr. Puckett was the only NEO who participated in the SERP, and none of our other NEOs have ever participated in the SERP.

401k Plan – During fiscal 2024, U.S.-based NEOs were permitted to participate in the VF Retirement Savings Plan (the “401k Plan”). The 401k Plan is a broad-based tax-qualified defined contribution plan available to most U.S.-based employees of VF. The 401k Plan is described in further detail under the caption “Nonqualified Deferred Compensation” within the “Executive Compensation” section.

Nonqualified Deferred Compensation – VF’s U.S.-based senior executives, including the U.S.-based NEOs, are permitted to defer compensation and receive a limited amount of matching credits under the VF Corporation Executive Deferred Savings Plan. This plan enables executives to save for retirement on a tax-deferred basis. Nonqualified deferred compensation is discussed in further detail under the caption “Nonqualified Deferred Compensation” within the “Executive Compensation” section.

Mr. Scabbia Guerrini, who is not a U.S. resident, does not participate in VF’s Pension Plan, SERP, 401k Plan or Executive Deferred Savings Plan. His benefits are described in footnote 4 to the 2024 Pension Benefits Table within the “Executive Compensation” section.

Employee Benefits and Perquisites – VF provides a number of benefit plans to all eligible employees, including the NEOs. These benefits include programs such as medical, dental, life insurance and short- and long-term disability coverage and a merchandise discount on most VF products. We provide limited perquisites to our NEOs and generally do not view them as a significant element of our compensation program. NEOs are eligible for financial counseling, tax preparation services and an annual executive physical. Due to the temporary nature of Mr. Dorer’s appointment as our Interim CEO during fiscal 2024, the Committee approved the use of VF’s aircraft and corporate housing by Mr. Dorer which allowed him to commute between his home in California to our headquarters in Denver. Our current CEO was provided with limited personal use of our aircraft, however, we determined to wind down the Corporate Aviation function in 2024. The incremental cost to provide this discontinued benefit, as well as the other benefits described above, are included in the “All Other Compensation” column of the Summary Compensation Table below.

50	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

The Compensation Process

Compensation Decision-Making Process – Roles and Responsibilities

THE TALENT AND COMPENSATION COMMITTEE

VF’s Talent and Compensation Committee is composed entirely of independent directors. The Committee annually reviews all components of the compensation program to confirm that they are necessary and appropriate to promote VF’s strategic objectives while considering the competitive marketplace for executive talent. In addition, pertaining to their compensation related roles and responsibilities, the Committee:

•  Reviews and approves VF’s goals and objectives relative to the Chief Executive Officer’s compensation, sets his or her compensation levels and formulates his or her compensation package

•  Annually reviews the performance of the Chief Executive Officer and reviews the evaluations of the other NEOs

•  Reviews and approves the ongoing compensation packages for the other NEOs (including base salary, annual and long-term incentives), ensuring a significant portion is performance-based

•  Approves annual and long-term incentive award payouts based on performance achieved relative to the pre-established performance targets

•  Confirms that total compensation paid to each executive officer is appropriate based on comparing the Company’s financial performance relative to the peer group as measured by financial metrics including total shareholder returns and operating performance

•  Reviews and establishes the peer group companies used as a reference to compare Company performance and executive officer compensation

•  Continually monitors external compensation practices that meet high governance standards and considers their implementation as appropriate – receives regular reports on such practices from its independent compensation consultant, reviews the analysis of the program by the leading proxy voting advisory firms, and receives feedback from VF shareholders through VF’s investor relations department

•  Considers the results of the vote by VF shareholders on the annual advisory “say-on-pay” proposal, along with feedback from related engagement, in connection with the discharge of its responsibilities

•  Reviews and approves executive compensation policies, such as share ownership requirements and prohibitions against pledging and hedging of VF shares

•  Performs Total Compensation Review to understand the amounts of all elements of the executives’ compensation

•  Annually reviews the dollar value to the executives and the cost to VF of all perquisites and other benefits, payout obligations under the Pension Plan and the SERP, aggregate balances under VF’s deferred compensation plans, and projected payout levels under several termination-of-employment scenarios, including termination with and without cause and termination after a change in control of VF

THE INDEPENDENT COMMITTEE CONSULTANT

The Committee retained Meridian Compensation Partners, LLC as its independent compensation consultant to assist the Committee in accomplishing its objectives for fiscal 2024. Meridian is independent of VF, having no relationship with VF other than providing advisory services to the Committee. In reviewing Meridian’s independence, the Committee has considered the six factor test prescribed under NYSE rules. The Committee has sole authority to retain or terminate the service of its compensation consultant and to establish the fees to be paid to the consultant.

•  At the Committee’s instruction, independently prepare an analysis of compensation data relating to all NEOs

•  At the Committee’s request, a representative of the independent consultant attended all meetings and executive sessions of the Committee in fiscal 2024

•  Advises the Committee on current executive compensation practices that meet high governance standards, as well as current market trends, regulatory issues and developments related to executive compensation and director compensation

•  Advises the Committee on the relationship between Chief Executive Officer pay and performance

VF Corporation 2024 Proxy Statement	/	51

EXECUTIVE COMPENSATION

VF MANAGEMENT

As requested by the Committee, management is responsible for providing the independent consultant with information to facilitate its role in advising the Committee and preparing information for each Committee meeting.

•  The Chief Executive Officer and either the Executive Vice President, Chief People Officer or Vice President, Total Rewards generally attend Committee meetings, except the executive sessions that are held as part of each meeting

•  Work with the Committee Chair to prepare the agenda for each meeting

•  The Chief Executive Officer makes recommendations to the Committee regarding compensation for NEOs (other than himself or herself)

•  The Chief Executive Officer provides the Committee with a self-assessment based on achievement of the agreed-upon objectives and other leadership accomplishments

•  Provide information on VF’s strategic objectives to the Committee and make recommendations to the Committee regarding business performance targets and objectives for all senior executives including the Chief Executive Officer

•  In consultation with the independent consultant, recommend for the Committee’s consideration the Peer Group whose compensation data is used by the Committee, based on management’s knowledge of the publicly traded companies with which VF is most likely to compete for top executives

COMPETITIVE COMPENSATION TARGETS AND THE ROLE OF THE PEER GROUP

The Committee’s consultant and management each independently utilized the Peer Group Data to assist in establishing compensation targets for fiscal 2024.

•	The Peer Group Data was compiled utilizing publicly reported salary and go-forward salary levels and target levels of performance-based compensation available as of February 2023.

•

The Committee’s consultant utilized all data to recommend compensation targets for the Chief Executive Officer, and the Chief Executive Officer utilized the data to recommend compensation targets for the other NEOs.

In addition, the Committee utilizes the Peer Group to evaluate whether executive officer pay levels are reasonable on a relative basis.

PEER GROUP

The Committee primarily identifies companies that are of comparable size (based on revenue and market capitalization), and meet a majority of several criteria, such as:

•	having significant (greater than 30%) non-US revenue,

•	having similar products and/or customers,

•	having multiple brands (excluding licensed brands to the extent possible),

•	considering VF as a compensation peer,

•	being a frequent peer of peers being listed as a compensation peer in at least four other current peer companies, and

•	being a 2023 peer company identified by ISS, a leading independent proxy advisory firm.

52	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

The Committee reviewed the composition of the fiscal 2023 Peer Group and determined to make no changes to the Peer Group for fiscal 2024. The fiscal 2024 Peer Group constituent companies are grouped into the following business types:

The Committee sets target total direct compensation (base salary, target annual cash incentive awards and target annual long-term equity incentive award values) for senior executives generally around the median of the Peer Group Data, with targeted rigorous performance goals established by the Committee and the expectation that high performance results in upper quartile rewards. For fiscal 2024, the target total direct compensation was generally set in a reasonable range around the median of the Peer Group for each NEO.

Positioning total compensation at median is intended to retain top talent at a reasonable cost to VF as indicated by the available data, as well as to recognize each NEO’s relative experience to perform in his or her role. The Committee considers the scope of the executive’s duties, the executive’s experience in his or her role and individual performance relative to his or her peers to establish the appropriate point within that range of market data, or outside the range under circumstances that justify a deviation. The Committee also considers historical compensation levels, relative compensation levels among VF’s senior executives, and VF’s corporate performance as compared to the performance of companies in the Peer Group. The Committee generally allocates between total cash compensation and equity compensation in a way intended to be competitive with the Peer Group. The Committee balances the elements of total direct compensation in this process.

OTHER COMPENSATION POLICIES AND PRACTICES

Executive Stock Ownership Guidelines

It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of shareholders. Senior executives are subject to share ownership guidelines that require them to accumulate, over a five-year period, and then retain, shares of VF Common Stock having a market value ranging from two to six times current annual base salary, depending upon the position. The Chief Executive Officer, the other NEOs, and other senior executives are required to accumulate VF Common Stock having market values as follows:

Stock Ownership Guidelines

OFFICER	VF COMMON STOCK HAVING A MARKET VALUE OF

President and Chief Executive Officer	Six times annual base salary

Chief Financial Officer and Other NEOs	Three times annual base salary

Other Senior Executives	Two times annual base salary

An executive has five years to reach the target. If an executive’s guideline ownership level increases because of a tier change or salary increase, a new five-year period to achieve the incremental guideline ownership level begins with each such change. Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline.

VF Corporation 2024 Proxy Statement	/	53

EXECUTIVE COMPENSATION

Credit will be given for direct holdings by the executive or an immediate family member residing in the same household and the 401k Plan. No credit will be given for restricted stock, restricted stock units, or shares of stock beneficially owned by someone other than the executive or immediate family member residing in the same household, unexercised stock options, or other similar forms of ownership of stock. Shares held in trust are reviewed for credit by the Committee. Until a senior executive has met the targeted ownership level, whenever he or she exercises a stock option he or she must retain shares equal to 50% of the after-tax value of each option exercised; 50% of the after-tax vested time-vested restricted stock units; and 50% of the after-tax vested performance-based restricted stock units. As of March 30, 2024, Messrs. Scabbia Guerrini, Hyder and Bailey have met the guideline, while Messrs. Darrell and Puckett and Ms. Otto have not, but are still within the five-year period to achieve the guideline ownership level. At the time the Board appointed Mr. Dorer as Interim CEO in fiscal 2023, the Committee determined that Mr. Dorer would remain subject to the guideline ownership level applicable to non-employee directors, which guideline Mr. Dorer has met as of March 30, 2024.

Change-in-Control Agreements

VF has entered into Change-in-Control Agreements (the “Agreements”) with certain VF senior executives, including all NEOs other than Mr. Dorer, that provide the executives with certain severance benefits in the event their employment with VF is terminated by VF or by the executive for good reason, as defined in the Agreements, subsequent to a change in control of VF. The Agreements are designed to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of VF. VF believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives. The Agreements are described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section.

Total payments to be made to an executive in the event of termination of employment upon a change in control of VF may constitute excess “parachute payments” (as that term is defined in the Code). During 2011, the Committee eliminated the gross up feature.

Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the SERP, and continued life and medical insurance for specified periods after qualifying termination. Upon a change in control of VF, VF would also pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.

Policies and Practices Related to the Grant of Certain Equity Awards

Our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on stock option grant dates. In addition, it is our policy to not grant stock options or similar awards during periods in which there is material nonpublic information about VF, including (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy or (ii) at any time during the four business days prior to or the one business day following an earnings announcement. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant.

Our NEOs are not permitted to choose the grant date for their individual stock option grants. In fiscal 2024, stock option grants to our employees, including our NEOs, and our directors are generally made at a meeting of the Committee that is held during the first quarter of each fiscal year, and the stock option grants generally are not effective until the third business day following the earnings announcement.

54	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

Policy for the Recovery of Awards or Payments in the Event of Financial Restatement

The Board of Directors has adopted a policy for the recovery of cash and equity performance-based compensation from executives (these are generally referred to as “recoupment” or “clawback” policies). The policy provides that the Board may require an executive to forfeit a performance-based award or repay performance-based compensation if VF is required to prepare an accounting restatement as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct. The award agreements for stock options and PRSUs under the Stock Plan include provisions respecting such recovery, as does the AIP. In accordance with SEC rules and NYSE listing standards, we have a separate clawback policy that provides for the recovery of excess incentive-based compensation from covered officers in the event we are required to prepare a restatement of our consolidated financial statements, as described immediately below.

Policy for the Recovery of Erroneously Awarded Compensation

In October 2023, the Committee adopted a policy requiring forfeiture of incentive-based compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, in the event of certain required accounting restatements, pursuant to Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and Section 303A.14 of the NYSE Listed Company Manual. The policy requires that any incentive compensation (including both cash and equity compensation) paid to any current or former executive officer is subject to recoupment if:

•

the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct; and

•	that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the date the restatement was required.

Policy Regarding Hedging or Pledging of VF Common Stock

The Board of Directors has adopted a policy prohibiting VF’s directors, executive officers named in this proxy statement and certain other executives from engaging in transactions in derivative securities (including puts, calls, collars, forward contracts, equity swaps, exchange funds and the like) relating to VF securities (whether granted to the director or executive as part of the compensation of the director or executive or held, directly or indirectly, by the director or executive), transactions “hedging” the risk of ownership of VF securities and short sales of VF securities. In addition, VF’s directors, NEOs and certain other executives are prohibited from holding VF securities in margin accounts or pledging VF securities as collateral for loans.

Tax Considerations

Section 162(m) of the Code generally limits the deductibility by VF for Federal income tax purposes of annual compensation in excess of $1 million paid to certain executive officers, subject to a transition rule for compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, that is not materially modified after that date. When designing VF’s executive compensation programs, the Committee believes that it needs to consider all relevant factors that attract, retain and reward talent. The Committee has not adopted a policy requiring all compensation to be tax-deductible. Therefore, the Committee will continue to maintain the flexibility to award compensation that may not be tax-deductible. In addition, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with VF’s business needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s independent compensation consultant. Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and VF’s Annual Report on Form 10-K for the fiscal year ended March 30, 2024.

Juliana L. Chugg, Chair

Benno Dorer

Trevor A. Edwards

Mark S. Hoplamazian

Laura W. Lang

Matthew J. Shattock

VF Corporation 2024 Proxy Statement	/	55

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid or awarded to our NEOs during fiscal year 2024 (“fiscal 2024”), fiscal year 2023 (“fiscal 2023”) and fiscal year 2022 (“fiscal 2022”). Totals may not add up due to rounding.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)	ALL OTHER COMPENSATION ($)(7)	TOTAL ($)

Bracken Darrell,(8) President and Chief Executive Officer	2024	$919,945	$-0-	$6,456,280	$6,020,284	$-0-	$-0-	$138,890	$13,535,399

Matthew Puckett,(9) Executive Vice President and Chief Financial Officer	2024 2023 2022	700,000 700,000 579,058	-0- -0- -0-	1,121,461 1,076,333 1,037,661	1,099,876 1,000,656 901,768	-0- -0- 647,117	1,200 -0- -0-	47,878 89,214 60,536	2,970,415 2,866,203 3,226,140

Martino Scabbia Guerrini,(1) Executive Vice President Chief Commercial Officer and President, Emerging Brands	2024 2023 2022	907,583 764,224 739,789	-0- -0- -0-	3,876,325 3,345,435 3,385,587	1,349,846 1,250,816 1,252,461	-0- 134,198 800,157	155,931 132,462 127,818	33,878 31,406 32,664	6,323,563 5,658,541 6,338,475

Nicole Otto,(10) Global Brand President, The North Face	2024 2023	625,000 522,260	250,000 250,000	1,019,511 3,563,126	999,885 1,000,656	-0- 99,438	-0- -0-	53,955 48,791	2,948,351 5,484,271

Brent Hyder,(11) Executive Vice President, Chief People Officer	2024	399,727	-0-	6,456,023	570,931	-0-	-0-	8,754	7,435,435

Kevin Bailey,(12) Executive Vice President and Chief Transformation Officer	2024 2023 2022	700,000 700,000 630,000	-0- -0- -0-	1,376,325 2,153,079 1,441,087	1,349,846 1,350,878 1,252,461	-0- -0- 569,520	-0- -0- -0-	50,700 141,674 86,494	3,476,871 4,345,631 3,979,562

Benno Dorer,(13) Former Interim President and Chief Executive Officer	2024 2023	383,607 427,397	300,000 -0-	660,766 2,000,001	-0- -0-	-0- -0-	-0- -0-	627,568 610,168	1,971,941 3,037,566

(1)

The cash compensation for Mr. Scabbia Guerrini is paid in Swiss francs. His cash compensation was converted into U.S. dollars at the average daily exchange rate for each respective period, as follows: in fiscal 2022, 1.0888 U.S. dollars to the Swiss franc, in fiscal 2023, 1.0469 U.S. dollars to the Swiss franc and in fiscal 2024, 1.1293 U.S. dollars to the Swiss franc.

(2)

Ms. Otto received a cash sign-on bonus of $500,000, payable in two installments. The first $250,000 was paid within 30 days of her start date (in fiscal 2023) and the second installment of $250,000 was paid after the one-year anniversary of her start date (in fiscal 2024). Mr. Dorer received a completion bonus of $300,000 in recognition of his performance and accomplishments as Interim President and CEO, which was paid in July 2023.

(3)

The amounts shown for the restricted stock units in this column include the aggregate grant date fair value of the restricted stock unit awards computed in accordance with FASB ASC Topic 718. The valuation assumptions used are summarized in Note 19 to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 30, 2024. Awards of performance-based restricted stock units (“PRSUs”) for the three-year performance periods of 2022 through 2024, 2023 through 2025 and 2024 through 2026 were made to the named executive officers in 2021, 2022 and 2023, respectively, under the Long-Term Incentive Plan generally described in footnote 3 to the 2024 Grants of Plan-Based Awards Table below. The grant date fair value of the PRSUs granted in fiscal 2024 is the sum of two separate valuations, the larger portion being the target payout based on the probable outcome of financial performance goals and the remaining portion being the fair value of the awards based on relative total shareholder return. To calculate this, we (i) multiply the average of the high and the low price of VF Common Stock on the date of the award ($17.95) by the target number of PRSUs to determine the portion of fair value based on the financial performance goal, and (ii) use a Monte Carlo simulated fair value to determine the portion of fair value based on relative total shareholder return ($0.35 per PRSU at target). Assuming achievement of the financial performance goals at the maximum level, the grant date fair value of the PRSU awards granted in 2023 with respect to fiscal 2024 compensation would have been as follows: Mr. Darrell: $9,824,815; Mr. Puckett, $2,221,473; Mr. Bailey, $2,726,326; Mr. Scabbia Guerrini, $2,726,326; Ms. Otto, $2,019,524; and Mr. Hyder, $900,918 (these amounts include the relative total shareholder return portion of grant date fair value, but that portion of fair value is not based on an assumed probable level of performance so does not change when fair value is shown assuming maximum performance). Dividend equivalents (without compounding) accrue on these PRSUs subject to the same performance-based vesting requirements as apply to the PRSUs. The amount for Mr. Darrell includes a make-whole equity award of 77,240 RSUs, 50% of which RSUs will vest on July 17, 2024 and 50% of which RSUs will vest on July 17, 2025, subject to continued employment through such date. The fair value of the RSUs was calculated by multiplying the average of the high and the low price of VF Common Stock on the date of the award ($19.42) by the number of RSUs granted. The amount for Mr. Scabbia Guerrini also includes a promotion-based award of 178,444 RSUs, which will cliff-vest 100% on the second anniversary of the grant date, subject to continued employment through such date. The fair value of the RSUs was calculated by multiplying the average of the high and the low price of VF Common Stock on the date of the award ($14.01) by the number of RSUs granted. The amount for Mr. Hyder also includes a special award in connection with his appointment to Executive Vice President and Chief

56	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

People Officer of 428,266 RSUs, which will cliff-vest 100% on the third anniversary of the grant date, subject to continued employment through such date. The fair value of the RSUs was calculated by multiplying the average of the high and the low price of VF Common Stock on the date of the award ($14.01) by the number of RSUs granted. The amount for Mr. Dorer includes an award of 33,990 RSUs, which fully vested on July 14, 2023. The fair value of the RSUs was calculated by multiplying the average of the high and the low price of VF Common Stock on the date of the award ($19.44) by the number of RSUs granted. The award was originally granted in fiscal 2023 in connection with Mr. Dorer’s employment as Interim President and CEO. As the original vesting condition changed from pro-rata vesting to full vesting upon his resignation as Interim President and CEO, the award was modified and resulted in a new grant for accounting and disclosure purposes. Vesting, forfeiture and other terms of these awards are described in the Compensation Discussion and Analysis above.

For a discussion of the performance goals applicable to the PRSU awards, as well as vesting, forfeiture and other terms, see the Compensation Discussion and Analysis above.

(4)

Options to purchase shares of VF Common Stock are granted under the Stock Plan. The terms of options granted under the Stock Plan are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End 2024 table below. The values of the option awards in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and were estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The valuation assumptions used and the resulting weighted average value of stock options granted during fiscal 2024 is summarized in Note 19 to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 30, 2024. The amount for Mr. Darrell includes a make-whole equity award of 262,208 stock options, 50% of which stock options will vest on July 17, 2024 and 50% of which stock options will vest on July 17, 2025, subject to continued employment through such date.

(5)

The amounts in this column represent cash awards earned under the AIP. The general operation of the AIP in fiscal 2024 is described in footnote 2 to the 2024 Grants of Plan-Based Awards table below. Mr. Dorer was not eligible to receive a fiscal 2024 AIP award due to the interim nature of his appointment.

(6)

The amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) in fiscal 2024, fiscal 2023, and fiscal 2022. In accordance with SEC rules and guidance, if the net change in actuarial present value of accumulated benefits was negative, as it was in fiscal 2022 and fiscal 2023, $0 is shown. Fiscal 2024 amounts in this column for Mr. Scabbia Guerrini were valued in Swiss francs and converted to U.S. dollars at the average daily exchange rate for fiscal 2024 of 1.1293 U.S. dollars to the Swiss franc. Messrs. Darrell, Dorer, Bailey and Hyder and Ms. Otto do not participate in the defined benefit plans. See “Pension Benefits” below for a detailed discussion of VF’s pension benefits.

(7)

This amount includes VF’s matching contribution under the VF Executive Deferred Savings Plan in fiscal 2024 as follows: Mr. Puckett, $22,200; Mr. Bailey, $22,200 and Ms. Otto, $38,666. For Messrs. Puckett and Bailey, the amount also includes VF’s payment of the cost of financial planning services and for Messrs. Bailey and Dorer, the amount includes VF’s payment of the cost of an annual physical. For Mr. Dorer, this amount includes a tax gross-up of $79 associated with the annual physical. This amount also includes VF’s matching contribution under the VF 401k Plan as follows: Mr. Darrell, $9,000; Mr. Puckett, $19,760; Mr. Bailey, $19,463; Ms. Otto, $15,288; Mr. Hyder, $8,615; and Mr. Dorer, $500. For Messrs. Puckett and Bailey, this amount also includes VF’s payment of the cost of tax preparation services in the amount of $1,500 and an associated tax gross-up of $603 for Mr. Puckett and $672 for Mr. Bailey. For Mr. Scabbia Guerrini, this amount includes a transportation allowance of $6,776 and a representation allowance of $27,103. Amounts in this column for Mr. Scabbia Guerrini were paid in Swiss francs and converted to U.S. dollars at the average daily exchange rate for fiscal 2024 of 1.1293 U.S. dollars to the Swiss franc. With respect to Mr. Dorer, this amount also includes the following compensation received as a non-employee director following his resignation as Interim CEO on July 16, 2023: (i) cash retainer fees of $88,599, (ii) an award of 3,545 RSUs (the amount in the column represents the grant date fair value of $68,844 computed in accordance with FASB ASC Topic 718); and (iii) an award of an option to purchase 11,124 shares of VF common stock (the amount in the column represents the grant date fair value of $63,852 computed in accordance with FASB ASC Topic 718). For Messrs. Bailey and Hyder, this amount includes a technology allowance of $300 for Mr. Bailey and $138 for Mr. Hyder. For Mr. Darrell, this amount includes $16,544 of expenses paid in connection with his relocation and an associated tax gross-up of $7,846. This amount includes personal use of company aircraft in fiscal 2024 by Mr. Darrell of $105,500 and Mr. Dorer of $365,000. The cost of the personal use of aircraft was calculated based on the aggregate incremental cost to VF based on an hourly charge for VF’s aircraft that includes fuel, maintenance, salaries, ramp fees and landing fees. Family members of executives and their invited guests occasionally fly on VF aircraft as additional passengers on business flights. In those cases, there is no aggregate incremental cost to VF for the family member or guest, although taxable income is imputed to the individual. VF’s corporate aviation function ceased operations in fiscal 2024. For Mr. Dorer, the amount includes corporate housing in Denver, Colorado near VF’s headquarters in the amount of $22,345 and an associated tax gross-up of $10,049. For Mr. Dorer, this amount includes a payout of accrued PTO of $5,000 following his resignation as Interim President and Chief Executive Officer.

(8)	Mr. Darrell was appointed as President and Chief Executive Officer effective July 17, 2023.

(9)	Mr. Puckett was appointed as Executive Vice President and Chief Financial Officer effective at the end of May 2021.

(10)	Ms. Otto was appointed as Global Brand President, The North Face effective May 31, 2022.

(11)	Mr. Hyder was appointed as Executive Vice President, Chief People Officer effective September 5, 2023.

(12)

Mr. Bailey was an expatriate on assignment in Hong Kong from February 2017 through July 2020 and received expatriate compensation and benefits that are available on the same basis to all U.S. employees on foreign assignments. VF’s tax equalization policy is designed to ensure that an international assignee’s income tax burden while on foreign assignment is approximately the same as the assignee’s home-based income tax, regardless of the assignment location. A final determination as to the exact amount of Mr. Bailey’s tax equalization payments for fiscal 2023 and fiscal 2024 will not be available until his calendar 2022 through calendar 2024 tax equalization settlements are finalized. As a result, VF may make tax equalization payments and adjustments at a later date. Mr. Bailey’s fiscal 2022 tax equalization was finalized and resulted in a payment made by Mr. Bailey to the Company.

(13)	Mr. Dorer served as Interim President and Chief Executive Officer from December 2, 2022 to July 16, 2023.

VF Corporation 2024 Proxy Statement	/	57

EXECUTIVE COMPENSATION

2024 Grants of Plan-Based Awards

The following table sets forth all grants of plan-based awards made to our NEOs during fiscal 2024. For further discussion regarding the grants, see the Compensation Discussion and Analysis section above.

NAME	DATE OF BOARD APPROVAL OF AWARDS(1)	GRANT DATE OF EQUITY AWARDS(1)	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS(1) ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Mr. Darrell	6/16/2023		$-0-	$1,609,904	$3,219,808
	6/16/2023	8/4/2023				-0-	250,697	564,068				$4,956,280	(5)
	6/16/2023	8/4/2023								786,622	$19.42	4,515,210	(6)
	6/16/2023	8/4/2023								262,208	19.42	1,505,074	(4)
	6/16/2023	8/4/2023							77,240			1,500,001	(4)

Mr. Puckett	5/15/2023		-0-	700,000	1,400,000
	5/15/2023	5/26/2023				-0-	61,282	137,885				1,121,461	(5)
	5/15/2023	5/26/2023								192,286	17.95	1,099,876	(6)

Mr. Scabbia Guerrini	5/15/2023		-0-	1,140,312	2,280,624
	5/15/2023		-0-	1,500,000	3,000,000
	5/15/2023	5/26/2023				-0-	75,209	169,220				1,376,325	(5)
	5/15/2023	5/26/2023								235,987	17.95	1,349,846	(6)
	10/17/2023	11/2/2023							178,444			2,500,000	(7)

Ms. Otto	5/15/2023		-0-	687,500	1,375,000
	5/15/2023	5/26/2023				-0-	55,711	125,350				1,019,511	(5)
	5/15/2023	5/26/2023								174,805	17.95	999,885	(6)

Mr. Hyder	10/23/2023		-0-	399,727	799,454
	10/23/2023	11/2/2023				-0-	31,756	71,451				456,016	(5)
	10/23/2023	11/2/2023								99,639	14.01	570,931	(6)
	10/23/2023	11/2/2023							428,266			6,000,007	(8)

Mr. Bailey	5/15/2023		-0-	770,000	1,540,000
	5/15/2023		-0-	1,000,000	2,000,000
	5/15/2023	5/26/2023				-0-	75,209	169,220				1,376,325	(5)
	5/15/2023	5/26/2023								235,987	17.95	1,349,846	(6)

Mr. Dorer	7/24/2023	8/4/2023								11,124	19.42	63,852	(9)
	7/24/2023	8/4/2023							3,545			68,844	(10)
	6/16/2023	6/16/2023							33,990			660,766	(11)

(1)

All equity awards are granted under the VF Stock Plan. Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined under the Stock Plan as the average of the reported high and low sales price of VF Common Stock on the date of grant. With respect to the options granted on May 26, 2023, the average of the high and the low sales price was $17.95, and the closing market price was $18.05. With respect to the options granted on August 4, 2023, the average of the high and the low sales price was $19.42, and the closing market price was $19.40. With respect to the options granted to Mr. Hyder on November 2, 2023, the average of the high and the low sales price was $14.01, and the closing market price was $14.81. The Compensation Committee’s general policy under the Stock Plan is to fix the date of grant of the options and performance-based equity awards as the third business day after VF announces its earnings for the previously completed fiscal year or quarter depending upon whether the award is an annual award or a mid-year award.

(2)

The amounts in these columns represent the threshold, target and maximum annual incentive awards under the AIP, as described above in the Compensation Discussion and Analysis section above. Depending upon the level of achievement of each of the specified performance goals, annual cash awards could range

58	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

from 0% to 200% of the targeted incentive opportunity for each AIP participant. Mr. Scabbia Guerrini’s target has been converted to U.S. dollars from Swiss francs based on the average daily exchange rates for fiscal 2024 of 1.1293 U.S. dollars to the Swiss franc. The amounts in these columns for Messrs. Scabbia Guerrini and Bailey also represent threshold, target and maximum of the two-year cash-based performance awards, as described above in the Compensation Discussion and Analysis section above.

(3)

The amounts in these columns represent the threshold, target and maximum PRSU awards under the Long-Term Incentive Plan (“LTIP”). These PRSUs were granted to the named executive officers for the three-year performance period of fiscal 2024 through fiscal 2026. Depending on the level of achievement of certain performance goals during the three years of the performance period, payouts of awards could range up to a maximum of 200% of the target award, and potentially plus or minus 25% of the target award depending on VF’s total shareholder return as compared to the total shareholder return of S&P 500 Consumer Discretionary Index companies over the performance period, for a total maximum payout of 225% of the target award. For a discussion of the performance goals applicable to the LTIP awards, as well as vesting, forfeiture and other terms, see the Compensation Discussion and Analysis section above.

(4)

The amount in this column represents the grant date fair value of a make-whole equity award of 77,240 RSUs and 262,208 stock options, 50% of which will vest on July 17, 2024 and 50% of which will vest on July 17, 2025, subject to continued employment through such date. For further information on the awards, see “Compensation Discussion & Analysis – Elements of Compensation – Retention and Special Awards” above.

(5)

The aggregate fair value of the PRSUs was computed in accordance with FASB ASC Topic 718. See footnote 3 to the Summary Compensation Table. The assumptions used are summarized in Note 19 to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 30, 2024.

(6)

The fair value on the date of grant of each option award was computed in accordance with FASB ASC Topic 718. The terms of options are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End 2024 table. The assumptions used and the resulting weighted average fair value of stock options granted during fiscal 2024 are summarized in Note 19 to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 30, 2024.

(7)

The amount in this column represents the grant date fair value of a promotion-based award granted to Mr. Scabbia Guerrini of 178,444 RSUs, which will cliff vest 100% on the second anniversary of the grant date, subject to Mr. Scabbia Guerrini’s continued employment through such date. For further information on the awards, see “Compensation Discussion & Analysis – Elements of Compensation – Retention and Special Awards” above.

(8)

The amount in this column represents the grant date fair value of a special award granted to Mr. Hyder in connection with his appointment to Executive Vice President and Chief People Officer of 428,266 RSUs, which will cliff vest 100% on the third anniversary of the grant date, subject to Mr. Hyder’s continued employment through such date. For further information on the awards, see “Compensation Discussion & Analysis – Elements of Compensation – Retention and Special Awards” above.

(9)

The amount in this column represents the grant date fair value of options awarded to Mr. Dorer while he was serving as a non-employee director. For further information on this award, including the assumptions used and the resulting weighted average fair value of stock options, see footnote 3 to the Fiscal 2024 Independent Director Compensation Table.

(10)

The amount in this column represents the grant date fair value of RSUs awarded to Mr. Dorer while he was serving as a non-employee director. For further information on this award, including the assumptions used and the resulting weighted average fair value of RSUs, see footnote 2 to the Fiscal 2024 Independent Director Compensation Table.

(11)

The amount in this column represents the grant date fair value of a time-vesting RSU award, that vested 100% on July 14, 2023. The award was originally granted in fiscal 2023 in connection with Mr. Dorer’s employment as Interim President and CEO. As the original vesting condition changed from pro-rata vesting to full vesting upon his resignation as Interim President and CEO, the award was modified and resulted in a new grant for accounting and disclosure purposes.

VF Corporation 2024 Proxy Statement	/	59

EXECUTIVE COMPENSATION

2024 Grants of Certain Equity Awards Close in Time to the Release of
Material Nonpublic Information
The Compensation Committee’s general policy under the Stock Plan is to fix the date of grant of options as
the third business day
after
VF announces its earnings for the previously completed fiscal year or quarter depending upon whether the award is an annual award or a mid-year
award. In fiscal 2024, there were two occasions when the grant date of options occurred one business day after the filing of a periodic report, and one occasion when the
grant date of options occurred one business day prior to the filing of a periodic report. The following table presents information regarding options issued to our executive officers in fiscal 2024 during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public
information (“MNPI”) and ending one
business
day after the filing or furnishing of such report with the SEC.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING THE AWARD (#)	EXERCISE PRICE OF THE AWARD ($)	GRANT DATE FAIR VALUE OF THE AWARD ($)
PERCENTAGE CHANGE IN THE
CLOSING MARKET PRICE
OF THE SECURITIES
UNDERLYING THE AWARD
BETWEEN THE TRADING DAY
ENDING IMMEDIATELY PRIOR
TO THE DISCLOSURE OF MNPI
AND THE TRADING DAY
BEGINNING IMMEDIATELY
FOLLOWING THE DISCLOSURE
OF MNPI

Bracken Darrell	8/4/2023	786,622	$19.42	$4,515,210	1.84%
	8/4/2023	262,208	19.42	1,505,074	1.84
Matthew Puckett	5/26/2023	192,286	17.95	1,099,876	(1.63)
Martino Scabbia Guerrini	5/26/2023	235,987	17.95	1,349,846	(1.63)
Nicole Otto	5/26/2023	174,805	17.95	999,885	(1.63)
Brent Hyder	11/2/2023	99,639	14.01	570,931	7.70
Kevin Bailey	5/26/2023	235,987	17.95	1,349,846	(1.63)
Benno Dorer	8/4/2023	11,124	19.42	63,852	1.84

60	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2024

The following table sets forth information regarding the outstanding equity awards held by our NEOs as of March 30, 2024, after giving effect to the May 2019 adjustments made in connection with the Spin-off.

	OPTION AWARDS(1)						STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)

Bracken Darrell	8/4/2023	-0-	786,622		$19.42	8/3/2033
	8/4/2023	-0-	262,208	(6)	19.42	8/3/2033	79,412	(6)	$1,218,183	-0-	(5)	$-0-

Matthew Puckett	2/18/2015	5,859	-0-		69.98	2/17/2025

	2/23/2016	8,460	-0-		56.92	2/22/2026

	2/22/2017	10,368	-0-		49.66	2/21/2027

	2/21/2018	6,700	-0-		69.47	2/20/2028

	5/24/2019	10,271	-0-		84.23	5/23/2029

	5/19/2020	11,083	-0-		55.74	5/18/2030	8,762	(7)	134,406

	3/8/2021						22,895	(7)	351,210

	5/25/2021	29,762	14,880		77.78	5/24/2031

	5/24/2022	24,671	49,342		45.34	5/23/2032				-0-	(4)	-0-

	5/26/2023	-0-	192,286		17.95	5/25/2033				-0-	(5)	-0-

Martino Scabbia Guerrini	2/18/2015	19,469	-0-		69.98	2/17/2025

	2/23/2016	22,933	-0-		56.92	2/22/2026

	2/22/2017	38,201	-0-		49.66	2/21/2027

	2/21/2018	35,264	-0-		69.47	2/20/2028

	5/24/2019	55,753	-0-		84.23	5/23/2029

	5/19/2020	66,493	-0-		55.74	5/18/2030

	5/25/2021	41,336	20,667		77.78	5/24/2031	14,222	(8)	218,162

	5/24/2022	30,839	61,677		45.34	5/23/2032				-0-	(4)	-0-

	3/6/2023						82,801	(8)	1,270,172

	5/26/2023	-0-	235,987		17.95	5/25/2033				-0-	(5)	-0-

	11/2/2023						180,438	(8)	2,767,922

Nicole Otto	8/2/2022	24,671	49,342		44.74	8/1/2032	45,814	(9)	702,782	-0-	(4)	-0-

	5/26/2023	-0-	174,805		17.95	5/25/2033				-0-	(5)	-0-

Brent Hyder	11/2/2023	-0-	99,639		14.01	11/1/2033	433,052	(10)	6,643,018	-0-	(5)	-0-

VF Corporation 2024 Proxy Statement	/	61

EXECUTIVE COMPENSATION

	OPTION AWARDS(1)					STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)

Kevin Bailey	2/18/2015	19,469	-0-	69.98	2/17/2025

	2/23/2016	22,933	-0-	56.92	2/22/2026

	2/22/2017	38,201	-0-	49.66	2/21/2027

	2/21/2018	35,264	-0-	69.47	2/20/2028

	5/24/2019	55,753	-0-	84.23	5/23/2029

	5/19/2020	66,493	-0-	55.74	5/18/2030

	5/25/2021	41,336	20,667	77.78	5/24/2031

	5/24/2022	33,306	66,611	45.34	5/23/2032				-0-	(4)	-0-

	2/10/2023					27,722	(11)	425,263

	5/26/2023	-0-	235,987	17.95	5/25/2033				-0-	(5)	-0-

Benno Dorer	2/22/2017	8,732	-0-	49.66	2/21/2027

	2/21/2018	5,818	-0-	69.47	2/20/2028

	5/24/2019	4,842	-0-	84.23	5/23/2029

	5/19/2020	5,383	-0-	55.74	5/18/2030

	5/25/2021	4,217	-0-	77.78	5/24/2031

	5/24/2022	6,662	-0-	45.34	5/23/2032

	8/4/2023	-0-	11,124	19.42	8/3/2033	3,665	(12)	55,910

(1)

All of the options are non-qualified stock options awarded under the Stock Plan. The make-whole options awarded to Mr. Darrell are described in footnote 6 below. The options awarded to Mr. Dorer in his capacity as a non-employee director generally have a stated term of ten years and become exercisable one year after the date of grant. Upon Mr. Dorer’s separation from the Board, options are exercisable for 36 months but not after the expiration of the option term. The remainder of this footnote addresses the options awarded to the other named executive officers. Each option becomes vested and exercisable in thirds on the first, second and third anniversaries of the date of grant. Options generally become fully vested and exercisable upon the executive’s death or termination of the executive’s employment due to disability or in the event of certain terminations following a change in control of VF. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the options generally expire on an accelerated basis, as follows: 36 months after retirement, death or termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

(2)

For all restricted stock and restricted stock units awarded in 2018 and later, dividends are reinvested at the dividend payment date in additional shares that are subject to the same restrictions as the original award. For restricted stock units awarded prior to 2018, dividend equivalents accrue as cash amounts until vesting and payout, at which time such amounts are paid in additional shares of stock calculated by dividing the accrued dividend equivalents by the average of the high and low price of a share of VF Common Stock on the date the award is paid out. Dividend equivalents are not compounded.

(3)

Amounts reported are based on the closing market price per share of VF’s Common Stock of $15.34 on March 28, 2024, the last trading day of VF’s fiscal 2024. The number of PRSUs was calculated by multiplying the actual level of achievement for the three-year performance period ended March 30, 2024 by the target number of PRSUs awarded, and the dollar value was calculated by multiplying the resulting number of PRSUs by $15.34. Because the actual level of achievement for the three-year performance period ended March 30, 2024 was 0%, the number of PRSUs is zero, and the dollar value is zero. The final level of achievement for the awards in these columns may differ. For a discussion of vesting, forfeiture and other terms applicable to the PRSUs, see the Compensation Discussion & Analysis section above.

(4)

This number represents the number of PRSUs that were awarded under the LTIP by the Compensation Committee in 2022 for the three-year performance period ending April 2025 multiplied by an assumed achievement level of 0%. At an achievement level of 225% (the maximum), the number of PRSUs and the corresponding value would be as follows (the number of shares is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares): Mr. Puckett: 49,626 PRSUs with a value of $761,263; Mr. Bailey: 66,996 PRSUs with a value of $1,027,719; Ms. Otto: 49,626 PRSUs with a value of $761,263; and Mr. Scabbia Guerrini: 62,033 PRSUs with a value of $951,579.

(5)

This number represents the number of PRSUs that were awarded under the LTIP by the Compensation Committee in 2023 for the three-year performance period ending April 2026 multiplied by an assumed achievement level of 0%. At an achievement level of 225% (the maximum), the number of PRSUs and the corresponding value would be as follows (the number of shares is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares): Mr. Darrell: 564,068 PRSUs with a value of $8,652,807; Mr. Puckett: 137,885 PRSUs with a value of $2,115,148; Mr. Scabbia Guerrini:

62	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

169,220 PRSUs with a value of $2,595,839; Ms. Otto: 125,350 PRSUs with a value of $1,922,865; Mr. Hyder: 71,451 PRSUs with a value of $1,096,058; and Mr. Bailey: 169,220 PRSUs with a value of $2,595,839.

(6)

Mr. Darrell received an award of 77,240 shares of restricted stock units and 262,208 stock options in August 2023 that will vest 50% in July 2024 and 50% in July 2025, provided that Mr. Darrell remains an employee of VF through the applicable vesting date. The options have a ten-year term and would become immediately exercisable, in the event of death or termination due to disability, in the event of involuntary termination not for cause and upon his termination following a change in control of VF. The RSU award would vest in the event of termination due to death or disability, in the event of involuntary termination not for cause and upon his termination following a change in control of VF. Dividends on these shares of restricted stock units are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original award.

(7)

Mr. Puckett received awards of 7,500 and 20,000 RSAs in May 2020 and March 2021, respectively. The RSAs granted in May 2020 vested in May 2024 and the RSAs granted in March 2021 will vest in March 2025, provided that Mr. Puckett remains an employee of VF (except a pro rata portion of the award would vest in the event of termination due to death or disability and in the event of involuntary termination not for cause; and the award would vest upon certain terminations following a change in control of VF). Dividends on these RSAs are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original awards.

(8)

Mr. Scabbia Guerrini received an award of 25,000 RSUs in May 2021 that vested 50% in May 2023 and will vest 50% in May 2025, provided that Mr. Scabbia Guerrini remains an employee of VF for the term of the award. Mr. Scabbia Guerrini also received an award of 78,248 RSUs in March 2023 that will vest 50% in March 2025 and March 2027, provided that Mr. Scabbia Guerrini remains an employee of VF through the applicable vesting date. For both RSU awards, a pro rata portion of each award would vest in the event of involuntary termination not for cause and the award would vest upon termination due to death or disability and upon his termination following a change in control of VF. Mr. Scabbia Guerrini also received an award of 178,444 RSUs in November 2023 that will cliff vest 100% in November 2025. For this RSU award, a pro rata portion of the award would vest in the event of termination due to death or disability and in the event of involuntary termination not for cause; and the award would vest upon certain terminations following a change in control of VF. Dividends on all these RSUs are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original award.

(9)

Ms. Otto received an award of 55,879 shares of restricted stock in August 2022 that will vest 25% at each of the next four anniversaries of the grant date, provided that Ms. Otto remains an employee of VF through the applicable vesting date. A pro rata portion of the award would vest in the event of termination due to death or disability, in the event of involuntary termination not for cause and the award would vest upon certain terminations following a change in control of VF. Dividends on these shares of restricted stock are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original award.

(10)

Mr. Hyder received an award of 428,266 RSUs in November 2023 that will cliff vest 100% on the third anniversary of the grant date, provided that Mr. Hyder remains an employee of VF through such vesting date. A pro rata portion of the award would vest in the event of termination due to death or disability, in the event of involuntary termination not for cause, and the award would vest upon certain terminations following a change in control of VF. Dividends on these shares of restricted stock are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original award.

(11)

Mr. Bailey received an award of 26,198 RSUs in February 2023 that will vest 50% in February 2025 and February 2027, provided that Mr. Bailey remains an employee of VF through the applicable vesting date. A pro rata portion of the award would vest in the event of involuntary termination not for cause and the award would vest upon termination due to death or disability and upon his termination following a change in control of VF. Dividends on these RSUs are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original award.

(12)

Pursuant to the terms of the non-employee director compensation program, Mr. Dorer received an award of 3,545 RSUs in August 2023 that will vest on the one-year anniversary of the grant date. Dividends on these RSUs are reinvested, at the dividend payment date, in additional shares that are subject to the same restrictions as the original award.

VF Corporation 2024 Proxy Statement	/	63

EXECUTIVE COMPENSATION

2024 Option Exercises and Stock Vested

The following table provides information for our NEOs regarding stock award vesting during fiscal 2024. Our NEOs did not exercise stock options during fiscal 2024. There was no payout under the LTIP of PRSUs for the three-year performance period that ended on March 30, 2024.

	OPTION AWARDS		STOCK AWARDS(1)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)

Bracken Darrell	-0-	$-0-	-0-	$-0-

Matthew Puckett	-0-	-0-	-0-	-0-

Martino Scabbia Guerrini	-0-	-0-	13,625	245,389

Nicole Otto	-0-	-0-	14,854	284,600

Brent Hyder	-0-	-0-	-0-	-0-

Kevin Bailey	-0-	-0-	-0-	-0-

Benno Dorer	-0-	-0-	72,934	1,354,881

(1)

For Mr. Scabbia Guerrini, the amounts in these columns reflect the fair market value of 12,500 shares of restricted stock units, plus 1,125 shares of restricted stock units resulting from accumulated dividends on the restricted stock units, at the time of distribution in May 2023. For Ms. Otto, the amounts in these columns reflect the fair market value of 13,970 shares of restricted stock awards, plus 884 shares of restricted stock awards resulting from accumulated dividends on the restricted stock awards, at the time of distribution in August 2023. For Mr. Dorer, the amounts in these columns reflect the fair market value of 1,986 shares of director restricted stock units, plus 116 shares of restricted stock units resulting from accumulated dividends on the director restricted stock units, at the time of distribution in May 2023. Mr. Dorer’s amount also includes the fair market value of 33,991 shares of restricted stock units, plus 1,157 shares of restricted stock units resulting from accumulated dividends on the restricted stock units, at the time of distribution in June 2023. Mr. Dorer’s amount also includes the fair market value of 33,990 shares of restricted stock units, plus 1,693 shares of restricted stock units resulting from accumulated dividends on the restricted stock units, at the time of distribution in July 2023. No amounts reported in these columns were deferred. The fair market value is defined under the Stock Plan to be the average of the high and low price of VF Common Stock on the applicable date.

PENSION BENEFITS

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s U.S.-based employees who were employed by VF on or before December 31, 2004, including Mr. Puckett. Mr. Scabbia Guerrini has pension benefits under the VF International SAGL pension fund in Switzerland (the “Swiss Pension Plan”) that covers virtually all Swiss-based employees of VF International SAGL over 25 years of age. Benefits under the Pension Plan are calculated by reference to the employee’s “average annual compensation”, which is his or her average annual salary and annual incentive compensation from January 1, 2014, with no less than five years immediately preceding retirement included in the average. Effective December 31, 2018, the Pension Plan ceased to recognize any future service performance and any eligible compensation paid for purposes of calculating participant accrued benefits under the Pension Plan (i.e., no additional benefits accrue after such date). As of December 31, 2018, Mr. Puckett was the only NEO who participated in the Pension Plan, and none of our other NEOs have ever participated in the Pension Plan.

There are two formulas for computing benefits under the Pension Plan. The “normal retirement” formula is used for employees who qualify for “early retirement” under the Pension Plan upon termination, by being credited with at least ten years of service with VF and having attained age 55. The named executive officers who participate in the Pension Plan are eligible for nonforfeitable benefits under the Pension Plan and the VF Supplemental Executive Retirement Plan (“SERP”).

The SERP is an unfunded, nonqualified plan for eligible employees primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under ERISA and the Code. The combined retirement income from the Pension Plan and the SERP for each of the eligible named executive officers, upon retirement at age 65, would be an amount equal to his or her Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his salary and annual incentive compensation during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of Social Security benefits. For purposes of the table below, the “normal retirement” formula has been used for determining the SERP benefits of all of the named executive officers who participate in the

64	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

Pension Plan, regardless of whether they otherwise qualify for “early retirement” under the Pension Plan. Payments under the SERP with respect to the period prior to December 31, 2004 are payable in monthly payments or in a lump sum, and payments with respect to the period after December 31, 2004 are payable in a lump sum.

At the end of December 2014, the Pension Plan and SERP were modified such that for certain executives, including the named executive officers, benefits would be frozen in the Pension Plan and would instead accrue in the SERP, and therefore accrued benefits under the SERP increased at a higher rate for service and earnings after December 31, 2014 and before January 1, 2019. Effective December 31, 2018, the SERP ceased to recognize any future service and any eligible compensation paid for purposes of calculating participant accrued benefits under the SERP (i.e., no additional benefits accrue after such date). As of December 31, 2018, Mr. Puckett was the only NEO who participated in the SERP, and none of our other NEOs have ever participated in the SERP.

The assumptions underlying the present values of the eligible U.S.-based named executive officers’ pension benefits are the assumptions used for financial statement reporting purposes and are set forth in Note 17 to VF’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended March 30, 2024, except that retirement age is assumed to be age 65, the normal retirement age specified in the Pension Plan.

2024 Pension Benefits Table

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)		PAYMENTS DURING LAST FISCAL YEAR ($)

Bracken Darrell(3)	VF Corporation Pension Plan	-0-	$-0-		$-0-

	Supplemental Executive Retirement Plan	-0-	-0-		-0-

Matthew Puckett	VF Corporation Pension Plan	18	317,000	(2)	-0-

	Supplemental Executive Retirement Plan	18	780,700	(2)	-0-

Martino Scabbia Guerrini	Pension Fund of VF International SAGL in Switzerland	18	1,641,155	(4)	-0-

Nicole Otto(3)	VF Corporation Pension Plan	-0-	-0-		-0-

	Supplemental Executive Retirement Plan	-0-	-0-		-0-

Brent Hyder(3)	VF Corporation Pension Plan	-0-	-0-		-0-

	Supplemental Executive Retirement Plan	-0-	-0-		-0-

Kevin Bailey(3)	VF Corporation Pension Plan	-0-	-0-		-0-

	Supplemental Executive Retirement Plan	-0-	-0-		-0-

Benno Dorer(3)	VF Corporation Pension Plan	-0-	-0-		-0-

	Supplemental Executive Retirement Plan	-0-	-0-		-0-

(1)

As discussed above, the Pension Plan and SERP were frozen effective December 31, 2018, and no additional service credit will accrue after that date. Years of service reflected in this column for Mr. Puckett include service until December 31, 2018. The number of years of service credited to Mr. Scabbia Guerrini under the Swiss Pension Plan was computed as of the same measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed March 30, 2024.

(2)

The amounts in this column for Mr. Puckett are the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of the same Plan measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed March 30, 2024.

(3)	Messrs. Darrell, Scabbia Guerrini, Hyder, Bailey and Dorer and Ms. Otto do not participate in the Pension Plan or the SERP.

(4)

The amount for Mr. Scabbia Guerrini under the Swiss Pension Plan was calculated in Swiss francs and converted to U.S. dollars using an exchange rate of 1.1293 U.S. dollars to the Swiss franc, the average daily exchange rate for fiscal 2024. The amount is the actual account value of the portion contributed by VF into the Swiss Pension Plan. Under the Swiss Pension Plan, employee and employer together contribute a percentage of the employee’s base salary up to the maximum pensionable salary depending on the employee’s age. The portion of the contribution made by employer and employee depends on the category of the employee. In addition, Mr. Scabbia Guerrini periodically makes voluntary discretionary contributions to the plan. The annual post-retirement benefit under the Swiss Pension Plan is calculated as a percentage of the accumulated capital in the Swiss Pension Plan for the employee at the time the employee retires. In the event the employee retires earlier than the regular retirement age (which is currently 65 years of age for men), the percentage is reduced. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum; any funds taken as a lump sum reduce the remaining capital and, as a result, the amount of the annual payments. Because of the way benefits are calculated under the Swiss Pension Plan it is not possible to express the pension benefits as a percentage of the last or an average salary.

VF Corporation 2024 Proxy Statement	/	65

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION

VF senior executives, including the named executive officers other than Mr. Scabbia Guerrini, who is not based in the U.S., are permitted to defer compensation under the VF Corporation Executive Deferred Savings Plan II (the “EDSP”).

In 2015, the terms of the EDSP were amended to permit an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual compensation in excess of the IRS annual compensation limit for 401k contributions ($330,000 for calendar year 2023 and $345,000 for calendar year 2024) (but not more than 50% of the executive’s annual salary and 75% of the executive’s annual cash incentive payment). A participating executive’s account was also credited with matching credits equal to 100% on the first 6% of annual compensation deferred by the executive for the year. Compensation below the IRS annual compensation limit was eligible for contributions to the 401k Plan.

The terms of the EDSP were amended effective January 1, 2020 to permit an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual compensation from their first dollar earned (but not more than 50% of the executive’s annual salary and 75% of the executive’s annual cash incentive payment). A participating executive’s account will be credited with matching credits after the end of the plan year in an amount equal to 100% on the first 6% of deferrals for such plan year less the maximum matching contribution that could be made in the 401k Plan. Participants must be employed on the last day of the plan year to receive matching contributions for that plan year.

The 401k Plan is a broad-based tax-qualified defined contribution plan for most U.S. employees of VF. A participant is credited with matching contributions equal to 100% on the first 6% of the annual compensation contributed by the participant to the 401k Plan, up to the IRS annual compensation limit of $330,000 for calendar year 2023 and $345,000 for calendar year 2024.

EDSP accounts deferred after January 1, 2005 are generally payable in either a lump sum or in up to ten annual installments following termination of employment, as elected by the executive at the time of deferral. With respect to accounts deferred prior to January 1, 2005, an executive may request, subject to VF approval, distribution in a lump sum or in up to ten annual installments following termination of employment. Prior to termination of employment, an executive may receive a distribution of the executive’s EDSP account upon an unexpected financial hardship. Accounts deferred after January 1, 2020 also have in-service distribution options. Executives may elect to receive deferrals (together with all gains and losses attributable thereto) on a scheduled date while still employed by VF. If an executive elects to receive payment of deferrals while still employed by VF, payment cannot begin until at least five years from the plan year in which such deferrals were contributed. An executive may postpone a scheduled in-service distribution date as long as they (i) make the election to postpone at least twelve (12) months before the originally scheduled distribution date and (ii) the new distribution date is at least five (5) years after their originally scheduled distribution date.

Accounts under the EDSP are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various mutual funds. Executives may change such hypothetical investment elections on a daily basis.

66	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

2024 Nonqualified Deferred Compensation

NAME	EXECUTIVE CONTRIBUTIONS IN FY2024 ($)(1)	VF CONTRIBUTIONS IN FY2024 ($)(2)	AGGREGATE EARNINGS IN FY2024 ($)(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT MARCH 30, 2024 ($)(4)

Bracken Darrell	$-0-	$-0-	$-0-	$-0-	$-0-

Matthew Puckett	42,000	22,200	470,315	-0-	2,797,857

Martino Scabbia Guerrini	-0-	-0-	-0-	-0-	-0-

Nicole Otto	437,500	38,666	84,854	-0-	757,744

Brent Hyder	-0-	-0-	-0-	-0-	-0-

Kevin Bailey	42,000	22,200	338,276	-0-	2,026,667

Benno Dorer	-0-	-0-	-0-	-0-	-0-

(1)

Amounts reported in this column are included as salary and non-equity incentive compensation in the Summary Compensation Table above. The type of compensation permitted to be deferred is cash compensation.

(2)

Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table above. For the 2023 calendar year, the matching contribution for qualified executives was made after the end of the 2023 calendar year, in February and March 2024 in an amount equal to 100% on the first 6% of deferrals for such year less the maximum matching contribution that could be made in the 401k Plan, provided the executive is employed on the last day of the 2023 calendar year.

(3)

This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table above.

(4)

This column reflects the aggregate of salary and non-equity incentive awards deferred by each named executive officer during his or her career with VF plus the aggregate amount of contributions by VF and the investment earnings thereon. Amounts deferred each year by the named executive officers have been reported in the Summary Compensation Tables in VF’s proxy statements in the year earned to the extent the executive was a named executive officer for purposes of proxy statement disclosure.

Potential Payments Upon Change in Control, Retirement or Termination of Employment

The following section describes payments that would be made to each of the continuing named executive officers and related benefits as a result of (i) a termination of service in the event of a change in control of VF, (ii) the executive’s retirement, (iii) the executive’s termination by VF without “cause”, (iv) the executive’s termination by VF with “cause”, or (v) the executive’s resignation, assuming these events occurred on March 30, 2024. Mr. Dorer ceased to serve as our Interim President and Chief Executive Officer effective July 16, 2023.

The descriptions below do not include the following amounts that the executives also would have received in all termination scenarios:

(a)	retirement benefits, the present value of which is disclosed in the 2024 Pension Benefits Table above,

(b)	the aggregate balance disclosed in the 2024 Nonqualified Deferred Compensation table above,

(c)	the executive’s AIP payment for the year ended March 30, 2024, as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above, or

(d)

the value of the executive’s vested “in-the-money” unexercised stock options; the executive would be able to realize such value by exercise of the options prior to any termination, or the executive could retain the options after termination in all termination scenarios except termination by VF without “cause” with no severance, resignation not qualifying as a retirement or termination by VF with “cause”.

The continuing named executive officers, other than Mr. Scabbia Guerrini, do not have employment contracts with VF; all of their potential payments outlined below are defined in benefit plan documents described in this proxy statement or with respect to Mr. Darrell only, as set forth in his offer letter, as described below. Under Mr. Scabbia Guerrini’s 2006 employment agreement and Swiss law, he would receive six months of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause. As described below under “Payments Upon Retirement,” as a result of retirement executives do not receive enhanced benefits other than under the terms of certain equity awards, pursuant to which an executive who is eligible for retirement would not forfeit his or her awards due to retirement.

VF Corporation 2024 Proxy Statement	/	67

EXECUTIVE COMPENSATION

Pursuant to Mr. Darrell’s offer letter, if Mr. Darrell’s employment is terminated without cause within two years following his employment start date and not in connection with a change in control, he would receive cash severance equal to two times his annual base salary, a cash payment equal to 18 months of the Company’s subsidy for active employees under its health care plans and full vesting of his make-whole equity awards. If his employment is terminated due to death or disability, his make-whole equity awards would vest in full. Such severance benefits are subject to his execution of a release of claims and compliance with restrictive covenants.

POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL OF VF

VF has entered into Change-in-Control Agreements with all NEOs other than Mr. Dorer. These Agreements provide severance benefits to the executives only if their employment is terminated by VF without cause or for good reason by the executive within the 24-month period after a change in control of VF. “Good reason” for this purpose means a material reduction in the executive’s authority or duties, budget or compensation; a requirement that the executive relocate anywhere not mutually acceptable to the executive and VF; or a breach by VF of the Agreement. The Agreements have a term of two years with automatic annual extensions. The Agreements may be terminated by VF, unless VF has knowledge that a third party intends to effect a change in control of VF and, if a change in control has occurred, the agreements may not be terminated until two years after the change in control.

Generally, severance benefits payable to the named executive officers include a lump-sum payment of an amount equal to 2.99 times the sum of (a) the greater of the executive’s highest annual base salary in effect at any time within the twelve-month period preceding a change in control of VF or the date of termination plus (b) the greater of (1) the highest amount of annual incentive awarded to the executive during the last three fiscal years prior to the date on which the executive’s employment is terminated following a change in control of VF and (2) the target annual incentive for the year of termination. Under the terms of the Agreements or the Stock Plan, upon a qualifying termination, the executives would also be entitled to supplemental benefits, such as payment of a pro rata portion of non-equity incentive compensation, accelerated vesting of stock options, accelerated lapse of restrictions on restricted stock units and restricted stock, lump-sum payments under the VF SERP for U.S.-based executives, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump-sum payment upon attaining retirement age. In the case of PRSUs under the LTIP, the PRSUs would be deemed earned based on the actual performance achieved through the date of termination projected for the entire performance cycle (except if performance in completed years is below-target the uncompleted years are projected at target), and such PRSUs would vest in full (without proration).

Except as described below, the total payments to be made to an executive in the event of termination of employment upon a change in control of VF potentially could exceed the level of “parachute payments” (as that term is defined in the Code) that would trigger the “golden parachute excise tax,” which could result in imposition of excise taxes on the executive and loss of tax deductibility for VF. In the case of all NEOs other than Mr. Dorer, if the excise tax would apply, each would receive the full payments (without gross-up) or the payments would be reduced to an amount just below the level triggering excise tax, whichever alternative results in the greater after-tax value to the recipient.

A “change in control” under the Agreements would include any of the following events, subject to certain exceptions described in the Agreements:

(A)	an outside party acquires 20% of VF’s voting securities;

(B)

members of the VF Board of Directors on the date of the Agreement, together with new members approved to join the Board by 75% of the “Incumbent Board” as defined in the Agreements, no longer constitute a majority of the Board; or

(C)	consummation of a plan or agreement providing for a merger or consolidation of VF if VF’s shareholders before the transaction no longer hold 65% or more of the voting power after the transaction.

68	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL AND RELATED BENEFITS(1,2)

If the named executive officers’ employment had been terminated by VF without cause or by the executives for good reason (as defined above) following a change in control of VF, assuming the triggering event occurred on March 30, 2024, the executives other than Mr. Dorer would be entitled to receive the following estimated amounts. Mr. Dorer is not included in the table below due to his resignation from the role of Interim CEO effective July 16, 2023.

NAME	SEVERANCE AMOUNT(3)	PRSU AWARDS(4)	RSU/RSA AWARDS(5)	UNVESTED STOCK OPTIONS(6)	ESTIMATED VALUE OF BENEFIT CONTINUATION(7)	LUMP-SUM SERP BENEFIT(8)	TOTAL

Mr. Darrell	$8,700,613	$3,966,027	$1,218,183	$-0-	$79,649	$-0-	$13,964,472

Mr. Puckett	3,029,278	1,383,330	485,616	-0-	57,000	203,022	5,158,246

Mr. Scabbia Guerrini(9)	5,787,556	1,692,914	4,256,256	-0-	36,000	-0-	11,772,726

Ms. Otto	3,924,375	1,282,497	702,782	-0-	55,688	-0-	5,965,342

Mr. Hyder	3,288,184	492,853	6,643,018	132,520	52,496	-0-	10,609,071

Mr. Bailey	4,395,300	1,746,253	425,263	-0-	58,050	-0-	6,624,866

(1)

These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur and the executive’s employment were terminated by VF without cause or by the executive with good reason. The table reflects the amount that could be payable under the various arrangements assuming that the change in control had occurred at March 30, 2024, and the executive’s employment had been terminated on that date.

(2)

Valuations of equity awards in this table reflect a price per share of VF Common Stock of $15.34, the closing market price of VF’s Common Stock at March 28, 2024, the last trading day of VF’s fiscal 2024. Totals may not add up due to rounding.

(3)

The amounts in this column represent 2.99 multiplied by the sum of the executive’s current base salary plus the highest target or actual annual incentive paid to the executive in the past three years. Mr. Puckett’s cash payment is reduced by $1,156,722 due to a reduction for excise tax implications.

(4)

The amount in this column represents the estimated value of PRSU awards under the LTIP for incomplete cycles that would be paid upon a qualifying termination following a change in control. Incomplete cycles as of March 30, 2024, are the fiscal 2023-2025 and fiscal 2024-2026 PRSU award cycles, both estimated at 100% of target performance.

(5)	The amount in this column represents the value of unvested restricted stock and unvested restricted stock unit awards.

(6)	The amount in this column represents the “in-the-money” value of unvested stock options.

(7)	The amount in this column represents the estimated present value of the continuation of health and welfare coverage over the 36-month severance period.

(8)	The amount in this column represents the value of enhanced and accelerated SERP benefits for Mr. Puckett, who is the only current executive eligible to participate in the SERP.

(9)

Cash compensation to be paid to Mr. Scabbia Guerrini was converted from Swiss francs to U.S. dollars using the exchange rate of 1.1293 U.S. dollars to the Swiss franc, the average daily exchange rate for fiscal 2024.

PAYMENTS UPON RETIREMENT

Messrs. Bailey and Scabbia Guerrini were eligible for retirement on March 30, 2024. Retirement generally would not result in any enhanced benefits, but under the terms of certain equity awards an executive who is eligible for retirement would not forfeit his awards due to retirement. In the case of stock options, those options are in substance vested, with such options becoming exercisable at the specified vesting dates (including in the case in which those vesting dates occur after retirement). At March 30, 2024, the aggregate “in-the-money” value of the unexercisable options of Messrs. Bailey and Scabbia Guerrini which would not be forfeited upon a retirement was $0. In addition, under the LTIP, upon retirement on March 30, 2024 for Messrs. Bailey and Scabbia Guerrini, the PRSUs earnable for then incomplete cycles (fiscal 2023-2025 and fiscal 2024-2026) would not be forfeited, but they would remain fully subject to the performance requirements, so that the PRSUs would be earned only upon completion of the performance periods and only to the extent performance goals were actually achieved over the performance period. Therefore, the value of such PRSUs cannot be calculated as of March 30, 2024.

VF Corporation 2024 Proxy Statement	/	69

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION DUE TO DEATH OR DISABILITY(1)

The following table shows the estimated value of all unexercisable options and unvested restricted stock or restricted stock unit awards on March 30, 2024, assuming the executives had terminated employment due to death or disability:

NAME	UNVESTED RESTRICTED STOCK OR UNITS ($)	PRSU AWARDS ($)	UNVESTED STOCK OPTIONS ($)	TOTAL ($)

Mr. Darrell	$1,218,183	$3,966,027	$-0-	$5,184,210

Mr. Puckett	398,512	1,383,330	-0-	1,781,842

Mr. Scabbia Guerrini(2)	2,052,990	1,692,914	-0-	3,745,904

Ms. Otto	158,357	1,282,497	-0-	1,440,854

Mr. Hyder	903,451	492,853	132,520	1,528,824

Mr. Bailey(2)	425,263	1,746,253	-0-	2,171,516

(1)	Valuations reflect a price per share of $15.34, the closing market price of VF’s Common Stock at March 28, 2024, the last trading day of VF’s fiscal 2024. Totals may not add up due to rounding.

(2)

These individuals were retirement eligible on March 30, 2024. Unearned LTIP awards are paid in full, reflect awards earned for actual performance through March 30, 2024 and assume target performance for 2023-2025 and 2024-2026.

PAYMENTS UPON TERMINATION WITHOUT CAUSE

In the event of a termination by VF without “cause”, (i) under the Stock Plan, the executive’s stock options would continue to vest and be exercisable until the end of the period of the executive’s receipt of installments of severance pay, if any, from VF, and (ii) under the Long-Term Incentive Plan, if the executive has been an active participant for at least 12 months in a performance cycle, the executive would be eligible to receive a pro rata portion of the total number of PRSUs the executive is deemed to have earned based on performance in the completed portion of the performance cycle, with the pro rata portion determined as of the earlier of (a) the date of the last severance payment, if any, and (b) the last day of the performance period.

In October 2023, the Committee approved a Severance Plan for Section 16 Officers (the “Severance Plan”). All US-based NEOs, except for Mr. Darrell, would be eligible for severance benefits under this Severance Plan upon involuntary termination without cause. The Severance Plan provides the following benefits: (i) a cash severance benefit equal to two times annual base salary; (ii) reimbursement for the cost of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums in excess of the employee’s active employee rate for himself/herself and his/her dependents on the termination date, for the shorter of (x) the severance payment period and (y) the COBRA continuation period, provided, however, that no reimbursement will be made at any time that the employee is no longer eligible for COBRA continuation coverage; and (iii) outplacement services. Such severance benefits are subject to the employee’s execution of a release of claims and compliance with restrictive covenants. Mr. Darrell would be eligible for severance benefits under his offer letter as described above. Mr. Scabbia Guerrini would be eligible for severance benefits as described above pursuant to his 2006 employment agreement and Swiss law.

On May 22, 2024, we announced that Mr. Puckett will depart VF effective July 8, 2024. His departure qualifies as an involuntary termination without cause pursuant to the Severance Plan, and Mr. Puckett will be eligible to receive severance benefits as described above pursuant to the Severance Plan. The treatment of Mr. Puckett’s outstanding equity awards following his departure from VF will be determined by the terms and conditions set forth in the applicable award agreements.

On June 3, 2024, we announced that Ms. Otto would depart from VF effective as of June 14, 2024. Ms. Otto’s departure qualifies as an involuntary termination without cause, and she will receive payments and benefits pursuant to the Severance Plan. The treatment of Ms. Otto’s outstanding equity awards following her departure from VF will be determined by the terms and conditions set forth in the applicable award agreements.

PAYMENTS UPON TERMINATION FOR CAUSE OR RESIGNATION

In the event of a termination for “cause” or resignation not qualifying as retirement, each named executive officer would receive no additional compensation.

70	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

CEO Pay Ratio

VF Corporation is a global leader in branded lifestyle apparel, footwear and accessories, engaging in the design, procurement, marketing, and distribution of branded products in the Americas, Europe, and the Asia Pacific.

During our last completed fiscal year, we determined that there has been no change in our employee population or employee compensation programs that would significantly impact our CEO pay ratio disclosure. However, the median employee we used for our fiscal 2023 calculation no longer works in the same capacity. As it was no longer possible to use the fiscal 2023 median employee, we determined a new median employee whose compensation was substantially similar to the compensation of the original median employee identified for fiscal 2022, based on the methodology used to select the original median employee as disclosed in our fiscal 2022 proxy statement.

Our CEO pay ratio for fiscal 2024 is a reasonable estimate calculated in compliance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K. Our median employee is a part-time, U.S.-based retail associate whose annual total compensation for fiscal 2024 was $31,380, calculated in accordance with the requirements of the Summary Compensation Table.

As we had multiple CEOs serving during fiscal 2024, in compliance with SEC requirements, we selected the CEO serving in the position on the date we selected to identify the median employee (February 1, 2024). Mr. Darrell’s annual total compensation, as reported in the Summary Compensation Table, was $13,535,399. Mr. Darrell’s employment commenced July 17, 2023. Therefore, in accordance with applicable SEC rules, we annualized his salary and added it to the other components of his pay disclosed in the Summary Compensation Table, to arrive at a value of $13,915,454. We used this value for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. Based on the above, our CEO to Median Employee Pay Ratio is 443:1.

VF Corporation 2024 Proxy Statement	/	71

EXECUTIVE COMPENSATION

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation
S-K,
we are providing the following information
about
the relationship between “compensation actually paid” to our named executive officers and certain financial performance of VF. Compensation actually paid, as
determined under SEC requirements, does not necessarily reflect the actual amount of compensation earned by or paid to our named executive officers. The Committee evaluates compensation decisions in light of VF or individual performance and does not use “compensation actually paid” as a basis for making compensation decisions. For information concerning our compensation philosophy and how we align executive compensation with our performance, see the Compensation Discussion and Analysis above.

									VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON
YEAR	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR MR. DARRELL ($) (1)	COMPENSATION ACTUALLY PAID (CAP) TO MR. DARRELL ($) (2)	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR MR. DORER ($) (1)	COMPENSATION ACTUALLY PAID (CAP) TO MR. DORER ($) (2)	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR MR. RENDLE ($) (1)	COMPENSATION ACTUALLY PAID (CAP) TO MR. RENDLE ($) (2)	AVERAGE SCT TOTAL FOR NON-PEO NEOS ($) (3)	AVERAGE CAP TO NON-PEO NEOS ($) (4)	TSR ($) (5)	S&P 1500 APPAREL, ACCESSORIES & LUXURY GOODS SUBINDUSTRY INDEX TSR ($) (6)	NET INCOME (IN MILLIONS) ($) (7)	1-YEAR RTSR PERCENTILE RANK (8)

2024	$13,535,399	$9,552,700	$1,971,941	$1,155,850	N/A	N/A	$4,630,927	$3,345,820	$30.81	$128.20	$(968.88)	2nd percentile

2023	N/A	N/A	3,037,566	2,725,023	$11,485,534	$(9,632,882)	4,588,662	428,117	44.13	131.21	118.59	0th percentile

2022	N/A	N//A	N/A	N/A	15,423,153	3,060,425	5,284,304	988,855	103.36	166.43	1,386.94	12th percentile

2021	N/A	N//A	N/A	N/A	15,782,405	24,664,101	4,244,022	6,511,273	141.12	197.11	407.9	5th percentile

(1)
The dollar amounts in these columns show the amount of total compensation reported for Messrs. Darrell, Dorer and Rendle in the “Total” column of the Summary Compensation Table in each applicable year. Mr. Darrell was appointed our President and Chief Executive Officer effective July 17, 2023. Mr. Dorer served as our Interim President and Chief Executive Officer from December 2, 2022 to July 16, 2023. Mr. Rendle retired as our Chair, President and Chief Executive Officer effective December 2, 2022.

(2)
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to Messrs. Darrell, Dorer and Rendle, as computed in accordance with Item 402(v) of Regulation
S-K
(“CAP”) in each applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Messrs. Darrell, Dorer and Rendle’s total compensation for each applicable year to determine their respective CAP:

YEAR	2024

PEO	Mr. Darrell

SCT Total compensation ($)	13,535,399

Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(12,476,564)

Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	8,493,865

Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	0

Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	0

Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	0

Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	0

Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0

Compensation Actually Paid ($)	9,552,700

72	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

YEAR	2023	2024

Interim PEO	Mr. Dorer	Mr. Dorer

SCT Total compensation ($)	3,037,566	1,971,941

Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(2,000,001)	(660,766)

Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	1,614,491	59,068

Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	0	0

Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	72,966	(214,393)

Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	0	0

Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	0	0

Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0	0

Compensation Actually Paid ($)	2,725,023	1,155,850

YEAR	2021	2022	2023

Former PEO	Mr. Rendle	Mr. Rendle	Mr. Rendle

SCT Total compensation ($)	15,782,405	15,423,153	11,485,534

Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(10,557,728)	(10,289,370)	(9,917,497)

Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	16,607,593	6,068,752	0

Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	1,931,978	(7,137,206)	(5,793,073)

Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	1,799,652	(1,004,903)	(5,407,846)

Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	0	0	0

Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	(899,800)	0	0

Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0	0	0

Compensation Actually Paid ($)	24,664,101	3,060,425	(9,632,882)

(3)
The dollar amounts in this column represent the average of the amounts of total compensation reported for our named executive officers (“NEOs”) as a group (excluding, as applicable, Mr. Darrell, who was appointed our PEO effective July 2023, Mr. Dorer, who served as our Interim PEO from December 2022 to July 2023, and Mr. Rendle, who had served as our PEO from January 2017 to December 2022) in the “Total” column of the Summary Compensation Table in each applicable year. NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Puckett, Bailey, Scabbia Guerrini, and Hyder and Ms. Otto; (ii) for 2023, Messrs. Puckett, Bailey and Scabbia Guerrini and Ms. Otto; (iii) for 2022, Messrs. Puckett, Bailey, Scabbia Guerrini, Murray who served as our Global Brand President, The North Face until May 2022 and Roe who served as our Executive Vice President and Chief Financial Officer until May 2021; and (iv) for 2021, Messrs. Roe, Bailey, Scabbia Guerrini and Murray.

VF Corporation 2024 Proxy Statement	/	73

EXECUTIVE COMPENSATION

(4)
The dollar amounts reported in this column represent the average amount of CAP to the NEOs as a group (excluding, as applicable, Messrs. Darrell, Dorer and Rendle) in each applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The following adjustments were made to the average total compensation of the NEOs as a group (other than the PEO) for each year to determine the average amount of CAP to the NEOs (excluding, as applicable, Messrs. Darrell, Dorer and Rendle) in each
applicable year:

YEAR	2021	2022	2023	2024

Non-PEO NEOs	See Note 3	See Note 3	See Note 3	See Note 3

SCT Total compensation ($)	4,244,022	5,284,304	4,588,662	4,630,927

Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(2,497,550)	(2,392,914)	(3,685,245)	(3,844,006)

Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	3,928,710	1,472,971	1,604,972	3,275,505

Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	470,980	(1,518,935)	(1,401,368)	(637,645)

Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	505,663	(306,952)	(678,904)	(78,721)

Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	0	0	0	0

Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	(171,446)	(1,575,183)	(33,116)	(31,426)

Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	30,895	25,564	33,116	31,186

Compensation Actually Paid ($)	6,511,273	988,855	428,117	3,345,820

(5)
For the relevant year, represents the cumulative total shareholder return (“TSR”) of VF for the
52-week
measurement periods ended on March 30, 2024, April 1, 2023 and April 2, 2022, and the
53-week
measurement period ended on April 3, 2021.

(6)
For the relevant year, represents the cumulative TSR of the S&P 1500 Apparel, Accessories & Luxury Goods Subindustry Index companies (“Peer Group TSR”) for the
52-week
measurement periods ended on March 30, 2024, April 1, 2023 and April 2, 2022, and the
53-week
measurement period ended on April 3, 2021.

(7)	Reflects “Net Income” in our Consolidated Income Statements included in VF’s Annual Reports on Form 10-K for each of the years ended March 30, 2024, April 1, 2023, April 2, 2022 and April 3, 2021.

(8)
Company-selected Measure is our
one-year
relative total shareholder return relative to the total shareholder return of the S&P 500 Consumer Discretionary Index companies over the same period, as described below (“rTSR”). rTSR represents the most important financial measure (as determined by the Company) used to link CAP to our named executive officers to Company performance for the most recently completed fiscal year.

LIST OF FINANCIAL PERFORMANCE MEASURES USED TO LINK CAP FOR THE MOST RECENTLY COMPLETED FISCAL YEAR TO COMPANY PERFORMANCE
The financial performance metrics that, in our assessment, represent the most important financial performance measures we use to link CAP to our named executive officers for fiscal 2024 to VF’s performance are as follows:

•	One-year relative total shareholder return (compared to the total shareholder return generated by the S&P 500 Consumer Discretionary Index companies over the same period);

•	Revenue; and

•	Operating Income.
ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
As described in more detail in the Compensation Discussion and Analysis above, the fundamental philosophy of our executive compensation programs is to pay for performance, through the alignment of our executives’ pay to the achievement of overall short- and long-term business strategies of VF. Our programs are designed to balance fixed and performance-based compensation components, and incentivize responsible achievement of multiple operating goals over one-
and three-year periods.

74	/	VF Corporation 2024 Proxy Statement

EXECUTIVE COMPENSATION

In accordance with Item 402(v) of Regulation

S-K,

we
are providing the following graphs which illustrate the relationships over the past four years between CAP to our named executive officers and (i) our net income, (ii) our TSR and (iii) our rTSR. In addition, the second graph compares our TSR and our Peer Group TSR. Since a significant portion of the named executive officers’ compensation is comprised
of equity awards (72%
of
Mr. Darrell’s target direct compensation and 60% of the average target direct compensation of our other named
executive officers, excluding Mr. Dorer, for fiscal 2024, as described in more detail in the Compensation Discussion and Analysis section above), the CAP of our PEO and other named executive officers is higher when our stock price is higher, and lower when our stock price is lower, demonstrating the clear alignment of interests of our PEO and other named executive officers with those of our shareholders.

VF Corporation 2024 Proxy Statement	/	75

EXECUTIVE COMPENSATION

2024 Equity Compensation Plan Information Table

The following table provides information as of March 30, 2024, regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(A)	(B)	(C)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))(2)

Equity compensation plans approved by shareholders	19,288,525	$45.04	5,422,693

Equity compensation plans not approved by shareholders	-0-	-0-	-0-

Total	19,288,525	$45.04	5,422,693

(1)

The number of shares includes 1,948,689 restricted stock units that were outstanding on March 30, 2024, under VF’s Long-Term Incentive Plan (“LTIP”), a subplan under the 1996 Stock Compensation Plan. Under the LTIP, participants are awarded performance-contingent Common Stock units (“PRSUs”), which give them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table was calculated with respect to the FY2022-24 LTIP awards by multiplying 0% (the actual level of achievement for the three-year performance period ended March 30, 2024) by the target number of PRSUs awarded, and was calculated with respect to the FY2023-25 and FY2024-26 LTIP awards by assuming a maximum payout of shares (i.e., at 225% of target award). Actual payout of the shares is determined as described in footnote 3 to the 2024 Grants of Plan-Based Awards table above. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of VF Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. The number of shares also includes 4,305,296 restricted stock units that vest over time and do not have an exercise price, granted apart from the LTIP. Had all restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $30.44. Shares of restricted stock do not constitute “options, warrants or rights” and therefore are excluded from these columns. At March 30, 2024, a total of 263,083 unvested shares of restricted stock were outstanding.

(2)

Full-value awards, such as restricted stock and restricted stock units, as well as stock options, may be awarded under VF’s 1996 Stock Compensation Plan; all shares reflected in this column are shares available under the 1996 Stock Compensation Plan. Any shares that are delivered in connection with stock options are counted against the remaining securities available for issuance as one share for each share actually delivered. Any shares that are delivered in connection with full-value awards are counted against the remaining securities available as three shares for each full-value share actually delivered.

76	/	VF Corporation 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Beneficial Ownership of Certain Beneficial Owners

Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of VF Common Stock, as well as certain other information, all as of May 28, 2024, except that information regarding the number of shares beneficially owned by these shareholders is as of December 31, 2023, unless otherwise indicated in the footnotes below.

BENEFICIAL OWNER AND NATURE OF OWNERSHIP	AMOUNT OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS

BlackRock, Inc.(2)	42,026,014 shares	10.80%

The Vanguard Group(3)	41,071,730 shares	10.56%

PNC Bank, N.A. and affiliates (including shares held in Barbey Family trust accounts)(4)	38,284,711 shares	9.84%

Dodge & Cox(5)	32,308,600 shares	8.30%

Northern Trust Corporation(6)	23,888,474 shares	6.10%

Todd Barbey(7)	20,219,346 shares	5.20%

(1)

None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act.

(2)

The information in the above table concerning BlackRock, Inc. (“BlackRock”) was obtained from a Schedule 13G/A filed with the SEC by BlackRock on May 8, 2024 reporting beneficial ownership at April 30, 2024. BlackRock reported having sole voting power over 41,314,228 shares and sole dispositive power over 42,026,014 shares. BlackRock’s address is 50 Hudson Yards, New York, NY 10001.

(3)

The information in the above table concerning The Vanguard Group (“Vanguard”) was obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 reporting beneficial ownership at December 29, 2023. Vanguard reported having shared voting power over 415,871 shares, sole dispositive power over 39,609,925 shares and shared dispositive power over 1,461,805 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information in the above table concerning PNC Bank, N.A. (“PNC Bank”) and affiliates was obtained from a Schedule 13G/A filed with the SEC on February 9, 2024 reporting beneficial ownership at December 31, 2023. PNC Bank and its affiliates held a total of 38,284,711 shares (9.84% of the class outstanding) of VF Common Stock in various trust and agency accounts on December 31, 2023. As to all such shares, PNC Bank and its affiliates reported having sole voting power over 52,119 shares, shared voting power over 38,225,833 shares, sole dispositive power over 43,659 shares and shared dispositive power over 38,238,747 shares. Of the total shares reported, 38,225,833 shares of VF Common Stock are held in the Barbey Family Trust accounts (the “Trusts”) for which PNC Bank serves as co-trustee with Clarence Otis, Jr. and Juliana L. Chugg, who are members of the VF Board of Directors. Because neither the individual trustees nor PNC Bank separately controls the decision-making of the trustees, the parties serving as trustees are not deemed to separately beneficially own the Trust Shares and are not deemed to share voting or dispositive power over the Trust Shares under applicable SEC rules. PNC Bank’s address is 300 Fifth Avenue, Pittsburgh, PA 15222.

(5)

The information in the above table concerning Dodge & Cox (“Dodge”) was obtained from a Schedule 13G filed with the SEC by Dodge on February 13, 2024 reporting beneficial ownership at December 31, 2023. Dodge reported having sole voting power over 30,119,600 shares and sole dispositive power over 32,308,600 shares. Dodge’s address is 555 California Street, 40th Floor, San Francisco, CA 94104.

(6)

The information in the above table concerning Northern Trust Corporation (“Northern Trust”) and affiliates was obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 reporting beneficial ownership at December 31, 2023. Northern Trust reported having sole voting power over 740,133 shares, shared voting power over 23,115,515 shares, sole dispositive power over 2,450,292 shares and shared dispositive power over 20,992,752 shares. Northern Trust’s address is 50 South LaSalle Street, Chicago, IL 60603.

(7)

The information in the above table concerning Todd Barbey was obtained from a Schedule 13G/A filed with the SEC by Todd Barbey on February 14, 2022 reporting beneficial ownership at December 31, 2021, as confirmed by information provided by such shareholder on February 26, 2024. Mr. Barbey reported having sole voting and dispositive power over 193,782 shares. Mr. Barbey reported having shared voting and dispositive power over 20,025,564 shares, which shares are held in trusts for which Mr. Barbey serves as co-trustee with The Northern Trust Company of Delaware. The address of Mr. Barbey is 555 Rivergate Lane, Suite B1-105, Durango, CO 81301.

VF Corporation 2024 Proxy Statement	/	77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Beneficial Ownership of Management

The following table reflects, as of May 28, 2024, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all current directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes.

NAME OF BENEFICIAL OWNER	TOTAL SHARES BENEFICIALLY OWNED(1,2,3)

Directors:

Caroline T. Brown(4)	-0-

Richard T. Carucci	300,633

Alexander K. Cho	36,872

Juliana L. Chugg	194,739

Trevor Edwards	2,160

Mindy F. Grossman	-0-

Mark S. Hoplamazian	110,958

Laura W. Lang	91,213

W. Rodney McMullen	119,243

Clarence Otis, Jr.	179,080

Carol L. Roberts	75,796

Matthew J. Shattock	148,621

Kirk C. Tanner	-0-

Named Executive Officers:

Kevin D. Bailey	501,311

Bracken Darrell	105,066

Benno Dorer	97,249

Brent Hyder	-0-

Nicole Otto	94,239

Matthew H. Puckett	233,227

Martino Scabbia Guerrini	590,125

All Current Directors and Current Executive Officers as a Group (20 persons)	2,515,978

(1)

Shares counted as beneficially owned by Ms. Chugg include 6,718 shares owned by her spouse and 26,301 shares owned in a trust. Shares counted as beneficially owned by Mr. Dorer include 11,592 shares owned indirectly by a living trust. Shares counted as beneficially owned by Mr. Edwards include 2,160 shares owned by a trust. Shares counted as beneficially owned by Ms. Roberts include 7,109 shares owned indirectly by her spouse. Shares counted as beneficially owned by Mr. Shattock include 40,000 shares owned indirectly by a limited liability company. Shares counted as beneficially owned also include phantom shares accounted for in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which there is no voting or dispositive power: Ms. Brown – 0 shares; Mr. Carucci – 54,643 shares; Mr. Cho – 8,790 shares; Ms. Chugg – 24,394 shares; Mr. Dorer – 0 shares; Mr. Edwards – 0 shares; Ms. Grossman – 0 shares; Mr. Hoplamazian – 13,853 shares; Ms. Lang – 7,332 shares; Mr. McMullen – 22,102 shares; Mr. Otis – 80,671 shares; Ms. Roberts – 3,043 shares; Mr. Shattock – 24,823 shares; Mr. Tanner – 0 shares; and all directors as a group – 239,650 shares.

(2)

Shares owned also include those that could be acquired upon exercise of the following number of stock options that are exercisable as of May 28, 2024, or within 60 days thereafter: Mr. Bailey – 445,391; Mr. Darrell – 0; Mr. Scabbia Guerrini – 440,457; Mr. Hyder – 0; Ms. Otto – 82,940; Mr. Puckett – 210,821; Ms. Brown – 0; Mr. Carucci – 63,148; Mr. Cho – 21,136; Ms. Chugg – 63,148; Mr. Dorer – 35,654; Mr. Edwards – 0; Ms. Grossman – 0; Mr. Hoplamazian – 63,148; Ms. Lang – 63,148; Mr. McMullen – 57,667; Mr. Otis – 63,148; Ms. Roberts – 51,387; Mr. Shattock – 63,148; Mr. Tanner – 0; and all current directors and current executive officers as a group – 1,403,443.

(3)

Ms. Chugg and Mr. Otis, together with PNC Bank, N.A., act as the Trustees of the Trusts, which together are deemed to beneficially own (but the individual Trustees are not deemed to separately beneficially own) the Trust Shares. See the Common Stock Beneficial Ownership of Certain Beneficial Owners table above and footnote 4 thereto. However, because neither the individual Trustees nor PNC Bank, N.A. separately controls the decision-making of the Trustees, the individuals serving as Trustees are not deemed to separately beneficially own the Trust Shares and are not deemed to share voting or dispositive power over the Trust Shares under applicable SEC rules. With regard to individuals named in the above table, the percentage of shares owned beneficially by each named person does not exceed 1% of the VF Common Stock outstanding. The percentage of shares owned beneficially by all current directors and current executive officers as a group was 0.7% of the VF Common Stock outstanding.

(4)	Ms. Brown was elected to the Board effective February 14, 2024. She resigned from the Board effective May 29, 2024.

78	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

Approval of a Proposal to Amend and Restate VF’s 1996 Stock Compensation Plan

BACKGROUND INFORMATION

Our Board of Directors and Talent and Compensation Committee (the “Committee”) recommend that shareholders of VF approve a proposal (the “Plan Proposal”) to amend and restate VF’s 1996 Stock Compensation Plan (as amended and restated through May 14, 2024, the “1996 Plan”).

The 1996 Plan, along with our 2004 Long-Term Incentive Plan (formerly, the 2004 Mid-Term Incentive Plan (as amended and restated, the “2004 Plan”)), which operates as a subplan of the 1996 Plan, serve as our only equity-based incentive plans. No shares are issuable under the 2004 Plan, and any shares subject to awards that are granted under the 2004 Plan are only issuable under the 1996 Plan. Shareholder approval of the Plan Proposal is required, among other things, in order to comply with NYSE rules and certain provisions applicable to incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), requiring shareholder approval of certain material amendments to equity compensation plans.

Shareholders first approved our 1996 Plan at the 1997 Annual Meeting, and reapproved the 1996 Plan most recently at the 2015 Annual Meeting. The 1996 Plan provides for the grant of (a) stock options, which may be incentive stock options (ISOs) or nonqualified stock options, and stock appreciation rights (or SARs), (b) restricted awards, which may be in the form of either restricted stock or restricted stock units, and stock units, and (c) incentive awards as awards to employees and non-employee directors.

WHY SHAREHOLDERS SHOULD SUPPORT THE PLAN PROPOSAL

If approved, the 1996 Plan will allow us to continue granting stock options, restricted stock units (“RSUs”), and performance-based restricted stock units (“PRSUs”) to employees at appropriate levels, which are an important part of our executive compensation program. If the Plan Proposal fails, then we will have a significantly reduced ability to use equity to attract and retain highly qualified individuals and we will be strongly disadvantaged in our ability to compete in the recruitment and retention of talent. Without additional shares available for issuance under the 1996 Plan, we would likely be compelled to increase the cash component of employee compensation for certain of our employees to remain competitive, which would impede our near-term priority, as discussed in “Executive Compensation – Compensation Discussion and Analysis” above, of reducing leverage through improving earnings and generating strong cash flow. In addition, equity awards support our pay for performance philosophy by providing substantial incentive to achieve our business objectives and build shareholder value and effectively align the interests of plan participants with the interests of our shareholders. In fiscal 2024, long-term equity-based incentive award opportunities accounted for approximately 72% of our CEO’s target total direct compensation and approximately 60% of our other NEOs’ target total direct compensation.

Approval of the Plan Proposal is intended to provide us with the continued flexibility we need to use equity compensation and other incentive awards to attract, retain and motivate talented employees and non-employee directors who are important to our long-term growth and success and will promote shareholder returns. Furthermore, we believe the Plan Proposal is reasonably designed and employs a number of best practices to advance the interests of all stakeholders. While approval of the Plan Proposal could result in the issuance of additional shares causing greater dilution, our Board and the Committee believe that approval is needed to provide us with the continued flexibility we need to use equity compensation to recruit, retain, and motivate employees, and the additional shares requested are expected to enable VF to continue to grant equity awards for the next three years. Accordingly, our Board and Committee have determined that it would be appropriate to increase the total number of shares issued or issuable by 53 million shares (subject to adjustment as described in the 1996 Plan), of which approximately 38 million shares would be available for grants of incentive awards for issuance to our employees and non-employee directors as of the date of shareholder approval (applying the 1996 Plan’s fungible share-counting provisions, assuming maximum payout of the PRSUs, and after deducting the contingent awards). For more information, see below under “Number of Shares Reserved for Issuance Under the 1996 Plan Was Carefully Considered After Taking into Account VF’s Responsible Plan Practices and Historical Share Usage.”

As discussed below, on May 28, 2024, consistent with VF’s historical grant practices and following the recommendations of its independent compensation consultant, the Committee granted certain equity awards for fiscal 2025 under the 1996 Plan as part of VF’s regular annual grant program, however, many of these awards were granted contingent on shareholder approval of the Plan Proposal due to insufficient shares remaining available in the 1996 Plan on the grant date. At the time of such action, only 6,569,852 shares remained available under the 1996 Plan, which permitted the grant of awards covering approximately 26% of the

VF Corporation 2024 Proxy Statement	/	79

ITEM NO. 3

shares subject to awards that were proposed to be granted (with the percentage of shares proposed to be granted calculated assuming PRSUs at maximum payout and applying the fungible share counting provision). As a result, the Committee granted options to selected 1996 Plan participants, including our executive officers (including our NEOs) and non-employee directors. The grant of the fiscal 2025 time-based RSUs to selected 1996 Plan participants, including certain of our executive officers (excluding our NEOs) and non-employee directors and the grant of PRSUs to selected executive officers (including our NEOs) were approved by the Committee, but are subject to and contingent upon shareholder approval of the Plan Proposal. If the Plan Proposal is not approved, these contingent RSUs and PRSUs awarded for fiscal 2025 will be canceled and we may not be able to grant equity awards to meet our incentive and retention needs in a highly competitive market, which could have an adverse impact on our business.

For these reasons, the Board unanimously recommends a vote FOR approval of the Plan Proposal to amend and restate the 1996 Plan.

MATERIAL CHANGES TO THE 1996 PLAN

The material changes to the 1996 Plan include:

•

An increase in the number of shares of common stock that may be issued under the 1996 Plan of an additional 53 million shares (subject to adjustment as described in the 1996 Plan). The 1996 Plan currently provides that the total aggregate number of shares that may be delivered under the 1996 Plan may not exceed 40 million shares plus the number of shares remaining available under the plan on February 10, 2015 (including shares subject to outstanding awards and shares not then subject to outstanding awards), subject to adjustment as described in the 1996 Plan. As a result, the 1996 Plan, as proposed to be amended, provides that the total aggregate number of shares that may be delivered pursuant to awards that are outstanding on May 14, 2024 or granted after that date will not exceed 93 million shares (subject to adjustment as described in the 1996 Plan). We have not requested that shareholders approve an increase in the 1996 Plan shares since 2015.

•	An extension of the term of the 1996 Plan to July 23, 2034, which would be the ten-year anniversary of the date of shareholder approval of the Plan Proposal;

•	A provision that requires awards granted on or after July 23, 2024 to be subject to a one-year minimum vesting requirement, subject to certain limited exceptions;

•	A provision that requires awards granted on or after July 23, 2024 to include certain treatment of such awards to occur in the event of a change in control of the Company;

•	A limit on the amount of equity-based compensation paid to any one non-employee director, or the Chair of the Board, in any single fiscal year; and

•	Removals and deletions of references to Code Section 162(m) and certain related terms and conditions as a result of changes made to Section 162(m) as part of tax reform legislation enacted in 2017.

Under the terms of the 1996 Plan, the authority of the Committee to grant awards terminates on the date that is 10 years after the latest date upon which shareholders have approved the plan (including approval of any plan amendment and restatement), which is April 28, 2025, the date that is 10 years after the last date of shareholder approval of the 1996 Plan (April 28, 2015). If the shareholders do not approve the Plan Proposal, the 1996 Plan will remain in effect, but no further awards may be granted under the plan after April 28, 2025.

The discussion that follows is qualified in all respects by reference to the terms of the 1996 Plan, which is attached as Appendix A to this proxy statement. We will promptly provide, upon request and without charge, a copy of the full text of the 1996 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to VF Corporation, Attention: Corporate Secretary, P.O. Box 13919, Denver, Colorado 80201. An electronic copy of the 1996 Plan is also available free of charge as Appendix A to the electronic version of this proxy statement on the SEC’s website at www.sec.gov. Shareholders should refer to the 1996 Plan for more complete and detailed information about the 1996 Plan. Defined terms not defined in the Plan Proposal have the meanings given such terms in the 1996 Plan.

1996 PLAN AMENDMENTS ARE REASONABLE AND PRUDENT

The Committee and the Board are focused on the prudent use of equity incentives and carefully considered various factors to approve amendments to the 1996 Plan that they believe are reasonable. Notably, VF has not sought shareholder approval of an increase in the shares authorized under the 1996 Plan since 2015. In considering the number of additional shares proposed to be authorized under the 1996 Plan, the Committee and the Board considered the potential dilution that would result from the full usage of shares requested for issuance under the 1996 Plan and VF’s historical burn rate, as discussed below under “Number of Shares Reserved for Issuance Under the 1996 Plan Was Carefully Considered After Taking into Account VF’s Responsible Plan

80	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

Practices and Historical Share Usage – Burn Rate”; and “–Overhang.” Specifically, the number of additional shares reserved for issuance under the Plan Proposal is reasonable and based on historical grant practices, including a three-year average burn rate of 1.42%, total potential overhang of 16.5%, and an expected plan duration of three years. The Committee also considered VF’s historical grant practices and estimated future equity grant needs in a manner generally consistent with historical practice, taking into account that we have historically granted equity awards to a large number of our office-based employees (approximately 550 employees in fiscal 2024). The Committee also took into account the volatility of VF’s share price over the last two years, which has resulted in an increased use of shares during that time period and may continue to impact our estimated future equity grant needs and expected burn rate in the near term. In addition, all of the stock option awards outstanding under the 1996 Plan as of May 31, 2024, granted in fiscal years 2015 to 2024, are currently underwater, and we cannot reprice options without shareholder approval, and the Committee does not intend to replace such underwater options with new option awards. The Committee also considered the recommendations of the Committee’s independent compensation consultant. In considering each of these factors, the Committee and Board propose amendments to the 1996 Plan that are reasonable and narrowly tailored to meet VF’s near-term hiring, incentive and retention needs in a highly competitive market.

APPROVAL OF THE 1996 PLAN IS IMPORTANT TO VF’S FUTURE LONG-TERM SUCCESS AND CREATION OF SHAREHOLDER VALUE

VF’s most recent equity grants in May 2024 included a significant number of awards that are contingent on approval of the Plan Proposal. It is important to VF’s future long-term success and creation of shareholder value to ensure these awards are granted to VF employees and non-employee directors for retention and incentive purposes, particularly during a critical time of transformation. The number of shares subject to the contingent awards exceeds the number of shares currently authorized to be granted pursuant to the 1996 Plan by 14,315,182 shares, or approximately 74% of the shares subject to the proposed aggregate annual grants (with the percentage of shares proposed to be granted calculated assuming PRSUs at maximum payout and applying the fungible share counting provision). In an effort to treat all 1996 Plan participants selected to receive equity incentive awards on an impartial basis, including our NEOs, other executives and non-employee directors, all of the PRSUs and time-based RSUs granted in May 2024 were contingent awards, and all of the options were not contingent. Accordingly, approximately 50% of the grant date fair value of the aggregate fiscal 2025 annual awards for each NEO, approximately 50% of the grant date fair value of the aggregate fiscal 2025 annual awards for each non-employee director, and approximately 58% of the grant date fair value of the aggregate fiscal 2025 annual awards for all other selected 1996 Plan participants, are contingent upon shareholder approval of the Plan Proposal. Additional details regarding the May 2024 grants are set forth below.

On May 28, 2024, consistent with VF’s historical grant practices and following the recommendations of its independent compensation consultant, the Committee granted certain equity awards for fiscal 2025 under the 1996 Plan as part of VF’s regular annual grant program. At the time of such action, only 6,569,852 shares remained available under the 1996 Plan, which permitted the grant of only approximately 26% of the shares that were proposed to be granted (with the percentage of shares proposed to be granted calculated assuming PRSUs at maximum payout and applying the fungible share counting provision). Specifically, at that time, the Committee granted options to purchase an aggregate of 5,485,215 shares of the Company’s Common Stock to 1996 Plan participants at an exercise price of $12.35 per share, which was equal to the fair market value of the Company’s Common Stock on the grant date. The options for non-employee directors have a 10-year term and vest in full on the one-year anniversary of the grant date, and the options for VF employees, including the NEOs, have a 10-year term and vest in three approximately equal tranches on the first, second and third anniversaries of the grant date, subject to the participant’s continued employment on the applicable vesting date. The shares subject to these awards were within the currently authorized pool of 1996 Plan shares and are not contingent upon shareholder approval of the Plan Proposal. These included grants to selected VF employees, executive officers (including the NEOs) and non-employee directors, including the following grants to NEOs and non-employee directors: Mr. Darrell – 912,757 options; Mr. Scabbia Guerrini – 405,670 options; Mr. Hyder – 202,835 options; and each non-employee director – 18,256 options. Messrs. Puckett and Bailey and Ms. Otto did not receive any option grants for fiscal 2025. See also the “New Plan Benefits” table below.

In addition, on May 28, 2024, the Committee also granted, contingent upon shareholder approval of the Plan Proposal, (a) fiscal 2025 time-based RSUs to approximately 372 employees and 11 non-employee directors for an aggregate of 2,450,571 shares, and (b) PRSUs to selected executives, including the NEOs, for an aggregate of 1,192,312 shares (collectively, the “contingent awards”). The contingent awards included grants to selected VF employees, executive officers (including the NEOs) and non-employee directors, including the following fiscal 2025 PRSU grants to NEOs (shown at target) and fiscal 2025 stock unit grants to non-employee directors: Mr. Darrell – 364,373 PRSUs; Mr. Scabbia Guerrini – 364,373 PRSUs; Mr. Hyder – 80,972 PRSUs; and each non-employee director – 7,288 stock units. Messrs. Puckett and Bailey and Ms. Otto did not receive fiscal 2025 PRSUs or fiscal 2025 time-based RSUs. See also the “New Plan Benefits” table below. The number of shares subject to the PRSUs referenced above are based on target performance and the PRSUs will be earned only upon the achievement of

VF Corporation 2024 Proxy Statement	/	81

ITEM NO. 3

pre-established financial goals and relative TSR performance over a three-year performance period. The time-based RSUs granted to employees generally vest in two equal installments on the second and fourth anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date. The stock units granted to non-employee directors are fully vested at grant, and will be distributed on the one-year anniversary of the grant date, unless a director makes a timely deferral election with respect to such stock units.

The contingent awards are intended to create further incentives for affected 1996 Plan participants to increase shareholder value, align participant interests with those of our shareholders and encourage continued service. If the Plan Proposal is not approved, the contingent awards will be canceled and we may not be able to grant equity awards to meet our incentive and retention needs in a highly competitive market, which could have an adverse impact on our business.

THE 1996 PLAN INCLUDES A NUMBER OF “BEST PRACTICES” AND OUR COMPENSATION PROGRAM REFLECTS RESPONSIBLE COMPENSATION AND GOVERNANCE PRACTICES

Our compensation practices include a number of features that the Board believes reflect responsible compensation and governance practices and promote the interests of shareholders. Approval of the Plan Proposal will position us to continue and expand these “best practices,” including the following:

✓	Limitations on Plan Shares and on Participant Awards. As discussed under “Number of Shares Reserved for Issuance Under the 1996 Plan Was Carefully Considered After Taking into Account VF’s Responsible Plan Practices and Historical Share Usage,” below, the 1996 Plan imposes fixed limitations on the number of shares that may be delivered under the plan and on the maximum amount of employee and director awards. The 1996 Plan also includes a “fungible” share counting provision pursuant to which each share subject to a full value award counts as three shares under the plan, and each share subject to an option or SAR counts as one share, thus serving as an additional control over share usage.

✓	No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Under the 1996 Plan, stock options and SARs must have an exercise price that is no less than 100% of the fair market value of the common stock on the grant date. In addition, the term of an option or SAR cannot exceed 10 years.

✓	Efficient Use of Equity; No “Evergreen” Provision. We are committed to the efficient use of equity awards and are mindful of ensuring that our equity compensation program does not overly dilute our existing shareholders. In addition, the 1996 Plan requires shareholder approval of any additional authorization of shares (other than adjustments for anti-dilution purposes), rather than permitting an annual “replenishment” of shares under a plan “evergreen” provision.

✓	Conservative Share Counting Provisions for Options and SARs. The 1996 Plan imposes conservative counting and share recycling provisions related to options and SARs by providing that shares subject to options and SARs that are withheld to pay the exercise price or withholding taxes for shares issuable upon exercise are deemed delivered and count towards the plan share limitations.

✓	No Stock Option or SAR Repricings Without Shareholder Approval. The 1996 Plan prohibits the repricing of stock options or SARs without the approval of shareholders. This provision applies to lowering the exercise price of a stock option or SAR after it is granted, any other action that is treated as a repricing under generally accepted accounting principles and canceling an option or SAR at a time when its exercise price exceeds the fair market value of the common stock in exchange for another option, restricted stock, other equity or other cash or property (subject to anti-dilution adjustments).

✓	Minimum Vesting Practices. With respect to awards granted on or after July 23, 2024, such awards generally may be settled no earlier than the first anniversary of the award grant date, subject to limited exceptions discussed below under “Description of the 1996 Plan – Minimum Vesting Requirements.” In addition, the 1996 Plan generally imposes minimum vesting periods of three years for service-based restricted awards and of not less than one year for performance-based restricted awards (subject in each case to accelerated vesting under certain circumstances).

✓	Prudent Change in Control Provisions. With respect to awards granted on or after July 23, 2024, vesting of awards is only permitted in limited circumstances where equivalent awards are not assumed or substituted (as described below under “Description of the 1996 Plan – Effect of Change in Control; Adjustments and Extraordinary Corporate Events”). In addition, the 1996 Plan includes prudent change in control triggers, such as requiring a change in beneficial ownership of at least 20% of our voting stock, consummation (rather than shareholder approval) of a significant merger or other transaction, or a change in a majority of our Board within a two-year period in order for a change in control to be deemed to have occurred.

✓	Forfeiture and Recoupment Policies. The 1996 Plan authorizes the Committee to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct, and award agreements under the 1996 Plan also include terms providing for similar recovery. In addition, performance-based compensation payable under the 1996 Plan is subject to VF’s mandatory compensation recoupment policy intended to comply with the requirements of the Dodd-Frank Act.

82	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

✓	Stock Ownership Guidelines/Equity Retention Policy. Our senior executives, including our NEOs, and our directors are subject to minimum stock ownership and stock retention requirements under VF’s Executive Stock Ownership Guidelines.

✓	Administered by Independent Committee. The 1996 Plan is administered by the Committee. All members of the Committee are intended to qualify as “independent directors” under NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

✓	Restrictions on Dividends and Dividend Equivalents. The 1996 Plan provides that dividends or dividend equivalents on restricted stock or restricted stock units (or other stock units) will be subject to the same risks of forfeiture as the underlying awards. The 1996 Plan also prohibits dividend equivalents on stock options or stock appreciation rights.

✓	Prohibition Against Hedging and Pledging. VF maintains a policy prohibiting executives (including our NEOs) and directors from engaging in hedging and pledging transactions involving our securities. See “Executive Compensation – Compensation Discussion and Analysis – Other Compensation Policies and Practices,” above.

NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1996 PLAN WAS CAREFULLY CONSIDERED AFTER TAKING INTO ACCOUNT VF’S RESPONSIBLE PLAN PRACTICES AND HISTORICAL SHARE USAGE

The number of shares reserved for issuance under the Plan Proposal is reasonable and based on historical grant practices, including a three-year average burn rate of 1.42%, total potential overhang of 16.5%, and an expected plan duration of three years. For more information regarding our historical share usage, overhang and plan duration, see the sections below under the headings “–Burn Rate,” “–Overhang,” and “–Reasonable Plan Duration.” In addition, and as described above, the shares that remained available under the current 1996 Plan was not sufficient to cover the planned fiscal 2025 annual grants. As a result, the Committee granted option awards covering approximately 26% of the shares that were proposed to be granted, with the remaining approximately 74% of the shares subject to shareholder approval of the Plan Proposal (with the percentage of shares proposed to be granted calculated assuming PRSUs at maximum payout and applying the fungible share counting provision). As shown in the tables below, 1,084,637 shares remain available under the current 1996 Plan as of May 31, 2024, and the Committee granted contingent awards covering 3,642,883 shares. If shareholders approve the additional 53 million shares proposed to be reserved under the 1996 Plan (subject to adjustment as described in the 1996 Plan), and applying the 1996 Plan’s fungible share-counting provisions and assuming maximum payout of the PRSUs, we estimate that 38,684,818 shares would remain available for grant as of the date of such shareholder approval, after deducting the contingent awards.

As discussed above, the 1996 Plan is proposed to be amended to provide that the total aggregate number of shares that may be delivered pursuant to awards that are outstanding at May 14, 2024 or granted after that date will not exceed 93 million shares (which would also be the aggregate number of shares issuable upon exercise of ISOs) (subject in each case to adjustment as provided in the 1996 Plan). Any shares that are delivered or deemed delivered in connection with stock options or other non-full value awards count against this limit as one share for each share actually delivered or deemed delivered. Any shares that are delivered in connection with full-value awards (as defined in the 1996 Plan) are counted against this limit as three shares for each share actually delivered.

Participant Award Limitations.

In addition to the aggregate limit on shares available under the 1996 Plan, the 1996 Plan imposes per-person limitations on the annual amount of awards to employees and directors. No single employee may be granted during any calendar year options to purchase shares, including SARs, covering more than 2,000,000 shares and restricted awards relating to more than 800,000 shares (in each case subject to adjustment, as described below). These limits are not proposed to be modified. In addition, the 1996 Plan provides that, with respect to non-employee directors, the grant-date fair value of awards granted in any fiscal year as compensation for services as a director, when added to the value of other compensation payable to the director during the fiscal year, cannot exceed $900,000, or $1,250,000 in the case of the Chair of the Board.

Additional Information Regarding Equity Awards.

Outstanding Awards and Share Reserves.

The following table provides additional information regarding outstanding equity awards (excluding contingent awards described above) and shares available for future awards under the 1996 Plan as of May 31, 2024 (determined, in the case of outstanding performance-based awards, based upon the target number of shares that may be delivered). As of May 31, 2024, there were a total of 389,031,000 shares of common stock outstanding.

VF Corporation 2024 Proxy Statement	/	83

ITEM NO. 3

Between the date of this proxy statement and the effective date of the Plan Proposal (July 23, 2024), no further awards are expected to be granted.

NAME OF EQUITY PLAN	TOTAL SHARES UNDERLYING OUTSTANDING STOCK OPTIONS(1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING STOCK OPTIONS ($)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE OF OUTSTANDING STOCK OPTIONS (YEARS)	TOTAL SHARES UNDERLYING OUTSTANDING UNVESTED, PERFORMANCE- BASED RESTRICTED STOCK UNITS(2) (#)	TOTAL SHARES UNDERLYING OUTSTANDING UNVESTED, TIME- BASED RESTRICTED STOCK UNITS AND RESTRICTED STOCK AWARDS(3) (#)	TOTAL SHARES CURRENTLY AVAILABLE FOR GRANT(4) (#)

1996 Plan	18,007,558	$34.78	7.1	866,085	4,082,596	1,084,637

Total:	18,007,558	$34.78	7.1	866,085	4,082,596	1,084,637

(1)	No stock appreciation rights were outstanding as of May 31, 2024.

(2)

Includes grants under the 2004 Plan for performance-based awards of shares which are issuable under the 1996 Plan. The number of shares subject to outstanding performance-based restricted stock units (PRSUs) assumes performance at the target performance level.

(3)	Shares subject to restricted stock awards are included in the Company’s outstanding share count.

(4)	The number of shares remaining available for future grant under the 1996 Plan (including performance-based awards granted under the 2004 Plan) reflects PRSUs at maximum payout.

Impact of Contingent Awards on Share Pool Subject to Plan Proposal.

The following table provides additional information regarding the impact of the contingent awards described above on the 1996 Plan share pool, assuming that the Plan Proposal is approved by shareholders.

NAME OF EQUITY PLAN	TOTAL SHARES UNDERLYING CONTINGENT, OUTSTANDING UNVESTED PERFORMANCE- BASED RESTRICTED STOCK UNITS(1) (#)	TOTAL SHARES UNDERLYING CONTINGENT, OUTSTANDING UNVESTED TIME-BASED RESTRICTED STOCK UNITS (#)	SHARES REQUESTED UNDER PLAN PROPOSAL	TOTAL SHARES THAT WOULD BE AVAILABLE FOR GRANT(2) (#)

1996 Plan	1,192,312	2,450,571	53,000,000	38,684,818

Total:	1,192,312	2,450,571	53,000,000	38,684,818

(1)

Includes grants under the 2004 Plan for performance-based awards of shares which are issuable under the 1996 Plan. The number of shares subject to the contingent outstanding PRSUs assumes performance at the target performance level. No stock appreciation rights were outstanding as of May 31, 2024.

(2)

The number of shares remaining available for future grant under the 1996 Plan (including performance-based awards granted under the 2004 Plan), assuming the Plan Proposal has been approved by shareholders, reflects PRSUs at maximum payout and deducts the shares subject to the contingent grants.

On May 31, 2024, the closing sales price of the common stock as reported on NYSE $13.28 per share.

The total aggregate number of shares that we may deliver under the current 1996 Plan pursuant to awards that were outstanding at February 10, 2015 or granted after that date may not exceed 40 million shares, plus the number of shares that remained available under the plan at that date (including shares subject to awards then outstanding and shares not then subject to outstanding awards) (subject to adjustment as provided under the plan for anti-dilution purposes).

Burn Rate.

Our annual burn rate for fiscal 2024 was 2.62% and our three-year average burn rate was 1.42%. Burn rate provides a measure of the potential dilutive impact of our annual equity award program and is defined as the number of shares granted under the Company’s equity plan during the year divided by the basic weighted average common shares outstanding.

Overhang.

Our Board recognizes the impact of dilution on our stockholders and has evaluated the share request carefully in the context of the need to motivate and retain our leadership team and other plan participants and to ensure that they are focused on our strategic priorities. Our total fully-diluted overhang as of May 31, 2024 was 5.8%. If the 53 million shares proposed to be authorized for

84	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

issuance under the Plan Proposal (subject to adjustment as described in the 1996 Plan) are included in the calculation, the total potential overhang from shares authorized for issuance will increase by 10.7% to 16.5%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of May 31, 2024. Actual dilution will depend on several factors, including the types of awards granted under the 1996 Plan due to the plan’s fungible share pool, under which each share issued pursuant to a stock option or SAR will reduce the number of shares available under the 1996 Plan by one share, and each share issued pursuant to full-value awards will reduce the number of shares available by three shares. To the extent that we continue to grant a significant number of full value awards (such as restricted stock units or restricted stock awards), the potential dilution under the 1996 Plan can be expected to be greater. The Board believes that the requested number of shares represents a reasonable amount of potential equity dilution, which should allow us to continue awarding the equity awards that are vital to our incentive compensation program.

Reasonable Plan Duration.

If shareholders approve the Plan Proposal, based on historical grant practices, we currently anticipate that the shares available under the 1996 Plan will meet our expected needs for the next three years. This assumption is based upon our historical grant practices. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures.

Historical Annual Share Usage.

The following table provides, for each of the past three fiscal years, detail regarding (a) full-value, performance-based equity awards granted, vested and forfeited/canceled; (b) full-value, time-based equity awards granted, vested and forfeited; and (c) appreciation awards (stock options) granted, exercised and forfeited. The table provides aggregate share totals for all such awards from the 1996 Plan to all plan participants (including, but not limited to, our executive officers).

	SHARES UNDERLYING FULL-VALUE, PERFORMANCE-BASED EQUITY AWARDS(1) (#)	SHARES UNDERLYING FULL-VALUE, TIME-BASED EQUITY AWARDS(2) (#)	SHARES UNDERLYING RESTRICTED STOCK AWARD(3) (#)	SHARES UNDERLYING OPTION AWARDS(4) (#)

Outstanding as of April 3, 2021	970,469	768,419	920,472	7,812,717

Granted in Fiscal 2022	325,058	490,351	31,214	1,515,963

RSA Dividend Equivalent	-	-	8,407	-

Vested/Exercised in Fiscal 2022	(317,021)	(248,258)	(67,151)	(899,710)

Forfeited in Fiscal 2022	(65,543)	(108,556)	(38,532)	(381,313)

Outstanding as of April 2, 2022	912,963	901,956	854,410	8,047,657

Granted in Fiscal 2023	364,192	1,103,228	125,981	2,478,515

RSA Dividend Equivalent	-	-	15,587	-

Vested/Exercised in Fiscal 2023	(248,203)	(207,011)	(377,702)	(53,567)

Forfeited in Fiscal 2023	(165,024)	(220,133)	(20,141)	(1,421,277)

Outstanding as of April 1, 2023	863,928	1,578,040	598,135	9,051,328

Granted in Fiscal 2024	709,338	3,586,940	-	5,869,857

RSA Dividend Equivalent	-	-	8,696	-

Vested/Exercised in Fiscal 2024	(13,033)	(363,353)	(248,590)	-

Forfeited in Fiscal 2024	(427,911)	(496,331)	(95,158)	(1,886,645)

Outstanding as of March 30, 2024	1,132,322	4,305,296	263,083	13,034,540

(1)

The shares reflected in this column are subject to performance-based restricted stock units. The number of shares represents the target number of shares that the participants may earn under the associated performance-based restricted stock unit award agreements. For information regarding the terms, conditions, and vesting requirements of the performance-based restricted stock units, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units” above.

VF Corporation 2024 Proxy Statement	/	85

ITEM NO. 3

(2)

The shares reflected in this column were made in the form of service-based restricted stock units. For information regarding the terms, conditions and vesting of certain of these awards granted to the NEOs, see “Compensation Discussion and Analysis – Elements of Compensation – Retention and Special Awards” above.

(3)

Restricted stock activity during fiscal 2022, fiscal 2023 and fiscal 2024 included shares of VF Common Stock deposited in escrow in connection with the Supreme® acquisition and related forfeitures, which for accounting purposes, are considered stock-based compensation.

(4)

The shares reflected in this column were made in the form of nonqualified stock options. For information regarding the terms, conditions and vesting requirements of the stock options, see “Compensation Discussion and Analysis – Elements of Compensation – Stock Options” above.

DESCRIPTION OF THE 1996 PLAN

The following is a brief description of the material features of the 1996 Plan, in addition to the features discussed above.

Administration.

The 1996 Plan is administered by the Committee, or a subcommittee of the Committee or the Board. For the purposes of this proposal, references to the “Committee” include the Committee, the Board or a subcommittee, as applicable. Subject to plan terms, the Committee has broad authority to determine the employees and directors to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions and limitations of each award, as well as authority to interpret the plan and make decisions regarding plan administration.

Share Counting Provisions.

Shares generally count against the 1996 Plan’s share reserve to the extent that shares have been delivered and are no longer subject to forfeiture, except that shares withheld to pay the exercise price or withholding taxes upon exercise of an option or SAR issuable for shares will count against the share limit. Further, (a) to the extent that an award is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares to the participant, the shares retained by or returned to VF will not be deemed to have been delivered under the plan; and (b) shares that are withheld from a full-value award or surrendered by the participant in payment of taxes relating to a full-value award will be deemed to constitute shares not delivered and will be available under the plan. In addition, shares subject to awards granted in assumption of or in substitution for an award in connection with mergers or other similar events are not counted against the plan share limit.

Effect of Change in Control; Adjustments and Extraordinary Corporate Events.

The number and type of shares reserved for issuance under the 1996 Plan, the participant award limitations and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of VF (such as adjustments due to a merger, stock split, stock dividend or similar event). In addition, the Committee may make other adjustments or take other actions if the Committee determines that adjustments or other actions are appropriate to preserve the benefits or potential benefits intended to be available under the plan, as provided in the 1996 Plan.

As a general matter, in the event of a merger, consolidation or reorganization of VF in which the interests of shareholders do not continue in a surviving corporation substantially unchanged, a dissolution or liquidation or sale of substantially all assets of VF, or a change in control of VF as defined in the 1996 Plan, the Committee serving before the event may accelerate the vesting and exercisability of awards, provide for the lapse of restrictions on awards, pay cash (subject to plan repricing terms) to participants in settlement of outstanding options, SARs or restricted awards, grant new awards or make other adjustments or amendments, including providing for substitution of new awards by a successor employer.

With respect to awards granted on or after July 23, 2024, no acceleration of vesting or exercise of options or restricted awards is authorized under this provision if the Committee determines before the change in control or other triggering event that VF’s obligations under such awards will be fully complied with and honored, legally assumed and/or new rights substituted for the existing award (an “assumed award”) by the participant’s employer (or the parent or a subsidiary of such employer) immediately following the change in control, but only if the assumed award meets the following criteria: (a) the assumed award is based on stock that is traded on an established securities market, or that will be so traded within 30 days of the change in control, and that foreseeably will continue to be so traded on a long-term basis; (b) the assumed award provides rights and terms substantially equivalent to or better than those under the existing option or restricted award and must provide for accelerated vesting in the event of a termination of the participant’s employment by the participant’s employer not for cause or by the participant based on material adverse changes in the participant’s duties, titles, status or work location within the two years following the change in control or other triggering event; (c) the assumed award has economic value substantially equivalent to or greater than the value of the existing option or restricted award; and (d) the assumed award is structured in a manner intended to comply with provisions of Section 409A of the Code to avoid adverse tax consequences to the participant.

86	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

Eligibility.

Employees of VF and its subsidiaries and VF’s non-employee directors are eligible to be granted awards under the 1996 Plan. As of May 31, 2024, approximately 383 employees and 11 non-employee directors were eligible to be selected to participate in the 1996 Plan.

Minimum Vesting Requirements.

With respect to awards granted on or after July 23, 2024 (other than cash-settled awards), such awards may vest no earlier than the first anniversary of the grant date, except that the following awards are not subject to the minimum vesting requirement: (a) awards granted in assumption of or in substitution for an award of a company or business acquired by VF or a subsidiary or affiliate or with which VF or a subsidiary or affiliate has combined; (b) shares delivered in lieu of fully vested cash awards at the election of the participant; and (c) any other awards as designated by the Committee relating to not more than a market-standard five percent of the aggregate shares reserved as of July 23, 2024 under the 1996 Plan (subject to adjustment as provided in the plan); and provided further that the foregoing restriction does not apply to the Committee’s reserved discretion to accelerate exercisability or vesting of awards in specified circumstances for any reason. In the case of awards subject to the minimum vesting requirement and having proportionate vesting over a specified period, the proportionate vesting does not apply during the initial year (such that monthly vesting in the first year is not permitted for such awards). In addition, service-based restricted awards generally are subject to a vesting period of no less than three years, subject to certain permitted exceptions, such as those described above and accelerated vesting due to death, disability, change in control, retirement or other special circumstances.

Stock Options.

The Committee is authorized to grant stock options, including both ISOs and nonqualified stock options (i.e., options not qualifying as ISOs). The exercise price per share of an option will in each case be not less than 100% of the fair market value of a share on the date of grant. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be fixed by the Committee, except no option may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, as the Committee may determine, which may include withholding or delivery of option shares, and, where permitted by VF, by broker- assisted cashless exercises. ISOs must meet certain additional limitations in order to qualify for favorable tax treatment.

The 1996 Plan also authorizes the grant of SARs, which may be settled in cash or in shares of common stock, as determined by the Committee. Each SAR must have an exercise price that is not less than 100% of the fair market value of a share on the grant date and a maximum term not exceeding 10 years.

Restricted Awards.

The 1996 Plan authorizes the Committee to grant restricted awards, which include restricted stock and restricted stock units. Restricted stock consists of shares of common stock which may not be sold or disposed of and which may be forfeited upon certain kinds of termination of employment or service to VF (or due to other conditions) before the end of the restricted period specified by the Committee. Except for these restrictions, a participant granted restricted stock has all of the rights of a VF shareholder, including the right to vote the shares and to receive dividends and distributions, except that dividends and distributions are automatically deemed reinvested in additional shares of restricted stock and are subject to any vesting or forfeiture provisions that apply to the underlying restricted award. An award of restricted stock units obligates VF to issue shares at a specified future date if certain vesting or other conditions are met, which award is non-transferable and subject to a risk of forfeiture in the event of certain kinds of termination of employment or service to VF before the end of the specified restricted period (or subject to other conditions). Restricted stock units give the participant no shareholder rights until shares are issued and delivered, although, for each stock unit (whether or not restricted), amounts equal to the dividends on a share of common stock may be credited in cash or deemed reinvested in additional stock units at the time of delivery but such dividend equivalents are subject to the same risks of forfeiture as the underlying restricted stock unit (or stock unit) award.

Performance Awards.

The Committee may impose a condition upon the grant or settlement of a restricted award based on the attainment of performance objective(s) over a performance period specified by the Committee. In such case, the Committee will establish a performance award target for that performance period and specify the performance objective(s) that will be a condition to the grant of the performance award. The performance objective may relate to one or more corporate, business group or divisional

VF Corporation 2024 Proxy Statement	/	87

ITEM NO. 3

levels of performance or other business objectives to be obtained over the performance period. The Committee has the discretion to reduce the amount of a performance award and to impose service requirements which must be met in addition to any required performance objectives.

Incentive awards.

Incentive awards are awards denominated as a cash amount and may be earned based on achievement of a performance objective over a specified performance period. The Committee will specify the duration of the performance period. In other respects, the terms and conditions of an incentive award, including the performance objectives, generally will be as specified in the paragraph above with respect to share-based performance awards. The Committee may specify that an incentive award will be settled in cash or in shares.

Effect of Termination of Employment or Service.

The 1996 Plan includes certain provisions specifying the effect on awards in the event of a participant’s termination of employment or service where the Committee or an award agreement do not provide otherwise.

Other Terms of Awards.

The Committee may permit participants to defer payments relating to awards, including deferrals intended to defer taxation. In addition, the Committee may permit participants to convert restricted stock into stock units, to permit deferral of settlement, and the Committee may impose mandatory deferral terms on restricted stock unit awards. A stock unit is a right to receive a share at a future date, representing in effect a restricted stock unit as to which the risk of forfeiture has lapsed. Settlement of any stock unit (including a restricted stock unit) will be in shares, except that the Committee is authorized to settle such awards in cash. Payments under the 1996 Plan are subject to deduction to satisfy withholding taxes, and participants may be required to separately pay withholding taxes relating to receipt of shares under the 1996 Plan. The Committee may require or permit participants to elect to have VF withhold shares from any award, or may permit participants to elect to deliver previously acquired shares, to satisfy withholding obligations. Awards granted under the 1996 Plan generally are nontransferable except pursuant to the laws of descent and distribution, except that the Committee may permit transfers of nonqualified stock options or stock appreciation rights for estate planning purposes, provided that transfers for value are not permitted. The Committee has authority to vary award terms in the case of foreign participants, to comply with local laws and customs and to ensure that the award generally has the same benefit for a foreign participant as it has for a U.S. participant.

Amendment and Termination of the 1996 Plan.

The Board may amend, suspend or terminate the 1996 Plan at any time, but may not, without shareholder approval, amend the 1996 Plan to increase the number of shares reserved, reduce the exercise price required for options or SARs or make any other “material revision” as defined in the NYSE rules. The Committee’s authority to grant awards will terminate 10 years after the latest shareholder approval of the 1996 Plan or an amendment of the 1996 Plan (including the present proposal), although after that time Plan provisions will continue to govern then outstanding awards until we have no further obligations or rights with respect to those awards. The Committee has authority to amend outstanding awards, but this authority does not permit a waiver or elimination of a term that is mandatory under the 1996 Plan.

U.S. FEDERAL INCOME TAX IMPLICATIONS OF THE 1996 PLAN

We believe that under current law the following federal income tax consequences generally would arise with respect to awards under the 1996 Plan.

Stock Options and Stock Appreciation Rights.

The grant of an option or a stock appreciation right will create no federal income tax consequences for the participant or VF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary compensation income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary compensation income equal to the cash or the fair market value of the shares received. This discussion assumes that the option or stock appreciation right would not be deemed to be a deferral arrangement subject to Code Section 409A.

88	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary compensation income equal to the lesser of (a) the fair market value of the ISO shares at the date of exercise minus the exercise price or (b) the amount realized upon the disposition of the ISO shares minus the exercise price. An employee does not recognize ordinary compensation income upon a disposition of ISO shares held for at least the specified holding periods, which are two years from the date of grant and one year from the date of exercise. For all options, a participant’s sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary compensation income in connection with the option’s exercise (or upon sale of the option shares in the case of an ISO). A participant’s sale of shares acquired by exercise of a stock appreciation right generally will result in short- term or long-term capital gain or loss, as the case may be, measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount he or she recognized as ordinary compensation income in connection with the stock appreciation right’s exercise.

VF normally can claim a tax deduction equal to the amount recognized as ordinary compensation income by a participant in connection with the exercise of an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. Accordingly, VF will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

Restricted Awards.

A participant generally will not recognize taxable income upon the grant of an RSU award (including an RSU subject to performance-based requirements). Instead, upon the delivery of shares or cash pursuant to an RSU award, the participant will recognize ordinary compensation income equal to the fair market value of the shares transferred or the amount of cash received and VF would become entitled to claim a tax deduction at that time. Upon a sale of any shares received, the participant will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of shares and the participant’s tax “basis” in the shares, which generally is equal to the fair market value of the shares on the date of transfer to the participant.

A participant generally will not recognize taxable income upon the grant of a restricted stock award (including an award subject to performance-based requirements). Instead, the participant generally must recognize ordinary compensation income equal to the fair market value of the restricted shares in the first tax year in which the shares are not subject to a substantial risk of forfeiture, or when the participant can transfer the shares to another individual free of the substantial risk of forfeiture (i.e., at vesting), whichever is earlier. A participant may file with the Internal Revenue Service a Code Section 83(b) election to be taxed at the time of grant of the restricted stock rather than at vesting, but if the participant subsequently forfeits such shares he or she would not be entitled to any tax deduction for the value of the shares on which he or she previously paid tax. Any dividends received with respect to an unvested restricted stock award for which a Code Section 83(b) election has not been made will be treated as ordinary compensation income, rather than dividend income, when received by the participant. If a Code Section 83(b) election is made with respect to a restricted stock award, any dividends received generally will be treated as dividend income, which may be subject to tax at reduced rates. Upon a sale of shares received, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of the shares and the participant’s tax “basis” in the shares, which generally is equal to the amount paid for the shares, plus any ordinary compensation income recognized by the participant. In the usual case, VF can claim a tax deduction in an amount equal to the ordinary compensation income recognized by the participant, except as discussed below.

Dividend Equivalent Rights.

A participant generally will recognize ordinary compensation income upon receipt of cash or shares pursuant to a dividend equivalent right and VF would become entitled to claim a tax deduction at that time. With respect to any shares received, upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of the shares and the participant’s tax “basis” in the shares, which generally is equal to the value of the stock on the date received.

Cash-Settled Awards.

A participant generally will recognize ordinary compensation income upon receipt of cash pursuant to a cash performance award or other cash-settled award and VF would become entitled to claim a tax deduction at that time.

VF Corporation 2024 Proxy Statement	/	89

ITEM NO. 3

Deferred Stock Units.

A participant generally will not recognize taxable income upon the grant of deferred stock units. Upon the settlement of such an award, the participant generally will recognize ordinary compensation income in the year of settlement in an amount equal to the fair market of the shares transferred and VF would become entitled to claim a tax deduction at that time. Upon a sale of any shares received, the participant will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale of shares and the participant’s tax “basis” in the shares, which generally is equal to the fair market value of the shares on the date of transfer to the participant.

Code Section 409A.

All awards under the Plan will have terms intended to comply with or be exempt from the requirements under Code Section 409A, which regulates deferred compensation. Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the Code Section 409A regulations) will be subject to Code Section 409A. Participant elections to defer compensation under such awards and the timing of distributions under such awards must meet the strict requirements of Code Section 409A in order for income taxation to be deferred and tax penalties to be avoided by the participant.

The foregoing provides only a general description of the application of federal income tax laws as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 1996 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement and other circumstances. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 1996 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

NEW PLAN BENEFITS UNDER THE 1996 PLAN

Because future awards under the 1996 Plan will be granted in the discretion of the Committee, the type, number, recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table” above and these related tables: “2024 Grants of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End 2024”, and “2024 Options Exercises and Stock Vested” above in this proxy statement, and in our financial statements for the fiscal year ended March 30, 2024, in the Annual Report on Form 10-K which accompanies this proxy statement.

90	/	VF Corporation 2024 Proxy Statement

ITEM NO. 3

The following table and accompanying narrative includes information about securities previously authorized for issuance under the 1996 Plan, and the benefits that were received by the following persons and groups during fiscal 2024 and fiscal 2025 (as of May 31, 2024) under the 1996 Plan: each named executive officer; all current executive officers, as a group; all current non-employee directors, as a group; and all current employees who are not executive officers, as a group. As noted above and in the table below, certain contingent awards are subject to shareholder approval of the Plan Proposal.

		OPTIONS(1)	TIME-BASED RESTRICTED STOCK UNITS(2)		PERFORMANCE-BASED RESTRICTED STOCK UNITS(3)
NAME AND POSITION	FISCAL YEARS	NUMBER OF UNITS/UNDERLYING SHARES	DOLLAR VALUE ($)	NUMBER OF UNITS	DOLLAR VALUE ($)	NUMBER OF UNITS

Bracken Darrell President and Chief Executive Officer	2025 2024	912,757 1,048,830	$-0- 1,500,001	-0- 77,240	$4,500,007 4,956,280	364,373 250,697

Matthew Puckett Executive Vice President and Chief Financial Officer	2025 2024	-0- 192,286	-0- -0-	-0- -0-	-0- 1,121,461	-0- 61,282

Martino Scabbia Guerrini Executive Vice President, Chief Commercial Officer and President, Emerging Brands	2025 2024	405,670 235,987	-0- 2,500,000	-0- 178,444	4,500,007 1,376,325	364,373 75,209

Nicole Otto Global Brand President, The North Face	2025 2024	-0- 174,805	-0- -0-	-0- -0-	-0- 1,019,511	-0- 55,711

Brent Hyder Executive Vice President, Chief People Officer	2025 2024	202,835 99,639	-0- 6,000,007	-0- 428,266	1,000,004 456,016	80,972 31,756

Executive Group	2025 2024	1,693,672 1,873,911	8,959,962 10,200,025	725,503 695,093	10,600,017 9,439,357	858,301 502,511

Non-Employee Director Group	2025 2024	200,816 161,643	990,075 919,496	80,168 51,515	-0- -0-	-0- -0-

Non-Executive Officer Employee Group	2025 2024	3,590,727 3,834,303	20,314,515 50,180,679	1,644,900 2,840,332	4,125,036 3,784,934	334,011 206,827

(1)

The options granted for fiscal 2024 are described in more detail under “Compensation Disclosure and Analysis”, “Summary Compensation Table” and “2024 Grants of Plan-Based Awards” above. The options granted for fiscal 2025 were granted on May 28, 2024 by the Committee. The fiscal 2025 options have an exercise price of $12.35, the fair market value of the Company’s Common Stock on the grant date. The options for non-employee directors have a 10-year term and vest in full on the one-year anniversary of the grant date, and the options for VF employees, including the NEOs, have a 10-year term and vest in three approximately equal tranches on the first, second and third anniversaries of the grant date, subject to the participant’s continued employment on the applicable vesting date.

(2)

The time-based RSUs for fiscal 2024 are described in more detail under “Compensation Discussion and Analysis”, “Summary Compensation Table” and “2024 Grants of Plan-Based Awards” above. The time-based RSUs for fiscal 2025 were granted on May 28, 2024 by the Committee, subject to shareholder approval of the Plan Proposal and will be canceled if the Plan Proposal is not approved. The value of time-based RSUs is based on $12.35 per share, the closing price of the Company’s Common Stock on May 28, 2024, the date the contingent awards were granted. The time-based RSUs granted to employees generally vest in two equal installments on the second and fourth anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date. The stock units granted to non-employee directors are fully vested at grant, and will be distributed on the one-year anniversary of the grant date, unless a director makes a timely deferral election with respect to such stock units. Our NEOs generally do not receive time-based RSUs, as the value of their long-term incentive awards are split equally between PRSUs and stock options.

(3)

The PRSUs for fiscal 2024 are described in more detail under “Compensation Discussion and Analysis”, “Summary Compensation Table” and “2024 Grants of Plan-Based Awards” above. The performance-based RSUs for fiscal 2025 were granted on May 28, 2024 by the Committee, subject to shareholder approval of the Plan Proposal and will be canceled if the Plan Proposal is not approved. The number of shares subject to the PRSUs is based on target amounts and the PRSUs generally will vest and can be earned upon the following conditions: achieving pre-established financial goals and relative TSR performance over a three-year performance period.

VF Corporation 2024 Proxy Statement	/	91

ITEM NO. 3

EXISTING PLAN BENEFITS

As of May 31, 2024, the following number of outstanding stock options, PRSUs (determined at target), RSUs and RSAs were held under the 1996 Plan (including the awards noted in the New Plan Benefits table above): (i) NEOs, as follows: Mr. Darrell – 1,961,587 options, 615,070 PRSUs, 79,412 RSUs, and 0 RSAs; Mr. Puckett – 363,682 options, 83,338 PRSUs, 0 RSUs and 22,895 RSAs; Mr. Scabbia Guerrini – 1,034,289 options, 467,152 PRSUs, 277,461 RSUs and 0 RSAs; Ms. Otto – 248,818 options, 77,767 PRSUs, 0 RSUs and 45,814 RSAs; Mr. Hyder – 302,474 options, 112,728 PRSUs, 433,052 RSUs, and 0 RSAs; Mr. Bailey – 636,020 options, 104,985 PRSUs, 27,722 RSUs and 0 RSAs; (ii) our executive group (including NEOs): 4,302,897 options, 1,444,626 PRSUs, 1,552,181 RSUs and 68,709 RSAs; (iii) our current non-employee directors as a group: 822,068 options, 0 PRSUs, 86,685 RSUs; and 0 RSAs; and (iv) non-executive officer employees: 12,882,593 options, 613,770 PRSUs, 4,839,467 RSUs and 19,307 RSAs. These amounts include accrued dividends and dividend equivalent units. Other than Messrs. Darrell and Scabbia Guerrini and Steven E. Rendle, the retired Chair, President and CEO of VF, no person held 5% or more of the total number of outstanding stock options, PRSUs (at target), RSUs and RSAs under the 1996 Plan. As noted above, a portion of the PRSUs and RSUs listed in this paragraph are subject to shareholder approval of the Plan Proposal and will be canceled if the Plan Proposal is not approved.

VOTE REQUIRED

Approval of the Plan Proposal requires the approving vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote on the matter, provided that the total vote cast on the proposal (both for and against) represents over 50% in interest of all securities entitled to vote on the proposal.

The VF Board of Directors unanimously recommends a vote FOR approval of the Plan Proposal to amend and restate the 1996 Stock Compensation Plan.

92	/	VF Corporation 2024 Proxy Statement

ITEM NO. 4

Ratification of The Selection of Independent Registered Public Accounting Firm

Selection of Independent Registered Public Accounting Firm. The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025. PricewaterhouseCoopers LLP served as VF’s independent registered public accounting firm for fiscal 2024. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm. Even if shareholders do ratify the selection, the Audit Committee retains its discretion to reconsider its appointment if it believes such a change would be in the best interest of VF and its shareholders.

The VF Board of Directors unanimously recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP.

Professional Fees of PricewaterhouseCoopers LLP. The following chart summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the 2023 and 2024 fiscal years.

TYPE OF FEES	2024	2023	DESCRIPTION OF FEES

Audit Fees	$9,080,000	$9,303,000	“Audit Fees” are fees that VF paid to PricewaterhouseCoopers LLP for the audit of VF’s consolidated financial statements included in VF’s Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements; and for the audit of the effectiveness of VF’s internal control over financial reporting.

Audit Related Fees	246,000	314,000	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees”. “Audit Related Fees” in the 2024 and 2023 fiscal years consisted primarily of social security audits, sales certificates and other assurance services.

Tax Fees	472,000	1,500,000	“Tax Fees” are fees billed for professional services for tax compliance, tax advice, and tax planning. “Tax Fees” in the 2024 and 2023 fiscal years consisted primarily of tax advisory and tax compliance services, transfer pricing and VAT assistance.

All Other Fees	2,000	1,000	“All Other Fees” are fees billed for services other than services reported under “Audit Fees,” “Audit Related Fees” and “Tax Fees”. “All Other Fees” in the 2023 and 2024 fiscal years consisted of fees for subscription to an online research tool.

Total	$9,800,000	$11,118,000

VF’s process is that all audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP are to be pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval. Criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent registered public accounting firm for changes in scope of recurring services or additional nonrecurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent registered public accounting

VF Corporation 2024 Proxy Statement	/	93

ITEM NO. 4

firm and the related fees. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

As of May 13, 2024, the date of this report, the Audit Committee consisted of six members: W. Rodney McMullen, who serves as the Chair of the Committee, Caroline T. Brown, Richard T. Carucci, Alexander K. Cho, Clarence Otis, Jr. and Carol L. Roberts. Each member is an independent director under NYSE and SEC rules, and meets the standards for committee independence as set forth in VF’s Corporate Governance Principles. The Audit Committee has the duties and powers described in its written charter adopted by the Board.

The Audit Committee assists the Board’s oversight and monitoring of:

•	the integrity of VF’s financial statements;

•	VF’s compliance with legal and regulatory requirements;

•	the qualifications and independence of VF’s independent registered public accounting firm;

•	the performance of VF’s internal audit function and independent registered public accounting firm; and

•	the effectiveness of VF’s internal control over financial reporting process.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of VF’s financial statements.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by VF’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

PricewaterhouseCoopers LLP has served as VF’s independent registered public accounting firm since 1995 and rotates its lead audit engagement partner every five years. The Audit Committee is directly involved in the selection of the lead engagement partner.

VF maintains an auditor independence policy that, among other things, prohibits VF’s independent registered public accounting firm from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that VF may not enter into engagements with VF’s independent registered public accounting firm for non-audit services without the express pre-approval of the Audit Committee.

The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended March 30, 2024 (the “2024 Financial Statements”). At meetings of the Audit Committee held in May 2024, the Audit Committee (i) reviewed and discussed with management the 2024 Financial Statements and, for the fiscal year ended March 30, 2024, the audit of internal control over financial reporting; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission which include, among other items, matters related to the conduct of the audit of the 2024 Financial Statements and the audit of internal control over financial reporting for the fiscal year ended March 30, 2024; and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2024 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended March 30, 2024 to be filed with the Securities and Exchange Commission.

W. Rodney McMullen, Chair

Caroline T. Brown*

Richard T. Carucci

Alexander K. Cho

Clarence Otis, Jr.

Carol L. Roberts

*	Ms. Brown resigned from the Board effective May 29, 2024.

94	/	VF Corporation 2024 Proxy Statement

DELINQUENT SECTION 16(A) REPORTS

VF is required to identify any director, officer or greater than 10% beneficial owner who failed to timely file with the SEC a report required under Section 16(a) of the Exchange Act relating to ownership and changes in ownership of VF’s common stock. To VF’s knowledge, based solely on its review of the copies of such forms received by it, VF believes that during the fiscal year ended March 30, 2024, all required Section 16(a) filings were filed timely, except that due to administrative oversight: (i) a Form 4 reporting the award of restricted stock units and non-qualified stock options was filed late by Mr. Dorer; (ii) a Form 4 reporting the accrual of phantom stock units under the VF Corporation Directors Deferred Savings Plan was filed late by each of Messrs. Carucci, Cho, Hoplamazian, McMullen and Shattock and Ms. Chugg; and (iii) a Form 3 filed by Mr. Edwards was subsequently amended to reflect additional holdings of VF’s common stock.

VF Corporation 2024 Proxy Statement	/	95

ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, holders of VF Common Stock will vote on the matters described in the notice of the meeting on the front page of this proxy statement, including the election of directors, approval of the compensation of named executive officers as disclosed in this proxy statement, amendment and restatement of the 1996 Stock Compensation Plan, ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025 and such other matters as may properly come before the meeting.

Who is entitled to vote at the meeting?

Only shareholders of record on May 28, 2024, the record date for the meeting, are entitled to receive notice of and vote at the meeting.

What are the voting rights of shareholders?

Each share of VF Common Stock is entitled to one vote on each matter considered at the meeting.

Why will shareholders receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our Annual Report for fiscal 2024, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Why is the meeting being held virtually?

Following consideration of the successful implementation of the virtual format for our annual meetings held in recent years, the Board has determined it would be advisable to hold the Annual Meeting virtually. We believe the virtual format facilitates shareholder attendance and participation by enabling shareholders to participate from any location. The virtual format also eliminates many of the costs associated with a physical meeting.

How may shareholders attend the virtual meeting and ask questions at the virtual meeting?

We are committed to ensuring that shareholders who attend the virtual meeting are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation. To attend the meeting and vote during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/VFC2024 and enter your control number and other information. Questions must be submitted by no later than 5:00 p.m., Eastern Time, on Friday, July 19, 2024 by visiting www.proxyvote.com and following the instructions. Please be sure to follow instructions found on your proxy card or other information forwarded by your bank, broker or other nominee and subsequent instructions that will be delivered to you via email.

Beginning one hour prior to, and during, the meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the emailed instructions.

Even if you plan to attend the virtual meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual meeting.

96	/	VF Corporation 2024 Proxy Statement

ABOUT THE MEETING

How do shareholders access the proxy materials over the Internet?

The Notice, proxy card or voting instruction card you receive will contain instructions on how to view our proxy materials for the meeting on the Internet and vote your shares, and will allow you to instruct us as to how to send our future proxy materials to you either by mail or by email. Our proxy materials are also available for viewing at: www.virtualshareholdermeeting.com/VFC2024. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email within the next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

How do shareholders vote?

Shareholders may vote at the meeting by attending the virtual meeting or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card is returned but gives no instructions, it will be voted as recommended by the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the virtual meeting and voting at the virtual meeting. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet prior to 11:59 p.m. Eastern Time on July 22, 2024. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.

THERE ARE THREE WAYS TO VOTE BY PROXY:

BY INTERNET: Go to www.proxyvote.com and vote via the Internet.

BY TELEPHONE: Call 1-800-690-6903 (this call is toll-free in the U.S.).

BY MAIL: If you received a paper copy of the proxy materials, mark, sign and date your proxy card and promptly return it in the postage-paid envelope we have provided.

IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?

Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the virtual meeting or present by proxy to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given. At the close of business on May 28, 2024, there were 389,031,076 outstanding shares of VF Common Stock.

What are the Board’s recommendations?

Your Board of Directors recommends a vote “FOR” the election of the persons nominated to serve as directors; “FOR” the approval of compensation of named executive officers as disclosed in this proxy statement; “FOR” the amendment and restatement of the 1996 Plan and “FOR” the ratification of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025. If any other matters are brought before the meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the meeting. Persons named as proxy holders on the form of proxy/voting instruction card are Richard Carucci, Chair of the Board of Directors of VF, and Jennifer S. Sim, Executive Vice President, General Counsel and Secretary of VF.

VF Corporation 2024 Proxy Statement	/	97

ABOUT THE MEETING

What vote is required to approve each item?

Under our By-Laws and our Corporate Governance Principles, directors are elected by the affirmative vote of a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” with respect to that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” with respect to a director nominee. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Governance and Corporate Responsibility Committee is then required to make a recommendation to the Board as to whether it should accept the resignation. The Board is required to decide whether to accept the resignation. In a contested election, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, available on our website, www.vfc.com, under “Policy on Majority Voting.” Approval of the compensation of named executive officers as disclosed in this proxy statement, amendment and restatement of the 1996 Plan and ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025 requires the affirmative vote of a majority of the votes cast on such matter at the meeting. Approval of any other matter to come before the meeting requires the affirmative vote of a majority of the votes cast on such matter at the meeting. Abstentions will not be taken into account in determining the outcome of the approval of compensation of named executive officers as disclosed in this proxy statement, the amendment and restatement of the 1996 Plan or ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025, or approval of any other matter to come before the meeting (other than the election of directors, which is described above). Under current NYSE rules, if the record holder of your shares (usually a bank, broker or other nominee) holds your shares in its name, your record holder is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2025 in its discretion, even if it does not receive voting instructions from you. On all the other items referenced above, your record holder is not permitted to vote your shares without your instructions, and such uninstructed shares are considered broker non-votes and will not be taken into account when determining the outcome of the election of directors, the approval of the compensation of named executive officers as disclosed in this proxy statement, or the amendment and restatement of the 1996 Plan.

Householding

Under SEC rules, a single Notice or set of annual reports and proxy statements may be sent to any household at which two or more VF shareholders reside if they appear to be members of the same family. Each shareholder receiving physical copies of the proxy materials continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses for VF. Brokers with accountholders who are VF shareholders may be householding our proxy materials. As indicated in the notice previously provided by these brokers to our shareholders, a single Notice or annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If you are a shareholder of record and would like to have separate copies of the Notice or Annual Report and proxy statement mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095, and we will cease householding all such documents within 30 days. If you are a beneficial owner, information regarding householding of the Annual Report and proxy statement should have been forwarded to you by your bank, broker or nominee. However, please note that if you want to receive a paper proxy card or vote instruction form or other proxy materials for purposes of the meeting, you should follow the instructions included in the Notice that was sent to you. Shareholders who currently receive multiple copies of the Notice or Annual Report and proxy statement at their address who would prefer to receive a single copy should contact their bank, broker or nominee or Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.

Other Information

A copy of VF’s Annual Report for fiscal 2024 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. VF’s mailing address is P.O. Box 13919, Denver, Colorado 80201.

98	/	VF Corporation 2024 Proxy Statement

GENERAL INFORMATION

Other Matters

The Board of Directors does not know of any other matter that is intended to be brought before the meeting, but if any other matter is presented, the persons named in the proxy card will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. As of June 11, 2024, VF had not received notice of any matter to be presented at the meeting other than as described in this proxy statement.

Expenses of Solicitation

VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with this proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $17,500, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

Shareholder Proposals and Nominations for the 2025 Annual Meeting of Shareholders

Shareholders may nominate director candidates and make proposals to be considered at the 2025 Annual Meeting of Shareholders. In accordance with VF’s By-Laws, any shareholder nominations of candidates for election as directors at the 2025 Annual Meeting must be received by VF, together with certain information specified in VF’s By-laws, including a representation as to whether or not such shareholder intends to solicit proxies in support of director nominees other than VF’s nominees in accordance with Rule 14a-19 under the Exchange Act, no earlier than January 12, 2025 and no later than February 11, 2025, and any other proposal for consideration at the 2025 Annual Meeting must be received by VF, together with certain information specified in VF’s By-Laws, no later than February 11, 2025. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to VF at VF’s mailing address, P.O. Box 13919, Denver, Colorado 80201 no later than February 11, 2025, and the shareholder must otherwise comply with applicable SEC requirements and our By-Laws.

Under the proxy access provisions of our By-Laws, a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of VF stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of the VF Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-Laws. Notice of proxy access director nominees must be received no earlier than January 12, 2025 and no later than February 11, 2025.

The form of proxy issued with VF’s 2025 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at VF’s 2025 Annual Meeting of Shareholders and which is not included in VF’s proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to VF’s Secretary notice of such proposal at the address set forth in this section no later than February 11, 2025, and certain other conditions provided for in the SEC’s rules have been satisfied.

By Order of the Board of Directors

Jennifer S. Sim

Executive Vice President,

General Counsel and Secretary

Dated: June 11, 2024

VF Corporation 2024 Proxy Statement	/	99

APPENDIX A

V.F. CORPORATION

1996 STOCK COMPENSATION PLAN,

AS AMENDED AND RESTATED MAY 14, 2024

ARTICLE I

PURPOSE

1.1 Purpose. The purpose of the V.F. Corporation 1996 Stock Compensation Plan (this “Plan”) is to strengthen the ability of V.F. Corporation (the “Company”) to attract, motivate, and retain employees and directors of superior ability and to more closely align the interests of such employees and directors with those of the Company’s shareholders by relating compensation to increases in shareholder value.

ARTICLE II

GENERAL DEFINITIONS

2.1 “Agreement” The written instrument evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.

2.2 “Award” Any award granted under this Plan.

2.3 “Board” The Board of Directors of the Company.

2.4 “Change in Control” A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “Person” (as such term is used in §13(d) and §14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a “Trust” or the “Trustee”), and (B) any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a “Benefit Plan” or the “Benefit Plans”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (iii) there is consummated a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors either at the beginning of the period or previously so approved during the period.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger or consolidation with, any entity in which officers of the Company have, directly or indirectly, at least a 5% equity or ownership interest, or other reorganization involving the Company and officers of the Company resulting in such officers having, directly or indirectly, a 5% equity or ownership interest in the post-reorganization entity, or (y) in a transaction otherwise commonly referred to as a “management leveraged buyout”.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of Item 6(e) of Schedule 14A or clause (i) if a Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or

VF Corporation 2024 Proxy Statement	/	A-1

APPENDIX A

more of the combined voting power of the Company’s then outstanding securities solely as the result of an acquisition by the Company or any Subsidiary of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company or any Subsidiary and shall, after such share purchases by the Company or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

Notwithstanding the foregoing, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control either under Item 6(e) of Schedule 14A or in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for (A) the Trusts, and (B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company’s then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

2.5 “Code” The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings and guidance issued thereunder.

2.6 “Committee” The Talent and Compensation Committee of the Board (or a designated successor to such committee), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan.

2.7 “Common Stock” The common stock of the Company as described in the Company’s Articles of Incorporation, or such other stock as shall be substituted therefor.

2.8 “Company” V.F. Corporation, or any successor to the Company.

2.9 “Date of Grant” The date on which the granting of an Award is authorized by the Committee, unless another later date is specified by the Committee or by a provision in this Plan applicable to the Award.

2.10 “Director” A member of the Board who is not an Employee.

2.11 “Disposition” Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition of an Award, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment. A transfer or forfeiture of an Award to the Company is not a Disposition.

2.12 “Employee” Any employee of the Company or a Subsidiary.

2.13 “Exchange Act” The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.

2.14 “Fair Market Value” Unless otherwise determined in good faith by the Committee or under procedures established by the Committee, the closing sales price of the Common Stock on the date on which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) as reported by a widely available financial reporting service.

2.15 “Full-Value Award” means an Award relating to shares other than (i) Stock Options that are treated as exercisable for shares under applicable accounting rules and (ii) Awards for which the Participant pays the grant-date Fair Market Value of the shares covered by the Award directly or by electively giving up a right to receive a cash payment from the Company or a Subsidiary of an amount equal to the grant-date Fair Market Value of such shares.

2.16 “Incentive Award” An Award granted under Article IX denominated in cash and earnable based on performance measured over a specified performance period.

A-2	/	VF Corporation 2024 Proxy Statement

APPENDIX A

2.17 “Incentive Stock Option” A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.

2.18 “Non-qualified Stock Option” A Stock Option other than an Incentive Stock Option.

2.19 “Participant” An Employee or Director selected by the Committee to receive an Award.

2.20 “Performance Objective” A performance objective established pursuant to Section 8.3 hereof.

2.21 “Restricted Awards” Restricted Stock and Restricted Stock Units.

2.22 “Restricted Stock” Common Stock which is subject to restrictions and awarded to Participants under Article VIII of this Plan and any Common Stock purchased with or issued in respect of dividends and distributions on the Restricted Stock.

2.23 “Restricted Stock Units” Stock Units which may be subject to a risk of forfeiture or other restrictions and awarded to Participants under Article VIII of this Plan, including Stock Units resulting from deemed reinvestment of dividend equivalents on Restricted Stock Units.

2.24 “Retirement” (a) With respect to any Employee Award made on or after October 19, 2005, employment separation from the Company or any of its Subsidiaries after attaining age 55 and at least 10 years of service with the Company and/or any of its Subsidiaries, provided that an employment separation at a time there exists grounds for the Company to terminate the Employee for cause (as defined by the Committee) will not constitute a Retirement. Unless otherwise determined by the Committee, service with a predecessor company (i.e., a company acquired by the Company or a Subsidiary) shall be counted towards the calculation of years of service with the Company and/or its Subsidiaries for purposes of this Plan, and (b), with respect to any Director Award, termination of service as a Director.

2.25 “Rule 16b-3” Rule 16b-3 under the Exchange Act or any successor thereto.

2.26 “Securities Act” The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.

2.27 “Stock Appreciation Right” An Award granted under Section 7.5.

2.28 “Stock Option” An award of a right to acquire Common Stock pursuant to Article VII.

2.29 “Stock Units” An unfunded obligation of the Company, the terms of which are set forth in Section 8.6.

2.30 “Subsidiary” Any majority-owned business organization of the Company or its direct or indirect subsidiaries, including but not limited to corporations, limited liability companies, partnerships, and any “subsidiary corporation” as defined in Section 424(f) of the Code that is a subsidiary of the Company.

ARTICLE III

SHARES OF COMMON STOCK SUBJECT TO THE PLAN

3.1 Common Stock Authorized. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be delivered pursuant to Awards that are outstanding at May 14, 2024 or granted on or after that date, shall not exceed 93 million shares (which also shall be the aggregate number of shares issuable upon exercise of Incentive Stock Options). Any shares that are delivered or deemed to be delivered in connection with Stock Options or other non-Full-Value Awards shall be counted against this limit as one share for each share actually delivered or deemed to be delivered. Any shares that are delivered in connection with Full-Value Awards shall be counted against this limit as three shares for each share actually delivered.

3.2 Share Counting Rules. For purposes of the limitations specified in Section 3.1, the Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 3.2. Shares shall be counted against those reserved to the extent that such shares have been delivered and are no longer subject to a risk of forfeiture, except that shares withheld to pay the exercise price or withholding taxes upon exercise of a Stock Option for which shares are issuable upon exercise (including such a Stock Option designated as a Stock Appreciation Right under Section 7.5), shall be deemed to be delivered for purposes of the limit set forth in Section 3.1. Accordingly, (i) to the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan; and (ii) shares that are withheld from a Full-Value Award or separately surrendered by the Participant in payment of taxes relating to such Full-Value Award shall be deemed to constitute shares not

VF Corporation 2024 Proxy Statement	/	A-3

APPENDIX A

delivered and will be available under the Plan. For any given Award, the number of shares that become available again (i.e., that are recaptured) will equal the number of shares that would be counted against the Plan limits for such Award in accordance with Section 3.1 if the Award were granted at the date of the event triggering the share recapture. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a Subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

3.3 Shares Available. At the discretion of the Board or the Committee, the shares of Common Stock to be delivered under this Plan shall be made available either from authorized and unissued shares of Common Stock or shares of Common Stock controlled by the Company, or both; provided, however, that absent such determination by the Board or the Committee to the contrary, in whole or in part, the shares shall consist of the Company’s authorized but unissued Common Stock.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1 Committee. The Plan generally shall be administered by the Committee, subject to this Article IV. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 under the Exchange Act, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including for purposes of approving grants of Awards to Directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. The Committee may otherwise act through a subcommittee or with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance as determined by the Committee.

4.2 Powers. The Committee has discretionary authority to determine the Employees and Directors to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, conditions, and limitations of each Award, subject to the express provisions of this Plan. The Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency.

4.3 Agreements. Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.

4.4 No Liability. No member of the Board, the Committee or any of its delegates shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Agreement.

ARTICLE V

ELIGIBILITY

5.1 Participation. Participants shall be selected by the Committee from the Employees and Directors. Such designation may be by individual or by class.

5.2 Incentive Stock Option Eligibility. A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

A-4	/	VF Corporation 2024 Proxy Statement

APPENDIX A

5.3 Limit on Awards. Awards granted to any Employee shall not exceed in the aggregate during any calendar year (a) 2,000,000 Stock Options and (b) 800,000 shares relating to Restricted Awards (subject in each case to adjustment as provided in Article XI). In the case of a Director of the Company, additional limits shall apply such that the grant-date fair value of Awards granted in any fiscal year as compensation for services as a Director, when added to the value of other compensation payable to the Director during such fiscal year, shall not exceed $900,000, except that such limit for a Director serving as Chair of the Board shall be $1,250,000.

ARTICLE VI

FORMS OF AWARDS; MINIMUM VESTING REQUIREMENTS

6.1 Award Eligibility. The forms of Awards under this Plan are Stock Options as described in Article VII, Restricted Awards (Restricted Stock and Restricted Stock Units) as described in Article VIII, and Incentive Awards as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards subject to the restriction on repricing set forth in Section 13.2.

6.2 Minimum Vesting. Other provisions of the Plan notwithstanding, Awards (including any portion thereof) granted on or after July 23, 2024 (other than Awards that by their terms can be settled only in cash) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, however, that the following Awards shall not be subject to this minimum vesting requirement: (i) Awards granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate has combined; (ii) shares of Common Stock delivered in lieu of fully vested cash awards at the election of the Participant; and (iii) any other Awards as designated by the Committee relating to not more than five percent (5%) of the aggregate shares reserved as of July 23, 2024 under Section 3.1 (as adjusted under Section 11.1); and provided further that the foregoing restriction does not apply to the Committee’s reserved discretion to provide for accelerated exercisability or vesting of Awards in specified circumstances for any reason. In the case of Awards subject to the minimum vesting requirement and having proportionate vesting over a specified period, the proportionate vesting shall not apply during the initial year (so, for example, monthly vesting in the first year is not permitted for such Awards).

ARTICLE VII

STOCK OPTIONS

7.1 Exercise Price. The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

7.2 Term. Stock Options may be exercised as determined by the Committee, provided that Stock Options may in no event be exercised later than 10 years from the Date of Grant. During the Participant’s lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law).

7.3 Method of Exercise. Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act or causing the Company to incur additional expense under applicable accounting rules, the Committee may permit the exercise price to be paid by assigning and delivering to the Company shares of Common Stock previously acquired by the Participant or may require that, or permit the Participant to direct that, the Company withhold shares from the Stock Option shares having a value equal to the exercise price (or portion thereof to be paid through such share withholding). Any shares so assigned and delivered to the Company or withheld by the Company in payment or partial payment of the exercise price shall be valued at the Fair Market Value of the Common Stock on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

VF Corporation 2024 Proxy Statement	/	A-5

APPENDIX A

7.4 Other Stock Option Terms. No dividend equivalent rights may be granted with respect to a Stock Option (including a Stock Option designated as a Stock Appreciation Right under Section 7.5) entitling the Participant to the economic benefit of dividends paid on the Common Stock underlying a Stock Option prior to the exercise of such Stock Option. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as may be prescribed under the Code. If any Stock Option intended to be an Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option (or the affected portion of the Stock Option) shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option’s terms.

7.5 Stock Appreciation Rights. A Stock Option may be granted with terms requiring the exercise price to be paid by means of the Company withholding shares subject to the Stock Option upon exercise, in which case such Award may be designated as a “Stock Appreciation Right.” The Committee may, at the time of grant, specify that the Fair Market Value of the Stock Option shares deliverable upon exercise of such Award will be paid in cash in lieu of delivery of shares, such that the Award is a cash-settled Stock Appreciation Right.

ARTICLE VIII

RESTRICTED AWARDS

8.1 Types of Award. The Committee, in its discretion, is authorized to grant Restricted Awards either as Service Awards or Performance Awards. As used herein, the term “Service Award” refers to any Restricted Award described in Section 8.2 and the term “Performance Award” refers to any Restricted Award described in Section 8.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied.

8.2 Service Award. The Committee may grant shares of Restricted Stock or Restricted Stock Units to a Participant subject to forfeiture upon an interruption in the Participant’s continuous service with the Company or a Subsidiary within a period specified by the Committee; provided, however, that, except as limited by and subject to Sections 6.2 and 11.2, the total period during which the Restricted Award is subject to forfeiture (the “vesting” period) shall not be less than three years, but with ratable or proportionate vesting (or any other less rapid schedule for vesting) permitted during such period and with vesting permitted on an accelerated basis in the event of death, disability, Change in Control, Retirement or other special circumstances. The period during which Restricted Stock Units are subject to a risk of forfeiture may be shorter than the period during which settlement of the Restricted Stock Units is deferred. The foregoing notwithstanding, Stock Units granted as authorized under the exceptions set forth in Section 6.2 (including up to 5% of the shares reserved under Section 3.1 to which no minimum vesting requirement applies) apply also to the Service Awards under this Section 8.2.

8.3 Performance Award. The Committee may grant Restricted Stock or Restricted Stock Units to a Participant subject to or upon the attainment of a Performance Objective as follows: The Committee, in its sole discretion, may establish (a) a Performance Award for a Participant for a specified period during which performance will be measured (the “Performance Period”), and (b) with respect to such Participant one or more Performance Objectives to be satisfied prior to the Participant’s becoming entitled to settlement of such Performance Award for such Performance Period. Any Performance Objective shall be comprised of specified corporate, business group or divisional levels of performance or other business objectives to be obtained over the Performance Period. Notwithstanding attainment of the applicable Performance Objective or any provisions of this Plan to the contrary, the Committee shall have the power (which it may retain or may relinquish in the Agreement or other document), in its sole discretion, to (a) exercise negative discretion to reduce the Performance Award to a Participant for any Performance Period to zero or such other amount as it shall determine; (b) impose service requirements which must be fulfilled by the Participant during the Performance Period or subsequent to the attainment of the Performance Objective; and (c) provide for accelerated settlement or payment of a Performance Award upon a Change in Control or specified terminations of employment, except as limited by and subject to Section 11.2.

8.4 Delivery. If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, if and to the extent that the Participant fulfills the requirements of the Performance Objective and any service requirements as may be imposed by the Committee, the shares awarded to such Participant as Restricted Stock shall be delivered to such Participant without any restrictions promptly after the applicable event, and the risk of forfeiture applicable to Restricted Stock Units shall end and such Restricted Stock Units shall then and thereafter be settled in accordance with the terms of such Restricted Stock Units (including any elective deferral of settlement

A-6	/	VF Corporation 2024 Proxy Statement

APPENDIX A

permitted by the Committee). The foregoing notwithstanding, the Committee may determine that any restrictions (and/or deferral period, to the extent permitted under Section 12.10) applicable to a Restricted Award shall be deemed to end or have ended on an accelerated basis at the time of the Participant’s death while employed or serving as a Director or upon the Participant’s termination of employment or service due to disability or Retirement or following a Change in Control, except as limited by and subject to Sections 6.2 and 11.2.

8.5 Shareholder Rights. Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Plan. A Participant shall have no rights of a shareholder relating to Restricted Stock Units or Stock Units until such time as shares are issued or delivered in settlement of such Restricted Stock Units or Stock Units.

8.6 Stock Units; Deferral of Receipt of Restricted Stock. A Stock Unit, whether or not restricted, shall represent the conditional right of the Participant to receive delivery of one share of Common Stock at a specified future date, subject to the terms of the Plan and the applicable Agreement. Until settled, a Stock Unit shall represent an unfunded and unsecured obligation of the Company with respect to which a Participant has rights no greater than those of a general creditor of the Company. Unless otherwise specified by the Committee, each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date or the date of settlement of the award as specified by the Committee. Such additional Stock Units will be subject to the same risk of forfeiture (this requirement may not be altered by the Committee), other restrictions, and deferral of settlement as the original Stock Units to which such additional Stock Units directly or indirectly relate. Unless the Committee determines to settle Stock Units in cash, Stock Units shall be settled solely by issuance or delivery of shares of Common Stock. The Committee may, in its sole discretion, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the “Vesting Date”), or by means of an exchange of the Restricted Stock for Restricted Stock Units before the Vesting Date. Any such request for conversion must (a) be made by the Participant at a time a valid deferral may be elected under Code Section 409A and (b) specify a distribution date which is valid under Code Section 409A and in any case is no earlier than the earlier of (i) the Participant’s termination of employment or (ii) the first anniversary of the Vesting Date.

ARTICLE IX

INCENTIVE AWARDS

The Committee, in its discretion, is authorized to grant Incentive Awards, which shall be Awards denominated as a cash amount and earnable based on achievement of a Performance Objective over a specified Performance Period. The Committee shall specify the duration of the Performance Period. In other respects, the terms of the Incentive Award, including the Performance Objectives, the time at which such Performance Objective is established, and other conditions of the Incentive Award shall be as specified in Section 8.3 with respect to Performance Awards. The Committee may specify that an Incentive Award shall be settled in cash or in shares of Common Stock. Incentive Awards shall be subject to the applicable per-person limitations under Section 5.3.

ARTICLE X

FORFEITURE AND EXPIRATION OF AWARDS

10.1 Termination of Employment or Service. Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:

(a) With respect to Stock Options granted to Employees before March 12, 2024, Stock Options shall be exercisable only so long as the Participant is an employee of the Company or a Subsidiary except that (1), in the event of Retirement, the Stock

VF Corporation 2024 Proxy Statement	/	A-7

APPENDIX A

Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months (12 months in the case of Incentive Stock Options) following the date of Retirement; (2) in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 36 months following the date of permanent and total disability; (3) in the event of death while an employee, Stock Options held at the time of death by the Participant shall vest and become immediately exercisable and may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or 36 months from the date of death; (4) in the event of the Participant’s voluntary separation of employment (other than a Retirement) or involuntary separation of employment by the Company for cause (as defined by the Committee), the Stock Options shall terminate and be forfeited as of the date of separation of employment; (5) in the event of the Participant’s involuntary separation of employment not for cause (as defined by the Committee) with severance pay (other than severance pay paid in a lump sum), the Stock Option shall continue to vest according to the original schedule, but no Stock Options may be exercised after the earlier of the remaining term of the Option or the end of the period of the Participant’s receipt of severance pay, if any, from the Company; and (6) in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Option shall not be exercisable after the date of separation of employment; any portion of a Stock Option that is not vested at the time of permanent and total disability or any separation of employment and which would not vest and become exercisable during the period the Stock Option will remain outstanding under this Section 10.1(a) shall terminate and be forfeited as of the time of permanent and total disability or separation of employment, unless otherwise determined by the Committee within 45 days after such event. With respect to Stock Options granted to Employees on or after March 12, 2024, Stock Options shall be exercisable only so long as the Participant is an employee of the Company or a Subsidiary, subject to such exceptions as may be specified in the terms of any applicable Agreement;

(b) With respect to Restricted Awards granted to Employees, in the event of a Participant’s voluntary or involuntary separation before the expiration of the employment period specified by the Committee with respect to Service Awards, or before the fulfillment of the Performance Objective and any other restriction imposed by the Committee with respect to Performance Awards, any shares of Restricted Stock shall be returned to the Company and any Restricted Award shall be deemed to have been forfeited by the Participant as of the date of such separation, subject to such exceptions as may be specified in the terms of any applicable Agreement; and

(c) The Committee may provide in any Agreement evidencing a Stock Option that, at the date of expiration of the Stock Option (including any date of forfeiture relating to a separation of employment, death or disability), if and to the extent the Stock Option is vested and the Fair Market Value per share of the underlying Common Stock exceeds the Stock Option’s exercise price per share, the Stock Option will be automatically exercised, with shares subject to the Stock Option withheld in payment of the exercise price and applicable withholding taxes, and the net remaining shares to then be delivered to the Participant.

10.2 Leave of Absence. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that the Committee may, in its sole discretion, also determine that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began.

10.3 Additional Forfeiture Provisions. The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award, to retain cash, Stock, other Awards, or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant or otherwise conform to high standards of corporate governance, including (i) conditions providing for such forfeitures in the event that Company financial statements are restated due to misconduct if the Participant bears substantial responsibility for such misconduct or if the restated financial information would have adversely affected the level of achievement of performance measures upon which the earning or value of the Participant’s Award was based; and (ii) conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award may include terms providing for a “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.

A-8	/	VF Corporation 2024 Proxy Statement

APPENDIX A

ARTICLE XI

ADJUSTMENT PROVISIONS

11.1 Share Adjustments. If the number of outstanding shares of Common Stock is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new, or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares reserved, subject to Awards or available under Section 3.1 and the number of Awards that may be granted to an Employee in the specified period under Section 5.3; (ii) the number and kind of shares or other securities subject to then outstanding Awards; and (iii) the price for each share or other unit of any other securities subject to then outstanding Awards. The Committee may also make any other adjustments, or take such action as the Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FASB ASC Topic 718 (formerly FAS 123(R)), which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award agreement. Any fractional share resulting from such adjustment may be eliminated.

11.2 Corporate Changes. Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction); (iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan (and subject to any applicable restriction on repricing under Section 13.2), in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant, except as limited by and subject to Section 6.2:

(a) accelerate the vesting and exercise dates of any or all outstanding Awards;

(b) eliminate any and all restrictions with respect to outstanding Restricted Awards;

(c) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding stock units or Restricted Awards, provided that payment of consideration equivalent to the consideration received by shareholders net of any exercise price payable with respect to the Award, shall be sufficient payment for the cash-out of an Award (for clarity, if a Stock Option, including a Stock Option designated as a Stock Appreciation Right, had an exercise price in excess of such consideration, the Stock Option could be cancelled with no payment to the Participant);

(d) grant new Awards to any Participants; or

(e) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of new Awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.

The foregoing notwithstanding, with regard to any Award granted on or after July 23, 2024, no acceleration of vesting or exercisability and no elimination of restrictions with respect to outstanding Stock Options or Restricted Awards is authorized under this Section 11.2 if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control or other triggering event under this Section 11.2, that the Company’s obligations under Stock Options and Restricted Awards will be fully complied with and honored, legally assumed and/or new rights substituted therefore (each such complied with, honored, assumed or substituted stock option or restricted award being an “Assumed Award”) by the Participant’s employer (or the parent or a

VF Corporation 2024 Proxy Statement	/	A-9

APPENDIX A

subsidiary of such employer) immediately following the Change in Control, provided that any such Assumed Award must meet the following criteria:

(i) the Assumed Award must be based on stock that is traded on an established securities market, or that will be so traded within 30 days of the Change in Control, and that foreseeably will continue to be so traded on a long-term basis;

(ii) the Assumed Award must provide to the Participant other rights, terms, conditions and entitlements substantially equivalent to or better than the rights, terms, conditions and entitlements applicable under the Participant’s related Stock Option or Restricted Award, including, but not limited to, identical or better vesting and forfeiture terms, exercise schedule and expiration date (provided that a Stock Option that ceases to qualify as an incentive stock option will not, solely for that reason, be deemed to have less favorable terms), and must provide accelerated vesting in the event of a termination of the Participant’s employment by the Participant’s employer not for cause or by the Participant based on material adverse changes in the Participant’s duties, titles, status, or work location within the two years following the Change in Control or other triggering event under this Section 11.2;

(iii) the Assumed Award must have economic value substantially equivalent to or greater than the value of the Participant’s related Stock Option or Restricted Award (determined at the time of the Change in Control and considering intrinsic value, fair value, probable outcome of performance conditions and scaled earning based above- or below-target performance); and

(iv) the Assumed Award must be structured in a manner intended to comply with provisions of Section 409A of the Code to avoid adverse tax consequences to the Participant thereunder.

11.3 Binding Determination. Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.

ARTICLE XII

GENERAL PROVISIONS

12.1 No Right to Employment. Nothing in this Plan or in any instrument executed pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or affect the Company’s or a Subsidiary’s right to terminate the employment of any Participant at any time with or without cause or any right to continue to serve as a Director of the Company or affect any party’s right to remove such Participant as a Director.

12.2 Securities Requirements. The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

12.3 No Right to Stock. No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title, or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant or other person entitled to receive such Common Stock under the terms of the Award.

12.4 Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid or payable in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Committee may require or permit the Participant to elect (i) to have the Company or Subsidiary withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company’s or Subsidiary’s obligation to withhold taxes, such determination, (A) in the case of Restricted Stock Units (other than those vesting upon certification of the achievement of a performance goal), to be based on the shares’ Fair Market Value as of the date immediately preceding the date on which the Participant becomes subject to income taxation with respect to the Award, and (B), in the case of other Awards, to be based on the shares’ Fair Market Value as of the date on which the Participant becomes subject to income taxation with respect to the

A-10	/	VF Corporation 2024 Proxy Statement

APPENDIX A

Award, (ii) deliver sufficient shares of Common Stock (based upon the Fair Market Value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.

12.5 No Disposition. No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer a Non-qualified Stock Option or Restricted Stock Unit to (a) a member or members of the Participant’s immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant’s immediate family, (c) a partnership, the partners of which consist exclusively of members of the Participant’s immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant’s immediate family; provided, however, that such Disposition must be not for value.

12.6 Severability; Construction. If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.

12.7 Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the Commonwealth of Pennsylvania, except as may be required by applicable federal law.

12.8 Other Deferrals. Subject to Section 12.10, the Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.

12.9 Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee is authorized to adopt subplans to achieve the purposes of this Section 12.9. An Award may have terms under this Section 12.9 that are inconsistent with the express terms of the Plan, including authorizing cash payments in lieu of issuance or delivery of shares, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award are granted with or modified to provide such terms.

12.10 Compliance with Code Section 409A.

(a) 409A Awards. Other provisions of the Plan notwithstanding, the terms of any Award that is deemed to be a deferral for purposes of Code Section 409A which is held by an employee subject to United States federal income taxation (a “409A Award”), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. Terms of Awards shall be interpreted in a manner that, according to the character of the Award, results in an exemption from Code Section 409A or compliance with Code Section 409A. The following rules will apply to 409A Awards:

(i) If a Participant is permitted to elect to defer an Award or any payment under a 409A Award, such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder);

(ii) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A;

(iii) Any distribution of a 409A Award triggered by a Participant’s termination of employment and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a termination of employment, that there occurs another event triggering a distribution under the Plan or the applicable Award agreement in compliance with Section 409A);

VF Corporation 2024 Proxy Statement	/	A-11

APPENDIX A

(iv) Any distribution of a 409A Award subject to Section 409A(a)(2)(A)(i) that would be made within six months following a separation from service of a “Specified Employee” as defined under Section 409A(a)(2)(B)(i) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(v) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than 74 days after the date at which the settlement of the Award is specified to occur; and

(vi) If any portion of an Award that is scheduled to vest at a single specified date (a vesting “tranche”) is partly deemed a 409A Award and partly deemed exempt from Section 409A (as a short-term deferral or otherwise), the time of settlement of the entire tranche will be governed by the distribution rules applicable to the 409A Award.

(b) Rules Applicable to Non-409A Options/SARs. With respect to Stock Options (other than Stock Options intended to be 409A Awards), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.

(c) Distributions Upon Vesting. In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed.

(d) Scope and Application of this Provision. For purposes of this Section 12.10, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

12.11 No Loans to Participants. No credit shall be extended to Participants in the form of personal loans in connection with Awards, whether for purposes of paying the exercise price or withholding taxes or otherwise. Any amount due and payable to the Company by a Participant shall be immediately due and shall be paid as promptly as practicable.

12.12 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, which arrangements may be either applicable generally or only in specific cases.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1 Amendments; Suspension; Termination. The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or (b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan or (c) make a material revision to the Plan within the meaning of Section 303A(8) of the Listed Company Manual of the New York Stock Exchange as then in effect; and provided further, that the Board may not modify, impair or cancel any outstanding Award in a manner that materially and adversely affects a Participant without the consent of such Participant. The authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan (including approval of the Plan as amended and restated).

A-12	/	VF Corporation 2024 Proxy Statement

APPENDIX A

13.2 Restriction on Repricing. Without the approval of shareholders, the Committee will not amend or replace previously granted Stock Options (including Stock Options designated as Stock Appreciation Rights under Section 7.5) in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of the Stock Option after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•

Canceling the Stock Option at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Stock Option, restricted stock, other equity, or other cash or property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11.1.

ARTICLE XIV

DATE OF PLAN ADOPTION

14.1 Date of Plan Adoption. This Plan was adopted by the Board effective December 3, 1996 and approved by shareholders April 15, 1997. An amendment and restatement of the Plan was adopted by the Board effective February 6, 2007, and approved by shareholders on April 24, 2007, and an amendment and restatement of the Plan was adopted by the Board effective February 9, 2010, and approved by shareholders on April 27, 2010. In accordance with Article XI of the Plan, adjustments to Sections 3.1 and 5.3 were made to reflect the Company’s stock dividend effective December 20, 2013. An amendment and restatement of the Plan was adopted by the Board effective February 10, 2015, subject to shareholder approval at the Company’s 2015 Annual Meeting of Shareholders on April 28, 2015. An amendment and restatement of the Plan was adopted by the Board effective March 12, 2024. An amendment and restatement of the Plan was adopted by the Board effective May 14, 2024, subject to approval by shareholders on July 23, 2024. Awards (other than Restricted Stock) may be granted under the terms of the amended and restated Plan prior to such shareholder approval, but if the requisite shareholder approval is not obtained, to the extent any such Award exceeded the authorization under the terms of the Plan in effect prior to the amendment and restatement, the excess portion of such Award shall be canceled. This Plan shall continue in effect with respect to Awards granted before termination of the Committee’s authority to grant new Awards until such Awards have been settled, terminated or forfeited and the Company has no further obligations or rights with respect to such Awards.

VF Corporation 2024 Proxy Statement	/	A-13

V.F. CORPORATION 1551 WEWATTA ST. DENVER, CO 80202 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 22, 2024 for shares held directly and up until 11:59 p.m. Eastern Time on July 20, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VFC2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 22, 2024 for shares held directly and up until 11:59 p.m. Eastern Time on July 20, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V52697-P10782-Z87356 V.F. CORPORATION The Board of Directors recommends you vote FOR the director nominees listed in Proposal 1. 1. To elect directors to serve until the 2025 Annual Meeting of Shareholders Nominees: For Against Abstain 1a. Richard T. Carucci 1l. Matthew J. Shattock 1m. Kirk C. Tanner 1b. Alexander K. Cho 1c. Juliana L. Chugg 1e. Trevor A. Edwards 1d. Bracken P. Darrell 1f. Mindy F. Grossman 1h. Laura W. Lang 1g. Mark S. Hoplamazian 1i. W. Rodney McMullen 1j. Clarence Otis, Jr. 1k. Carol L. Roberts The Board of Directors recommends you vote FOR Proposals 2, 3 and 4. 2. Advisory vote to approve named executive officer compensation. 3. Vote to approve the amendment and restatement of the 1996 Stock Compensation Plan. 4. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V52698-P10782-Z87356 V.F. CORPORATION ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS July 23, 2024 The shareholder(s) hereby appoint(s) Richard T. Carucci and Jennifer S. Sim, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of V.F. Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/VFC2024 at 10:30 a.m., Mountain Time on Tuesday, July 23, 2024, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE